Exhibit 10.1

Published Deal CUSIP Number: 03063RBA5

Published Revolving Credit Dollar Tranche CUSIP Number: 03063RBC1

Published Revolving Credit Alternative Currency Tranche CUSIP Number: 03063RBB3

Published Term A-1 Loan Facility CUSIP Number: 03063RBG2

Published Term A-2 Loan Facility CUSIP Number: 03063RBE7

Published Delayed Draw Term Facility CUSIP Number: 03063RBF4

Published AUD Term Facility CUSIP Number: 03063RBD9

AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT

among

AMERICOLD REALTY OPERATING PARTNERSHIP, L.P.,

AMERICOLD REALTY TRUST, INC.,

CERTAIN SUBSIDIARIES OF AMERICOLD REALTY OPERATING PARTNERSHIP, L.P.,

The Several Lenders and Letter of Credit Issuers from Time to Time Parties Hereto,

BANK OF AMERICA, N.A.,

as Administrative Agent

BofA SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A., CITIBANK, N.A.,

ROYAL BANK OF CANADA, COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

TRUIST SECURITIES, INC. and PNC CAPITAL MARKETS LLC,

as Joint Lead Arrangers

and

BofA SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A., CITIBANK, N.A. and ROYAL BANK OF CANADA,

as Joint Bookrunners

JPMORGAN CHASE BANK, N.A., CITIBANK, N.A., ROYAL BANK OF CANADA,

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, TRUIST BANK,

and PNC BANK, NATIONAL ASSOCIATION,

as Syndication Agents

and

REGIONS BANK, MORGAN STANLEY SENIOR FUNDING, INC., and ING CAPITAL LLC,

as Documentation Agents

BofA SECURITIES, INC., and COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

as Sustainability Coordinators

Dated as of June 23, 2026

i

Section 2.11.	Compensation	98

Section 2.12.	Change of Lending Office	99

Section 2.13.	Notice of Certain Costs; Survival	100

Section 2.14.	Increase in Facilities	100

Section 2.15.	Replacement of Lenders or Termination of Commitments Under Certain Circumstances	104

Section 2.16.	Defaulting Lenders	105

Section 2.17.	Extension of Revolving Loan Maturity Date, Term Loan Maturity Date for the Term A-1 Loan Facility and Term Loan Maturity Date for the 2025 Delayed Draw Term Facility	107

Section 2.18.	Designated Borrowers	110

Section 2.19.	Joint and Several Liability	112

Section 2.20.	Environmental Amendment	114

ARTICLE III LETTERS OF CREDIT		114

Section 3.1.	Letters of Credit	114

Section 3.2.	Letter of Credit Requests	117

Section 3.3.	Letter of Credit Participations	119

Section 3.4.	Agreement to Repay Letter of Credit Drawings	120

Section 3.5.	[Reserved]	124

Section 3.6.	New or Successor Letter of Credit Issuer	124

Section 3.7.	Role of Letter of Credit Issuer	125

Section 3.8.	Cash Collateral	126

Section 3.9.	Governing Law; Applicability of ISP and UCP	127

Section 3.10.	Conflict with Issuer Documents	128

Section 3.11.	Letters of Credit Issued for Subsidiaries	128

Section 3.12.	Letter of Credit Issuer Reports to Administrative Agent	128

v

Section 13.6.	Termination; Reinstatement	208

Section 13.7.	Subordination	208

Section 13.8.	Stay of Acceleration	208

Section 13.9.	Condition of Borrowers	208

Section 13.10.	Keepwell	209

Section 13.11.	Termination	209

SCHEDULES:

1.1A	Commitments, Applicable Percentages and Sublimits
1.1B	Designated Borrowers and Subsidiary Guarantors
3.1A	Existing Letters of Credit
5.5	Day Basis for Alternative Currencies
6.13	Subsidiaries
9.2	Restatement Effective Date Permitted Indebtedness
9.6	Restatement Effective Date Transactions with Affiliates
9.10	Restatement Effective Date Permitted Investments
12.2	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS:

A	Form of Guarantee Agreement
B	Form of Committed Loan Notice
C-1	Form of Bid Request
C-2	Form of Competitive Bid
D	Form of Assignment and Assumption
E-1	Form of Promissory Note (Term A-1 Loan)
E-2	Form of Promissory Note (Term A-2 Loan)
E-3	Form of Promissory Note (Delayed Draw Term Loan)
E-4	Form of Promissory Note (2025 Delayed Draw Term Loan)
E-5	Form of Promissory Note (AUD Term Loan)
F	Form of Promissory Note (Revolving Credit Loan)
G	[Reserved]
H	Form of Designation Notice
I	Form of Compliance Certificate
J-1	Form of U.S. Tax Compliance Certificate – Foreign Lenders (Not Partnerships)
J-2	Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Not Partnerships)
J-3	Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Partnerships)
J-4	Form of U.S. Tax Compliance Certificate – Foreign Lenders (Partnerships)
K	Form of Designated Borrower Request and Assumption Agreement
L	Form of Designated Borrower Notice
M	Form of Designated Borrower Termination Notice
N	Form of Prepayment Notice

AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT (this “Agreement”), dated as of June 23, 2026, among AMERICOLD REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Parent Borrower”), AMERICOLD REALTY TRUST, INC., a Maryland corporation (the “Company”), the Designated Borrowers from time to time parties hereto (each such Designated Borrower, together with the Parent Borrower, collectively, the “Borrowers” and each a “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement as Lenders and Letter of Credit Issuers (each as defined in Section 1.1) and BANK OF AMERICA, N.A., as administrative agent.

Revolving credit and term loan facilities were established pursuant to the terms of the Existing Credit Agreement (hereafter defined).

The parties hereto desire to amend and restate the Existing Credit Agreement in its entirety, but not as a novation, on the terms and subject to the conditions hereinafter set forth.

The parties hereto hereby agree that the Existing Credit Agreement shall be, and hereby is, amended and restated in its entirety as follows, effective on and as of the Restatement Effective Date (hereafter defined), and hereby further agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2025 Delayed Draw Term Commitment”: as to each 2025 Delayed Draw Term Lender, its obligation to maintain a 2025 Delayed Draw Term Loan made to the Parent Borrower as described in Section 2.1(a) in an aggregate principal amount at any one time outstanding after the Restatement Effective Date not to exceed the Dollar amount set forth opposite such 2025 Delayed Draw Term Lender’s name on Schedule 1.1A under the caption “2025 Delayed Draw Term Commitment” or in the Assignment and Assumption or Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“2025 Delayed Draw Term Facility”: at any time, the aggregate Outstanding Amount of all 2025 Delayed Draw Term Loans of all 2025 Delayed Draw Term Lenders at such time. The 2025 Delayed Draw Term Facility on the Restatement Effective Date is $250,000,000.

“2025 Delayed Draw Term Lender”: a Lender with an outstanding 2025 Delayed Draw Term Loan.

“2025 Delayed Draw Term Loan”: as defined in Section 2.1(a)(iv).

“Absolute Rate”: a fixed rate of interest expressed in multiples of 1/100th of one basis point.

“Absolute Rate Loan”: a Bid Loan that bears interest at a rate determined with reference to an Absolute Rate.

“Acceptable Subsidiary Preferred Stock”: non-voting, preferred Capital Stock (a) in a Subsidiary (i) that is a REIT or is a “real estate investment trust” (or equivalent) under applicable foreign law, (ii) all of the Capital Stock of which (other than such non-voting, preferred Capital Stock) is owned, directly or indirectly, by the Parent Borrower free of any Liens, encumbrances or adverse claims, other than Permitted Equity Encumbrances, and (iii) that owns or ground leases, directly or indirectly, Real Properties located in or outside of the United States, (b) issued to Persons other than the Company and its Subsidiaries, (c) of which there are no more than 125 shares issued by any individual Subsidiary, (d) shares of which have a maximum face value of $1,000, (e) that has an aggregate liquidation preference not in excess of $125,000 with respect to any individual Subsidiary and (f) the existence of which has been separately disclosed in writing to the Administrative Agent prior to the date any Real Properties owned or ground leased, directly or indirectly, by such Subsidiary are included as Qualified Assets in any calculations hereunder.

“Additional TL Tranche”: as defined in Section 2.14(a).

“Additional TL Tranche Documents”: with respect to any Additional TL Tranche, each agreement, instrument and other document evidencing, securing, guaranteeing, or otherwise relating to such Additional TL Tranche, including any applicable Joinder Agreement.

“Administrative Agent”: Bank of America (or any of its designated branch offices or affiliates) in its capacity as the administrative agent for the Lenders and the Letter of Credit Issuers under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Agent’s Office”: with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.2 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Parent Borrower and the Lenders.

“Administrative Questionnaire”: an Administrative Questionnaire in a form approved by the Administrative Agent.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.

“Agent Indemnitee”: as defined in Section 11.7.

“Agents”: the collective reference to the Administrative Agent, the Syndication Agents, the Documentation Agents and the Sustainability Coordinators.

“Agreed Currency”: Dollars or any Alternative Currency, as applicable.

“Agreement”: as defined in the preamble hereto.

“Allowed Unconsolidated Affiliate Earnings”: distributions (excluding extraordinary or non-recurring distributions) received in cash from Unconsolidated Affiliates.

“Alternative Currency”: each of the following currencies: Euro, Sterling, Australian Dollars, New Zealand Dollars and Canadian Dollars, together with each other currency (other than Dollars) that is approved in accordance with Section 1.10; provided that for each Alternative Currency, such requested currency is an Eligible Currency.

“Alternative Currency Commitment”: as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to the Borrowers pursuant to Section 2.1(b)(ii) in Dollars and Alternative Currencies in an aggregate amount not to exceed the Dollar Equivalent of the Dollar amount set forth opposite such Lender’s name on Schedule 1.1A under the caption “Alternative Currency Commitment” or in the Assignment and Assumption or Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Alternative Currency Daily Rate”: for any day, with respect to any Credit Extension:

(a) denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof;

(b) denominated in Canadian Dollars, the rate per annum equal to Daily Simple CORRA determined pursuant to the definition thereof; and

(c) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.10 plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.10;

provided that if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and the other Loan Documents. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Loan”: a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Equivalent”: at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Letter of Credit Issuer, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the applicable Letter of Credit Issuer, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Loan”: an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Term Rate”: for any Interest Period, with respect to any Credit Extension:

(a) denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two (2) TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;

(b) denominated in Canadian Dollars, the rate per annum equal to the forward-looking term rate based on the Canadian Overnight Repo Rate Average, as published by Candeal Benchmark Administration Services Inc., TSX Inc. (or any successor administrator) (the “Term CORRA Administrator”) (the “Term CORRA Rate”) that is two (2) Business Days prior to the Rate Determination Date with a term equivalent to such Interest Period; provided, however, that if as of 1:00 p.m. (New York time) on such Rate Determination Date the Term CORRA Rate for the applicable tenor has not been published by the Term CORRA Administrator, then the Term CORRA Rate for such tenor will be the Term CORRA Rate as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Rate Determination Date;

(c) denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate (“BBSY”), as published on the applicable Reuters screen page (or such other page or commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period;

(d) denominated in New Zealand Dollars, the rate per annum equal to the Bank Bill Reference Bid Rate (“BKBM”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period; and

(e) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.10 plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.10;

provided that if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and the other Loan Documents.

“Alternative Currency Term Rate Loan”: a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Tranche”: the sum of the Alternative Currency Commitments of all the Lenders. On the Restatement Effective Date, the amount of the Alternative Currency Tranche is equal to $575,000,000.

“Alternative Currency Tranche Lender”: at any time, any Lender that has an Alternative Currency Commitment at such time or an outstanding Alternative Currency Tranche Loan.

“Alternative Currency Tranche Loan”: as defined in Section 2.1(b)(ii).

“Anti-Corruption Laws”: the United States Foreign Corrupt Practices Act of 1977 and all laws, rules and regulations of any other jurisdiction applicable to the Company, the Parent Borrower or their respective Subsidiaries concerning or relating to bribery or corruption, including the Corruption of Foreign Public Officials Act (Canada).

“Anti-Terrorism Laws”: any Requirement of Law related to terrorism financing or money laundering, including: 18 U.S.C. §§ 1956 and 1957; The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5332 and 12 U.S.C. §§ 1818(s), 1820b and 1951-1959), as amended by the Patriot Act, and their implementing regulations; the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), and Executive Order 13224 (effective September 24, 2001), and their implementing regulations and including Canadian Anti-Money Laundering & Anti-Terrorism Legislation.

“Applicable Authority”: (a) with respect to SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator with respect to its publication of SOFR, in each case acting in such capacity, (b) with respect to Term SOFR, CME or any successor administrator of the Term SOFR Screen Rate or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity and (c) with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case acting in such capacity.

“Applicable EBITDA”: with respect to any Real Property that is owned or ground leased by the Parent Borrower or any Subsidiary and used in a business permitted under Section 8.3, as of any date of determination, an amount equal to the portion of EBITDA attributable to such Real Property for the most recently ended Reference Period.

“Applicable Margin”: for any day,

(a) with respect to any Term SOFR Committed Loan, Daily SOFR Loan, Alternative Currency Loan, or Base Rate Loan under any Facility, and any Letter of Credit Fee, as the case may be, the applicable rate per annum set forth in the pricing grid below, based upon such Debt Ratings as set forth below applicable on such date:

Pricing Level	Debt Ratings (S&P and Fitch / Moody’s):	Total Revolving Credit Commitment		Term A-1 Loan Facility, Delayed Draw Term Facility and 2025 Delayed Draw Term Facility		Term A-2 Loan Facility and AUD Term Loan Facility
		Applicable Margin for Term SOFR Committed Loans, Daily SOFR Loans and Alternative Currency Loans (and Letter of Credit Fees)	Applicable Margin for Base Rate	Applicable Margin for Term SOFR Committed Loans, Daily SOFR Loans	Applicable Margin for Base Rate	Applicable Margin for Alternative Currency Loans
Category 1	≥ A-/A3	0.675%	0.000%	0.800%	0.000%	0.750%
Category 2	BBB+/Baa1	0.725%	0.000%	0.850%	0.000%	0.800%
Category 3	BBB/Baa2	0.800%	0.000%	0.950%	0.000%	0.900%
Category 4	BBB-/Baa3	1.000%	0.000%	1.200%	0.200%	1.150%
Category 5	<BBB-/Baa3 (or unrated)	1.350%	0.350%	1.600%	0.600%	1.550%

For purposes hereof, “Debt Rating” means, as of any date of determination, the rating as determined by S&P, Moody’s and/or Fitch of the Parent Borrower’s non-credit enhanced, senior unsecured long-term debt; provided that (x) if at any time the Parent Borrower has three (3) Debt Ratings, and such Debt Ratings are not equivalent, then: (A) if the difference between the highest and the lowest such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by

S&P or Fitch), the Applicable Margins shall be determined based on the highest of the Debt Ratings and (B) if the difference between such Debt Ratings is two ratings categories (e.g., Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Margins shall be determined based on the Debt Rating that is one lower than the highest of the applicable Debt Ratings; (y) if at any time the Parent Borrower has two (2) Debt Ratings, and such Debt Ratings are not equivalent, then: (A) if the difference between such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margins shall be determined based on the higher of the Debt Ratings; and (B) if the difference between such Debt Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Margins shall be determined based on the Debt Rating that is one lower than the higher of the applicable Debt Ratings. If at any time the Parent Borrower has no Debt Rating from either S&P or Moody’s, then the Applicable Margins shall be at Pricing Level Category 5.

Initially, the Applicable Margin shall be determined based upon the Debt Ratings specified in the certificate delivered pursuant to Section 7.1(k). Thereafter, each change in the Applicable Margin resulting from a publicly announced change in a Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Parent Borrower to the Administrative Agent of notice thereof pursuant to Section 8.8(i) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

(b) with respect to any Additional TL Tranche, the applicable rate per annum in effect at such time with respect to such Additional TL Tranche as agreed by the Parent Borrower, the Administrative Agent and the Lenders participating in such Additional TL Tranche in the Additional TL Tranche Documents with respect to such Additional TL Tranche; provided that such applicable rate shall be subject to the two preceding paragraphs.

“Applicable Percentage” (a) in respect of the Total Revolving Credit Commitment (including with respect to matters relating to Alternative Currency Commitments, Alternative Currency Tranche Loans, Dollar Tranche Commitments and Dollar Tranche Loans), with respect to any Revolving Credit Lender at any time, such Lender’s applicable Revolving Credit Commitment Percentage, (b) in respect of the Term A-1 Loan Facility, with respect to any Term A-1 Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is such Lender’s Term A-1 Loans at such time and the denominator of which is the amount of the Term A-1 Loan Facility at such time, (c) in respect of the Term A-2 Loan Facility, with respect to any Term A-2 Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is such Lender’s Term A-2 Loans at such time and the denominator of which is the amount of the Term A-2 Loan Facility at such time, (d) in respect of the Delayed Draw Term Facility, with respect to any Delayed Draw Term Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the aggregate principal amount of such Delayed Draw Term Lender’s Delayed Draw Term Loans at such time, and the denominator of which is the amount of the Delayed Draw Term Facility at such time, (e) in respect of the 2025 Delayed Draw Term Facility, with respect to any 2025 Delayed Draw Term Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the aggregate principal amount of such 2025 Delayed Draw Term Lender’s 2025 Delayed Draw Term Loans at

such time, and the denominator of which is the amount of the 2025 Delayed Draw Term Facility at such time, and (f) in respect of the AUD Term Loan Facility, with respect to any AUD Term Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is such Lender’s AUD Term Loans at such time, and the denominator of which is the amount of the AUD Term Loan Facility at such time, subject in each case, to adjustment as provided in Section 2.16. The initial Applicable Percentages of each Lender are set forth opposite the name of such Lender on Schedule 1.1A or in the Assignment and Assumption or Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Time”: with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Letter of Credit Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower”: as defined in Section 2.18.

“Approved Electronic Communications”: any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to Lenders by means of electronic communications pursuant to Section 12.2(b).

“Approved Fund”: as defined in Section 12.6(b).

“Assignee”: as defined in Section 12.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“AUD Term Commitment”: as to each AUD Term Lender, its obligation to make AUD Term Loans to the Australian Borrower pursuant to Section 2.1(a) in an aggregate principal amount at any one time outstanding after the Restatement Effective Date not to exceed the Australian Dollar amount set forth opposite such AUD Term Lender’s name on Schedule 1.1A under the caption “AUD Term Commitment” or in the Assignment and Assumption or Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“AUD Term Lender”: a Lender with an AUD Term Commitment or an outstanding AUD Term Loan.

“AUD Term Loan”: as defined in Section 2.1(a)(v).

“AUD Term Loan Facility”: at any time, the aggregate Outstanding Amount of all AUD Term Loans of all AUD Term Lenders at such time. The AUD Term Loan Facility on the Restatement Effective Date is AU$230,000,000.

“Australian Borrower”: Americold Australian Holdings Pty Ltd (ACN 117 491 291), a company incorporated under the laws in force in Australia.

“Australian Corporations Act”: the Corporations Act 2001 (Cth) (Australia).

“Australian Dollars” and “AU$”: the lawful currency of the Commonwealth of Australia.

“Availability Period”: the period from and including the Restatement Effective Date to the earliest of (a) the Revolving Loan Maturity Date, (b) the date of termination of the Total Revolving Credit Commitments pursuant to Section 4.2, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the Letter of Credit Issuers to make L/C Credit Extensions pursuant to Section 10.l.

“Available Alternative Currency Commitment”: an amount equal to the excess, if any, of (i) the amount of the Alternative Currency Tranche over (ii) the sum of the Outstanding Amount of all Alternative Currency Tranche Loans, subject to adjustment as provided in Section 2.16.

“Available Dollar Tranche Commitment”: an amount equal to the excess, if any, of (i) the amount of the Dollar Tranche over (ii) the sum of the Outstanding Amount of (a) all Dollar Tranche Loans and (b) all L/C Obligations at such time, subject to adjustment as provided in Section 2.16.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America”: Bank of America, N.A. and its successors.

“Bankruptcy Code”: the provisions of Title 11 of the United States Code, 11 USC §§ 101 et seq., as amended, or any similar federal or state law for the relief of debtors.

“Base Rate”: for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR (as defined in clause (b) of the definition thereof) plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.9, then (i) the Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan”: a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”: as defined in Section 12.7(a).

“Bid Borrowing”: a borrowing consisting of simultaneous Bid Loans of the same Type from each of the Revolving Credit Lenders whose offer to make one or more Bid Loans as part of such borrowing has been accepted under the auction bidding procedures described in Section 2.3.

“Bid Loan”: as defined in Section 2.3(a).

“Bid Loan Lender”: in respect of any Bid Loan, the Lender making such Bid Loan to the Borrower.

“Bid Loan Sublimit”: an amount equal to 50% of the Total Revolving Credit Commitments. The Bid Loan Sublimit is part of, and not in addition to, the Total Revolving Credit Commitments.

“Bid Request”: a written request for one or more Bid Loans substantially in the form of Exhibit C-1.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bookrunners”: (i) the collective reference to BofA Securities, Inc., JPMorgan Chase Bank, N.A., Citibank, N.A. and Royal Bank of Canada, each in their capacity as a joint bookrunner for the credit facilities under this Agreement (other than the 2025 Delayed Draw Term Facility), and (ii) BofA Securities, Inc., in its capacity as bookrunner for the 2025 Delayed Draw Term Facility.

“Borrower” and “Borrowers”: as defined in the preamble hereto.

“Borrower Materials”: as defined in Section 8.2.

“Borrowing”: (a) Revolving Credit Loans or Term Loans of the same Class, Type and Tranche, and in the same currency, made, converted or continued on the same date and, in the case of Term SOFR Committed Loans and Alternative Currency Term Rate Loans, as to which a single Interest Period is in effect or (b) a Bid Borrowing, as the context may require.

“Business”: as defined in Section 6.15(b).

“Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that:

(a) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;

(b) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom;

(c) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in a currency other than, Euro or Sterling, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro or Sterling in respect of an Alternative Currency Loan denominated in a currency other than Dollars, Euro or Sterling, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” means, collectively, Parts II.1 and XII.2 of the Criminal Code, R.S.C. 1985, c. C-46, the Proceeds of Crime Act and the United Nations Act, R.S.C. 1985, c. U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al Qaida and Taliban Regulations promulgated under the United Nations Act.

“Canadian Blocked Person”: any Person that is a “designated person”, “politically exposed foreign person” or “terrorist group” as described in any Canadian Economic Sanctions and Export Control Laws.

“Canadian Borrower”: Nova Cold Logistics ULC, a Nova Scotia unlimited company.

“Canadian Defined Benefit Plan”: a pension plan for the purposes of any applicable pension benefits standards statute or regulation in Canada, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollars” and “C$”: the lawful currency of Canada.

“Canadian Economic Sanctions and Export Control Laws”: any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

“Canadian Pension Event”: (a) the whole or partial withdrawal of a Loan Party from a Canadian Pension Plan during a plan year; or (b) the filing of a notice of intent to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any Canadian Pension Plan.

“Canadian Pension Plan”: a pension plan that is covered by the applicable pension standards laws of any jurisdiction in Canada including the Pension Benefits Act (Ontario) and the Income Tax Act (Canada) and that is either (a) maintained or sponsored by a Loan Party for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which such Loan Party is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.

“Canadian PPSA”: the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on any collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security, in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation (including the Civil Code of Quebec) in effect from time to time in such other jurisdiction for the purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Capital Assets”: with respect to any Person, all equipment, fixed assets and Real Property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that in accordance with GAAP have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person.

“Capital Lease”: as defined in the definition of “Capital Lease Obligations”.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (such lease, a “Capital Lease”) and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: as to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in such Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, all securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and all other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination; provided, however, that notwithstanding the foregoing Capital Stock shall not include any Indebtedness convertible into or exchangeable for any of the foregoing (or into or for any combination of the foregoing and cash based on the value of the foregoing) (any such Indebtedness referred to in this proviso, “Permitted Convertible Indebtedness”). For the avoidance of doubt, all shares, warrants, options, rights or other interests that are issued pursuant to any such conversion or exchange shall constitute Capital Stock.

“Capitalization Rate”: 7.00%.

“Cash”: money, currency or a credit balance in any demand or deposit account.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and a Letter of Credit Issuer shall agree in their sole discretion, other credit support, in each case, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such Letter of Credit Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances having maturities of 180 days or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus and undivided profits of not less than $500,000,000; (c) commercial paper of an issuer maturing within 270 days from the date of acquisition and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s; and (d) fully collateralized repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities described in clause (a) above; or (e) money market funds that (x) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (y) are rated AAA by S&P and Aaa by Moody’s and (z) have portfolio assets of at least $5,000,000,000.

“Cash Management Agreement”: any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank”: with respect to any Cash Management Agreement with the Parent Borrower or any of its Subsidiaries, any provider of Cash Management Services thereunder that (a) is the Administrative Agent, a Bookrunner, a Lead Arranger or an Affiliate of the foregoing, (b) at the time it entered into such Cash Management Agreement, was the Administrative Agent, a Bookrunner, a Lead Arranger, a Lender or an Affiliate of the foregoing, (c) with respect to any such Cash Management Agreement entered into on or prior to the Restatement Effective Date, is a Lender or an Affiliate of a Lender on the Restatement Effective Date and (d) with respect to any such Cash Management Agreement entered into after the Restatement Effective Date, is a Lender or an Affiliate of a Lender at the time such Cash Management Agreement is entered into, in each case, in its capacity as a party to such Cash Management Agreement.

“Cash Management Services”: the treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services), commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payable services, or electronic funds transfer services and any other demand deposit or operating account relationship service provided to the Parent Borrower or any of its Subsidiaries.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented, issued or implemented.

“Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the outstanding equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company; (b) [reserved]; (c) the Company shall cease to be the sole general partner of the Parent Borrower, or any Persons other than the Company shall own, directly or indirectly, free of any Liens, encumbrances or adverse claims, Capital Stock of the Parent Borrower that, if exchanged for Capital Stock of the Company, would result in a Change of Control under clause

(a) above; (d) the Parent Borrower shall fail to own, directly or indirectly, free of any Liens, encumbrances or adverse claims, 100% of the Capital Stock of each Subsidiary Guarantor, Qualified Asset Owner and Designated Borrower (other than, in the case of a Subsidiary Guarantor or Qualified Asset Owner, Acceptable Subsidiary Preferred Stock, and except, in each case, as otherwise expressly permitted by this Agreement); or (e) occupation of a majority of the seats (other than vacant seats) on the board of trustees of the Company by Persons who were neither (x) nominated by the board of trustees of the Company nor (y) appointed by directors so nominated.

“Charges”: as defined in Section 12.14.

“Class”: (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term A-1 Loans, Term A-2 Loans, Delayed Draw Term Loans, 2025 Delayed Draw Term Loans, AUD Term Loans, Bid Loans or term loans under an Additional TL Tranche, and (ii) when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment of such Class.

“CMBS Financing”: any loans or notes incurred by or issued to certain Subsidiaries of the Parent Borrower as borrowers under commercial mortgage-backed securities financing transactions from time to time.

“Code”: the Internal Revenue Code of 1986.

“Commitments”: with respect to each Lender (to the extent applicable), such Lender’s Revolving Credit Commitment, Term A-1 Commitment, Term A-2 Commitment, Delayed Draw Term Commitment, 2025 Delayed Draw Term Commitment or AUD Term Commitment.

“Committed Loan”: A Revolving Credit Loan or a Term Loan, as the context may require.

“Committed Loan Notice”: a notice of a (a) Borrowing of Term Loans or Revolving Credit Loans, (b) conversion of Term Loans or Revolving Credit Loans from one Type to another, or (c) continuation of Term SOFR Committed Loans, pursuant to Section 2.2(a), which shall be substantially in the form of Exhibit B or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Parent Borrower.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communication”: this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Company”: as defined in the preamble hereto.

“Competitive Bid”: a written offer by a Revolving Credit Lender to make one or more Bid Loans, substantially in the form of Exhibit C-2, duly completed and signed by a Revolving Credit Lender.

“Compliance Certificate”: a certificate substantially in the form of Exhibit I.

“Conforming Changes”: with respect to the use, administration of or any conventions associated with SOFR, Daily Simple SOFR, Term SOFR, any Alternative Currency Daily Rate, any Alternative Currency Term Rate, any Relevant Rate or any proposed Successor Rate for an Agreed Currency, as applicable, any conforming changes to the definitions related thereto, including “Base Rate”, “Daily Simple SOFR”, “SOFR”, “Term SOFR”, “Term SOFR Screen Rate”, “SONIA” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods and the day basis for calculating interest for an Agreed Currency listed on Schedule 5.5) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any legally binding contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, binding commitment or other arrangement, whether written or oral, to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Controlled Joint Venture”: a Non-Wholly Owned Consolidated Subsidiary of the Parent Borrower (the “Specified Subsidiary”) that (a) owns or ground leases a Real Property (either directly or through a Controlled Joint Venture Subsidiary), (b) is not a borrower or guarantor of, and does not otherwise have a payment obligation in respect of, any Indebtedness (other than Permitted Intercompany Indebtedness), and (c) the Parent Borrower or a Wholly Owned Subsidiary of the Parent Borrower that is not a borrower or guarantor of, and does not otherwise have a payment obligation in respect of, any Indebtedness (other than Permitted Intercompany Indebtedness) controls all material decisions of such Subsidiary, including, without limitation, the financing, refinancing and Disposition of the assets of such Subsidiary and the making of Restricted Payments on a ratable basis to the owners of such Subsidiary, without the consent of any other Person (including any other equity holder thereof).

“Controlled Joint Venture Subsidiary”: as to any Controlled Joint Venture, a direct Wholly Owned Subsidiary of such Controlled Joint Venture (the “Specified CJV Subsidiary”) that is not a borrower or guarantor of, and does not otherwise have a payment obligation in respect of, any Indebtedness (other than Permitted Intercompany Indebtedness).

“Controller”: as defined in section 9 of the Australian Corporations Act.

“CORRA”: with respect to any applicable determination date, the Canadian Overnight Repo Rate Average administered and published on the second Business Day preceding such date by the Bank of Canada (or any successor administrator satisfactory to the Administrative Agent); provided, however, that if as of 5:00 p.m. (New York time) on any such determination date, CORRA for has not been published by the administrator thereof, then Daily Simple CORRA will be CORRA as published by the administrator on the first preceding Business Day for which CORRA was published by the administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such determination date.

“Credit Extension”: each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Creditor Parties”: collectively, the Bookrunners, the Lead Arrangers, the Administrative Agent, the Letter of Credit Issuers, the Lenders, the Qualified Counterparties that are party to Specified Swap Agreements, the Cash Management Banks that are party to Specified Cash Management Agreements, and the successors and permitted assigns of each of the foregoing.

“Customary Non-Recourse Carve-Outs”: with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness for fraud, misrepresentation, misapplication of funds, waste, environmental claims and liabilities, voluntary bankruptcy, collusive involuntary bankruptcy, prohibited transfers, violations of single purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements or guaranties in non-recourse or tax-exempt financings of commercial real estate.

“Daily Simple CORRA”: the rate per annum equal to CORRA determined for any day pursuant to the definition thereof. Any change in Daily Simple CORRA shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and the other Loan Documents.

“Daily Simple SOFR”: for any date of determination with respect to a Daily SOFR Loan, the rate per annum equal to SOFR published on the fifth U.S. Government Securities Business Days immediately preceding such date of determination; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Daily Simple SOFR means SOFR published on the first U.S. Government Securities Business Day immediately prior thereto, plus, in each case solely with respect to a Daily SOFR Loan that is a Term A-1 Loan or a Delayed Draw Term Loan, the SOFR Adjustment. Any change in Daily Simple SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and the other Loan Documents.

“Daily SOFR Loan”: a Loan that bears interest at a rate based on Daily Simple SOFR. All Daily SOFR Loans shall be denominated in Dollars.

“Debt Rating”: as defined in the definition of “Applicable Margin”.

“Debtor Relief Laws”: the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding Up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, concurso mercantil, assignment for the benefit of creditors, moratorium, rearrangement, receivership, administration, insolvency, dissolution, judicial management, reorganization, or similar debtor relief laws of the United States of America, Canada or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 10.1, whether or not any requirement for the giving of notice, the lapse of time, or both, in each case, as set forth in such section, has been satisfied.

“Default Rate”: as defined in Section 2.8(c).

“Defaulting Lender”: subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Parent Borrower, the Administrative Agent or any Letter of Credit Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Parent Borrower, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, Controller, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Parent Borrower, each Letter of Credit Issuer and each other Lender promptly following such determination.

“Delayed Draw Term Commitment”: as to each Delayed Draw Term Lender, its obligation to maintain a Delayed Draw Term Loan made to the Parent Borrower as described in Section 2.1(a) in an aggregate principal amount at any one time outstanding after the Restatement Effective Date not to exceed the Dollar amount set forth opposite such Delayed Draw Term Lender’s name on Schedule 1.1A under the caption “Delayed Draw Term Commitment” or in the Assignment and Assumption or Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Delayed Draw Term Facility”: at any time, the aggregate Outstanding Amount of all Delayed Draw Term Loans of all Delayed Draw Term Lenders at such time. The Delayed Draw Term Facility on the Restatement Effective Date is $270,000,000.

“Delayed Draw Term Lender”: a Lender with an outstanding Delayed Draw Term Loan.

“Delayed Draw Term Loan”: as defined in Section 2.1(a)(iii).

“Departing Lenders”: as defined in Section 12.25.

“Departing Revolving Credit Lenders”: as defined in Section 12.25.

“Departing Revolving Obligations”: as defined in Section 12.25.

“Departing Term A-2 Lenders”: as defined in Section 12.25.

“Departing Term A-2 Obligations”: as defined in Section 12.25.

“Designated Borrower”: any Wholly-Owned Subsidiary that is party to this Agreement on the Restatement Effective Date or becomes party to this Agreement after the Restatement Effective Date pursuant to Section 2.18, in each case to the extent such Subsidiary’s status as a Designated Borrower has not been terminated in accordance with Section 2.18(e).

“Designated Borrower Notice”: as defined in Section 2.18.

“Designated Borrower Request and Assumption Agreement”: as defined in Section 2.18.

“Designation Notice”: a notice substantially in the form of Exhibit H from a Lender or an Affiliate of a Lender to the Administrative Agent asserting that such Lender or Affiliate is a Qualified Counterparty or a Cash Management Bank.

“Development Property”: as of any date of determination, Real Property under development on which the improvements related to the development have not been completed on such date; provided that such Real Property shall cease to be a Development Property, and shall thereafter be considered a “Stabilized Property”, upon the first to occur of (a) the date that is six full fiscal quarters following substantial completion (including issuance of a temporary or permanent certificate of occupancy for the improvements under construction permitting the use and occupancy for their regular intended uses) of such Real Property, and (b) the first day of the first fiscal quarter following the date on which such Development Property has achieved a Leased Rate of at least 85%.

“Direct Owner”: as to any Qualified Asset, each Wholly-Owned Subsidiary of the Parent Borrower that directly operates, owns or ground leases such Qualified Asset.

“Disposition”: with respect to any business, assets or property of any kind of the Company or any of its Subsidiaries, any sale, lease, sub-lease, sale and leaseback, assignment, conveyance, transfer, exclusive license or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) or exchange thereof, with or without recourse. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disregarded Domestic Person”: any direct or indirect Domestic Subsidiary that has no material assets other than (i)(a) the equity or (b) equity and indebtedness of one or more Foreign Subsidiaries and/or other Disregarded Domestic Persons and (ii) an immaterial amount of Cash and Cash Equivalents.

“Dividing Person”: as defined in the definition of “Division.”

“Division”: the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor”: any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Documentation Agents”: Regions Bank, Morgan Stanley Senior Funding, Inc., and ING Capital LLC.

“Dollar Equivalent”: at any time, (a) with respect to any amount denominated in Dollars, such amount, (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the applicable Letter of Credit Issuer, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on the date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent or such Letter of Credit Issuer, as applicable, in its reasonable discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable Letter of Credit Issuer, as applicable, based on such publicly available service for displaying exchange rates as may be selected by the Administrative Agent or such Letter of Credit Issuer, as applicable, in its reasonable discretion. Any determination by the Administrative Agent or a Letter of Credit Issuer pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Dollar Tranche”: the sum of the Dollar Tranche Commitments of all the Lenders. On the Restatement Effective Date, the amount of the Dollar Tranche is equal to $575,000,000.

“Dollar Tranche Commitment”: as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.1(b)(i) in Dollars and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 1.1A under the caption “Dollar Tranche Commitment” or in the Assignment and Assumption or Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Dollar Tranche Exposure”: with respect to any Lender at any time, the sum of the aggregate Outstanding Amount of (a) all Dollar Tranche Loans of such Lender at such time and (b) such Lender’s Letter of Credit Exposure at such time.

“Dollar Tranche Lender”: at any time, any Lender that has a Dollar Tranche Commitment at such time or an outstanding Dollar Tranche Loan.

“Dollar Tranche Loan”: as defined in Section 2.1(b)(i).

“Dollars” and “$”: lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary that is not a Foreign Subsidiary.

“EBITDA”: with respect to the Company and its consolidated Subsidiaries, for any Reference Period, the sum of (a) earnings before interest, tax, depreciation, depletion and amortization calculated in accordance with GAAP, as may be adjusted in accordance with the definition of “Pro Forma Basis” and at all times excluding, without duplication, (i) impairment and other non-cash charges or gains including, for the avoidance of doubt, equity in earnings (but excluding any non-cash charge in respect of an item that was included in EBITDA in a prior period and any charges that result in a write-down or write-off of inventory and excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (ii) stock-based compensation expense, (iii) gains or losses from sales of previously depreciated assets, (iv) gains or losses from fluctuations in foreign exchange rates, (v) gains or losses from derivative instruments, (vi) nonrecurring integration costs and expenses resulting from operational changes and improvements (including, without limitation, severance costs and business optimization expenses), (vii) nonrecurring charges and expenses, restructuring charges, transaction expenses (including, without limitation, transaction expenses incurred in connection with any merger, investment or acquisition whether or not completed) and underwriters’ fees, and severance and retention payments in connection with any merger, investment or acquisition, (viii) losses and charges from extraordinary and non-recurring items (including without limitation fees and costs incurred in connection with any capital market offering, debt financing or amendments thereto, redemption or exchange of Indebtedness, business combination, acquisition, investment, merger, disposition, recapitalization or similar transaction, prepayment penalties, lease termination, and consent solicitation (in each case whether or not completed), (ix) other extraordinary or non-recurring gains, losses or charges, and (x) solely for purposes of calculating EBITDA for purposes of the Fixed Charge Coverage Ratio and Total Asset Value, the Loan Party Pro Rata Share of the foregoing items and components attributable to Unconsolidated Affiliates and (b) Allowed Unconsolidated Affiliate Earnings; provided that, for purposes of calculating EBITDA, with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Loan Party Pro Rata Share of the foregoing items and components shall be included in such calculation; provided, further, that notwithstanding anything to the contrary in this Agreement, for the purposes of determining the contribution to EBITDA of, or portion of EBITDA attributable to, any Real Property, any operating asset or any business managed or operated by the Parent Borrower or any Subsidiary thereof or by any Unconsolidated Affiliate, (1) EBITDA shall equal revenues in respect of such asset, less, without duplication, (A) operating expenses in respect of such asset (exclusive of corporate-level general and administrative expenses, impairment on intangibles and long-lived assets and depreciation, depletion and amortization expenses), (B) rent expenses in respect of such asset, and (C) the interest component of any capital lease expenses or similar fixed charges and debt service charges in respect of such asset, and shall at all times exclude extraordinary or non-recurring gains, losses or charges and (2) solely for purposes of calculating Total Asset Value and Unencumbered Asset Value, in no event shall EBITDA of any such Real Property, operating asset or business determined pursuant to clause (1) be less than zero; provided further, that, with respect to any Non-Wholly Owned Consolidated Subsidiary or Unconsolidated Affiliate, only the Loan Party Pro Rata Share of the foregoing items and components described in the preceding proviso attributable to the Company’s interests in such Non-Wholly Owned Consolidated Subsidiary or Unconsolidated Affiliate, as applicable, shall be included in such calculation.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy”: as defined in Section 12.19.

“Electronic Record”: as defined in 15 USC §7006, as it may be amended from time to time.

“Electronic Signature”: as defined in 15 USC §7006, as it may be amended from time to time.

“Eligibility Criteria”: Ground Leased Asset Eligibility Criteria or Owned Asset Eligibility Criteria, as applicable.

“Eligible Currency”: any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders or the Letter of Credit Issuers, as applicable, in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders or Letter of Credit Issuers, as applicable, of any currency as an Alternative Currency (or if, with respect to any currency that constitutes an Alternative Currency on the Restatement Effective Date, after the Restatement Effective Date), any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Loans to be denominated in an Alternative Currency) or a Letter of Credit Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency or (c) providing such currency is impracticable for the Lenders or the Letter of Credit Issuers, as applicable (each of clauses (a), (b) and (c) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Company, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. The Borrowers shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, in each case subject to the other terms contained herein (i) in the case of any Alternative Currency Daily Rate Loan, within five (5) Business Days after receipt of such notice from the Administrative Agent and (ii) in the case of any Alternative Currency Term Rate Loan, on or prior to the last day of the Interest Period for such Loan.

“Eligible Ground Leased Assets”: any Real Property that satisfies the following criteria (collectively, the “Ground Leased Asset Eligibility Criteria”):

(a) One hundred percent (100%) of such Real Property is ground leased directly by (i) one or more Qualified Asset Owners, (ii) a Controlled Joint Venture or (iii) a Controlled Joint Venture Subsidiary, and each Indirect Owner with respect to such Real Property is a Qualified Asset Owner; provided, that if the Real Property is owned directly by a Controlled Joint Venture Subsidiary, the immediate parent of such Controlled Joint Venture Subsidiary must be a Controlled Joint Venture.

(b) (i) Such Real Property is a Stabilized Property or a Development Property; provided, that if such Real Property is owned by a Controlled Joint Venture or a Controlled Joint Venture Subsidiary, such Real Property must be a Stabilized Property; and (ii) if such Real Property is located in the United States, each Direct Owner with respect to such Real Property is a Domestic Subsidiary.

(c) Such Real Property (other than any Real Property that constitutes a Development Property) is improved with one or more completed warehouse/distribution buildings that are used as dry and/or cold storage facilities and such improvements are owned by a Qualified Asset Owner with respect to such Real Property or a Direct Owner or Indirect Owner with respect to such Real Property that is a Controlled Joint Venture or a Controlled Joint Venture Subsidiary.

(d) None of such leasehold interest or such improvements (or any income therefrom or proceeds thereof) is directly or indirectly subject to any Lien or any Negative Pledge (other than (i) Liens and Negative Pledges created under the Loan Documents, (ii) Permitted Pari Passu Provisions and (iii) Permitted Encumbrances) and none of the Capital Stock of any applicable Designated Borrower or Qualified Asset Owner with respect to such Real Property or, if the Direct Owner with respect to such Real Property is a Controlled Joint Venture or Controlled Joint Venture Subsidiary, none of the Capital Stock of such Controlled Joint Venture owned by the applicable Joint Venture Partner(s) and, if applicable, none of the Capital Stock of such Controlled Joint Venture Subsidiary owned by the applicable Controlled Joint Venture (or, in each case, any income therefrom or proceeds thereof) is directly or indirectly subject to any Lien or any Negative Pledge (other than (A) Permitted Pari Passu Provisions and (B) Permitted Equity Encumbrances).

(e) No default or event of default has occurred or with the passage of time or the giving of notice would occur under the ground lease regarding such Real Property.

(f) The lessor under the ground lease regarding such Real Property shall not have the unilateral right to terminate such ground lease prior to the expiration of the stated term of such ground lease absent the occurrence of any casualty, condemnation or default thereunder by any Direct Owner or Indirect Owner with respect to such Real Property.

(g) The lessee under the ground lease has the right to sublease, mortgage and encumber (subject to customary terms and limitations) its interest in such Real Property without the consent of the lessor.

(h) The ground lease regarding such Real Property has a remaining term (inclusive of any unexercised extension options as to which there is no condition precedent to the exercise thereof other than compliance of lessee with the terms of the applicable ground lease and the giving of a notice of exercise by the lessee) of twenty-five (25) years or more at any time.

(i) Such Real Property is free of any material defects and any material Environmental Liabilities and is in material compliance with all Environmental Laws.

(j) Such Real Property is used in a business permitted under Section 8.3.

For the avoidance of doubt, at any time that a Real Property does not satisfy each of the Ground Leased Asset Eligibility Criteria, such Real Property shall not constitute an Eligible Ground Leased Asset.

“Eligible Owned Asset”: any Real Property that satisfies the following criteria (collectively, the “Owned Asset Eligibility Criteria”):

(a) One hundred percent (100%) of such Real Property is owned in fee simple (or other substantially comparable ownership form in the case of a Real Property in a foreign jurisdiction) by (i) one or more Qualified Asset Owners, (ii) a Controlled Joint Venture or (iii) a Controlled Joint Venture Subsidiary, and each Indirect Owner with respect to such Real Property is a Qualified Asset Owner; provided, that if the Real Property is owned directly by a Controlled Joint Venture Subsidiary, the immediate parent of such Controlled Joint Venture Subsidiary must be a Controlled Joint Venture.

(b) (i) Such Real Property is a Stabilized Property or a Development Property; provided, that if such Real Property is owned by a Controlled Joint Venture or a Controlled Joint Venture Subsidiary, such Real Property must be a Stabilized Property and (ii) if such Real Property is located in the United States, each Direct Owner with respect to such Real Property is a Domestic Subsidiary.

(c) Such Real Property is free of any material defects and any material Environmental Liabilities and is in material compliance with all Environmental Laws.

(d) Such Real Property (other than any Real Property that constitutes a Development Property) is improved with one or more completed warehouse/distribution buildings that are used as dry and/or cold storage facilities.

(e) Such Real Property (and any income therefrom or proceeds thereof) is not directly or indirectly subject to any Lien or any Negative Pledge (other than (i) Liens and Negative Pledges created under the Loan Documents, (ii) Permitted Pari Passu Provisions and (iii) Permitted Encumbrances) and none of the Capital Stock of any applicable Designated Borrower or Qualified Asset Owner with respect to such Real Property or, if the Direct Owner with respect to such Real Property is a Controlled Joint Venture or Controlled Joint Venture Subsidiary, none of the Capital Stock of such Controlled Joint Venture owned by the applicable Joint Venture Partner(s) and, if applicable, none of the Capital Stock of such Controlled Joint Venture Subsidiary owned by the applicable Controlled Joint Venture (or, in each case, any income therefrom or proceeds thereof) is directly or indirectly subject to any Lien or any Negative Pledge (other than (A) Permitted Pari Passu Provisions and (B) Permitted Equity Encumbrances).

(f) Such Real Property is used in a business permitted under Section 8.3.

For the avoidance of doubt, at any time that a Real Property does not satisfy each of the Owned Asset Eligibility Criteria, such Real Property shall not constitute an Eligible Owned Asset.

“Eligible Value”: as of any date of determination, with respect to each Real Property that is owned or ground leased by the Parent Borrower or any Subsidiary and used in a business permitted under Section 8.3, (i) the Applicable EBITDA with respect to such Real Property divided by (ii) the Capitalization Rate.

“Environmental Amendment”: as defined in Section 2.20.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, judgments, notices or binding agreements issued by or entered into with any Governmental Authority, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning pollution, air emissions, the management, use or Release of Materials of Environmental Concern or protection of human health (to the extent such relates to Materials of Environmental Concern) or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability”: all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages, monitoring and remediation costs and reasonable fees and expenses of attorneys and consultants), whether contingent or otherwise, including those arising out of or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, recycling, disposal (or arrangement for such activities) of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the presence or release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Forward Contract”: a forward equity contract with respect to common Capital Stock of the Company entered into by the Company and/or the Parent Borrower and a Person other than the Parent Borrower or any other Group Member.

“EQT Joint Venture”: the joint venture with EQT’s infrastructure fund which the Company announced on May 7, 2026.

“ERISA”: the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes relating to Section 412 of the Code).

“ERISA Event”: (a) any Reportable Event; (b) the existence with respect to any Plan of a Prohibited Transaction that could be reasonably expected to result in liability to any Group Member; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA, applicable to such Pension Plan), whether or not waived; (d) the filing by any Group Member or any ERISA Affiliate of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure by any Group Member or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan (unless such failure is cured within thirty (30) days following the due date thereof) or the failure by any Group Member or any ERISA Affiliate to make any required contribution to a Multiemployer Plan (unless such failure is cured within thirty (30) days following the due date thereof); (e) the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien on any Group Member or any ERISA Affiliate in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is in “at risk” status (within the meaning of Title IV of ERISA); (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Group Member or any ERISA Affiliate from any Pension Plan or Multiemployer Plan; or (i) the receipt by any Group Member of any notice (A) concerning the imposition of Withdrawal Liability on it or (B) a determination that a Multiemployer Plan is in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€”: the single currency of the Participating Member States.

“Event of Default”: any of the events specified in Section 10.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied without cure or waiver.

“Excluded Swap Guarantor”: any Loan Party all or a portion of whose Guarantee Obligation of, or grant of a security interest to secure, any Specified Swap Obligation (or any Guarantee Obligation thereof) is or becomes an Excluded Swap Obligation; provided that such Guarantor shall be deemed to be an Excluded Swap Guarantor only with respect to that portion of its Guarantee Obligation or grant of a security interest that constitutes an Excluded Swap Obligation.

“Excluded Swap Obligations”: with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee Obligation of such Guarantor of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee Obligation thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee Obligation of such Loan Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligations. If a Specified Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee Obligation or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or a Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Parent Borrower under Section 2.15) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.4(g) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing 2025 Delayed Draw Term Loan”: as defined in Section 2.1(a)(iv).

“Existing Credit Agreement”: that certain Syndicated Facility Agreement, dated as of August 23, 2022, among the Parent Borrower, the Company, the Subsidiaries of the Parent Borrower from time to time parties thereto as Designated Borrowers, the several bank and other financial institutions or entities from time to time parties thereto as lenders and letter of credit issuers and Bank of America, as administrative agent, as amended, supplemented or otherwise modified prior to the Restatement Effective Date.

“Existing Delayed Draw Term Loan”: as defined in Section 2.1(a)(iii).

“Existing Letters of Credit”: as defined in Section 3.1(a).

“Existing Term A-1 Loan”: as defined in Section 2.1(a)(i).

“Extension Effective Date”: as defined in Section 2.17(b).

“Facility”: the Term A-1 Loan Facility, the Term A-2 Loan Facility, the Delayed Draw Term Facility, the 2025 Delayed Draw Term Facility, the AUD Term Loan Facility or the Total Revolving Credit Commitment, as the context may require (and “Facilities” means a collective reference to the foregoing).

“Facility Fee”: as defined in Section 4.1(a).

“Facility Fee Rate”: the applicable rate per annum set forth in the pricing grid below, based upon such Debt Ratings as set forth below applicable on such date:

Pricing Level	Debt Ratings (S&P and Fitch / Moody’s):	Facility Fee Rate
Category 1	≥ A- / A3	0.125%
Category 2	BBB+ / Baa1	0.150%
Category 3	BBB / Baa2	0.200%
Category 4	BBB- / Baa3	0.250%
Category 5	< BBB- / Baa3 (or unrated)	0.300%

; provided if at any time the Parent Borrower has two (2) Debt Ratings, and such Debt Ratings are not equivalent, then: (A) if the difference between such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P), the Facility Fee Rate shall be determined based on the higher of the Debt Ratings; and (B) if the difference between such Debt Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P) or more, the Facility Fee Rate shall be determined based on the Debt Rating that is one lower than the higher of the applicable Debt Ratings. If at any time the Parent Borrower has no Debt Ratings, then the Facility Fee Rate shall be at Pricing Level Category 5.

Initially, the Facility Fee Rate shall be determined based upon the Debt Ratings specified in the certificate delivered pursuant to Section 7.1(k). Thereafter, each change in the Facility Fee Rate resulting from a publicly announced change in a Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Parent Borrower to the Administrative Agent of notice thereof pursuant to Section 8.8(i) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“FASB ASC”: the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any intergovernmental agreements with respect thereto.

“Federal Funds Rate”: for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and the other Loan Documents.

“Fee Letters”: collectively, all agreements entered into by the Parent Borrower (on the one hand) and one or more of the Lead Arrangers (on the other hand) with respect to fees payable to such Lead Arranger and/or the Lenders in connection with the Facilities.

“Fees”: all amounts payable pursuant to, or referred to in, Section 4.1.

“Financial Covenants”: the financial covenants set forth in Section 9.1(a) through (e).

“Financial Officer”: as to any Person, the chief financing officer, principal accounting officer, treasurer or controller of such Person.

“Fitch”: Fitch, Inc. and any successor thereto.

“Fixed Charge Coverage Ratio”: as of the last day of any Reference Period, the ratio of (a) the difference between (x) EBITDA for such Reference Period minus (y) the aggregate amount of Maintenance Capital Expenditures for such Reference Period to (b) Fixed Charges for such Reference Period.

“Fixed Charges”: for any Reference Period, an amount equal to the sum of (i) Interest Expense, plus (ii) regularly scheduled installments (whether or not paid) of principal payable with respect to Total Indebtedness (including any scheduled payments that were no longer required to be repaid in such period as a result of a payment made within one (1) year of the date on which such payment was due and excluding final maturity payments), plus (iii) the amount of dividends or distributions actually paid or required to be paid in cash by any Group Member (other than to another Group Member) during such period in respect of its preferred Capital Stock (excluding dividends and distributions payable solely at such Person’s election and not actually paid and any balloon payments payable on maturity or redemption in whole of such Capital Stock) and (iv) all income tax payments with respect to the taxable REIT Subsidiaries of the Company and the Parent Borrower (including Foreign Subsidiaries). For the avoidance of doubt, with respect to any Non-Wholly Owned Consolidated Subsidiary or Unconsolidated Affiliate, only the Loan Party Pro Rata Share of the foregoing items and components attributable to the Company’s interests in such Non-Wholly Owned Consolidated Subsidiary or Unconsolidated Affiliate, as applicable, shall be included in the calculation of Fixed Charges.

“Foreign Obligor”: a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary”: any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than any state of the United States or the District of Columbia.

“Fronting Exposure”: at any time there is a Defaulting Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the Outstanding Amount of all outstanding L/C Obligations, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Fee”: as defined in Section 4.1(d).

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents”: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Governmental Authority”: the government of the United States or any other nation, or of any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization.

“Group Member Borrower”: as defined in the definition of “Group Member Loan”.

“Group Member Lender”: as defined in the definition of “Group Member Loan”.

“Group Member Loan”: a loan by a Wholly-Owned Subsidiary of the Parent Borrower that is not a Loan Party (as to such Indebtedness, the “Group Member Lender”) to a Group Member (as to such Indebtedness, the “Group Member Borrower”).

“Group Member Pledgor”: as defined in the definition of “Pledged Group Member Loan”.

“Group Member Secured Loan”: a Group Member Loan that is secured by a first priority, perfected lien on (a) Real Property owned or ground leased by and/or Capital Stock owned by the Group Member Borrower (each an “Asset Owner Loan”) or (b) an Asset Owner Loan (i) owing to the Group Member Borrower or (ii) that has been collaterally assigned to the Group Member Borrower as security for a Group Member Loan with respect to which such Group Member Borrower is the Group Member Lender (each loan under this clause (b), an “Intermediate Group Member Loan” and the Group Member Lender with respect thereto also referred to as the “Intermediate Group Member Pledgee”), in each case, which Group Member Loan (including all collateral pledged to secure such loan (and any income from or proceeds of such loan and collateral)) are free and clear of all other Liens, encumbrances or adverse claims (other than (i) Liens and Negative Pledges created under the Loan Documents, (ii) Permitted Pari Passu Provisions, (iii) Liens in favor of Intermediate Group Member Pledgees, if any, with respect to such Group Member Loan, (iv) Liens in favor of a Loan Party and (v) Permitted Encumbrances).

“Group Members”: the collective reference to the Company, the Parent Borrower and their respective Subsidiaries.

“Guarantee Agreement”: collectively, that certain Guarantee Agreement, dated as of August 23, 2022, among the Parent Borrower, certain Subsidiaries of the Company identified therein and the Administrative Agent, and any other Guarantee Agreement executed and delivered by the Parent Borrower, any Subsidiary Guarantor or any Intermediate Company in substantially the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), (x) any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof or (y) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (ii) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.

“Guarantors”: collectively, the Company, the Parent Borrower, each Intermediate Company and the Subsidiary Guarantors.

“Guaranty”: collectively, the Guaranty made by the Company under Article XIII in favor of the Creditor Parties and each guaranty made by the Parent Borrower, any Subsidiary Guarantor or any Intermediate Company in favor of the Creditor Parties pursuant to a Guarantee Agreement, together with each other guaranty and guaranty supplement delivered pursuant to Section 8.10.

“Honor Date”: as defined in Section 3.4(a).

“Increase Effective Date”: as defined in Section 2.14(c).

“Incremental Facilities”: as defined in Section 2.14(a).

“Incremental Revolving Increase”: as defined in Section 2.14(a).

“Incremental Term Loan Increase”: as defined in Section 2.14(a).

“Indebtedness”: of any Person at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, excluding those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors and (ii) any purchase price adjustment or earnout obligation until such adjustment or obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that, as to such Person, recourse is limited to such property, (f) all Guarantee Obligations by such Person of Indebtedness of others, but only to the extent of the amount of Indebtedness guaranteed, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than such obligations with respect to letters of credit and letters of guaranty to support workers’ compensation insurance programs, which shall only constitute Indebtedness when such letter of credit or letter of guaranty is drawn), (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) [reserved], (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (other than any obligation of such Person if such Person, in its sole discretion, may satisfy such obligation by delivering (or causing to be delivered) common Capital Stock in the Company or any Subsidiary thereof that is not a Designated Borrower, Subsidiary Guarantor, Qualified Asset Owner, Controlled Joint Venture, Controlled Joint Venture Subsidiary or Joint Venture Partner, as applicable), (l) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (other than any obligation of such Person if such Person, in its sole discretion, may satisfy such obligation by delivering (or causing to be delivered) common Capital Stock in the Company or any Subsidiary thereof that is not a Designated Borrower, Subsidiary Guarantor, Qualified Asset Owner, Controlled Joint Venture, Controlled Joint Venture Subsidiary or Joint Venture Partner, as applicable, as applicable), and (m) net obligations under any Swap Agreements in an amount equal to the Swap Termination Value thereof (other than any obligation of such Person if such Person, in its sole discretion, may satisfy such obligation by delivering (or causing to be delivered) common Capital Stock in the Company or any Subsidiary thereof that is not a Designated Borrower, Subsidiary Guarantor, Qualified Asset Owner, Controlled Joint Venture, Controlled Joint Venture Subsidiary or Joint Venture Partner, as applicable, as applicable). The Indebtedness of any Person shall include the Indebtedness (other than Qualified JV Debt) of any other entity (including any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer) (without duplication of any other Indebtedness, including intercompany Indebtedness) to the extent such Person, by operation of the documentation evidencing such Indebtedness or by law, is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset and (iii) any Permitted Warrant Transaction.

“Indemnified Liabilities”: as defined in Section 12.5.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee”: as defined in Section 12.5.

“Indirect Owner”: as to any Qualified Asset, each Wholly-Owned Subsidiary of the Parent Borrower that is a direct or indirect owner of any Direct Owner thereof.

“Initial 2025 Delayed Draw Term Loan Maturity Date”: as defined in the definition of “Term Loan Maturity Date”.

“Initial Term A-1 Loan Maturity Date”: as defined in the definition of “Term Loan Maturity Date”.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intangible Assets”: assets that are considered to be intangible assets under GAAP, excluding lease intangibles but including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, and intellectual property in technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Expense”: for any Reference Period, an amount equal to the sum of the following with respect to Total Indebtedness of the type described in clause (a) of the definition of Indebtedness: (i) total interest expense, accrued in accordance with GAAP plus (ii) all capitalized interest determined in accordance with GAAP (including, for the avoidance of doubt, in the case of (i) and (ii), only the Loan Party Pro Rata Share thereof in the case of Indebtedness of Non-Wholly Owned Consolidated Subsidiaries and Unconsolidated Affiliates, other than with respect to Qualified JV Debt), and excluding non-cash amortization or write-off of deferred financing costs or debt discount (including, for the avoidance of doubt, only the Loan Party Pro Rata Share thereof in the case of Indebtedness of Non-Wholly Owned Consolidated Subsidiaries and Unconsolidated Affiliates).

“Interest Period”: (a) as to each Term SOFR Committed Loan and each Alternative Currency Term Rate Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Term SOFR Committed Loan or an Alternative Currency Rate Loan, as applicable, and ending on the date one (1), three (3) or six (6) months thereafter (in each case, subject to availability of the interest rate applicable to the relevant currency), as selected by the Parent Borrower in its Committed Loan Notice given with respect thereto, or, such other period that is twelve (12) months or less requested by the Parent Borrower and consented to by all the Lenders of the Class participating therein and the Administrative Agent, (b) as to each Term SOFR Margin Bid Loan, the period commencing on the date such Loan is disbursed or continued as a Term SOFR Margin Bid Loan and ending on the date one (1) or three (3) months thereafter, as selected by the Parent Borrower in its Bid Request given with respect thereto, and (c) as to each Absolute Rate Loan, a period of not less than seven (7) days and not more than 180 days as selected by the Parent Borrower in its Bid Request; provided that:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan or an Alternative Currency Term Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period pertaining to a Term SOFR Loan or an Alternative Currency Term Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) with respect to any Alternative Currency Term Rate Loan denominated in Canadian Dollars, only Interest Periods of one (1) month and three (3) months will be available; and

(iv) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Intermediate Company”: a Subsidiary of the Company that owns, directly or indirectly, Capital Stock in the Parent Borrower.

“Intermediate Group Member Loan”: as defined in the definition of “Group Member Secured Loan”.

“Intermediate Group Member Pledgee”: as defined in the definition of “Group Member Secured Loan”.

“Investment”: (a) any purchase or other acquisition for value by the Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Capital Stock of any other Person; (b) any purchase or other acquisition for value by the Company or any of its Subsidiaries from any Person of all or a substantial portion of the business, property or fixed assets of such Person or any division or line of business or other business unit of such Person; (c) any loan, advance or capital contributions by the Company or any of its Subsidiaries to, or Guarantee Obligations with respect to any obligations of, any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (d) all investments consisting of any exchange traded or over-the-counter derivative transaction, including any Swap Agreement, whether entered into for hedging or speculative purposes or otherwise. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Ratings Criteria”: the Parent Borrower has received Debt Ratings from at least one of Moody’s and S&P, and such Debt Ratings are Baa3 or better (in the case of a rating by Moody’s) or BBB- or better (in the case of a rating by S&P).

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents”: with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement, or instrument entered into by the applicable Letter of Credit Issuer and the Parent Borrower (or any Subsidiary) or in favor of such Letter of Credit Issuer and relating to such Letter of Credit.

“Joinder Agreement”: as defined in Section 2.14(b).

“Joint Venture”: a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Joint Venture Partner”: the Parent Borrower or any Wholly Owned Subsidiary of the Parent Borrower that owns Capital Stock in any Controlled Joint Venture that, or that has a Controlled Joint Venture Subsidiary that, owns or ground leases, directly or indirectly, a Qualified Asset.

“L/C Availability Period”: the period from and including the Restatement Effective Date to the earliest of (a) the L/C Maturity Date, (b) the date of termination of the Total Revolving Credit Commitments pursuant to Section 4.2, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the Letter of Credit Issuers to make L/C Credit Extensions pursuant to Section 10.l.

“L/C Borrowing”: an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Reimbursement Date or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension”: with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Draw Notice”: as defined in Section 3.4(a).

“L/C Maturity Date”: the date that is five (5) Business Days prior to the Revolving Loan Maturity Date; provided that the L/C Maturity Date may be extended beyond such date as provided in Section 3.1(b).

“L/C Obligations”: on any date of determination, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participant”: as defined in Section 3.3(a).

“L/C Participation”: as defined in Section 3.3(a).

“Lead Arrangers”: (i) the collective reference to BofA Securities, Inc., JPMorgan Chase Bank, N.A., Citibank, N.A., Royal Bank of Canada, Coöperatieve Rabobank U.A., New York Branch, and Truist Securities, Inc., each in their capacity as a joint lead arranger for the credit facilities under this Agreement (other than the 2025 Delayed Draw Term Facility), and (ii) BofA Securities, Inc., in its capacity as the lead arranger for the 2025 Delayed Draw Term Facility.

“Leased Rate”: at any time, with respect to any Real Property, the ratio, expressed as a percentage, of (a) the rentable operating square footage of such Real Property actually leased by tenants that are not any Group Member or Affiliates of any Group Member and paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no default or event of default has occurred and is continuing to (b) the aggregate rentable operating square footage of such Real Property.

“Lender”: each Person that, at any time, holds a Loan or a Commitment hereunder.

“Lender Parties”: collectively, the Lenders and the Letter of Credit Issuers.

“Lending Office”: as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Lender-Related Person” has the meaning assigned to it in Section 12.5.

“Letter of Credit”: each standby letter of credit issued pursuant to Article III and shall include the Existing Letters of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application”: an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Letter of Credit Issuer.

“Letter of Credit Exposure”: with respect to any Dollar Tranche Lender, at any time, the sum of (a) the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the applicable Letter of Credit Issuer pursuant to Section 3.3 at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the Outstanding Amount of all L/C Obligations at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the applicable Letter of Credit Issuer pursuant to Section 3.3).

“Letter of Credit Fee”: as defined in Section 4.1(b).

“Letter of Credit Issuer”: each of (a) Bank of America, JPMorgan Chase Bank, N.A., Citibank, N.A., and Royal Bank of Canada, (b) any other Lender designated as a Letter of Credit Issuer by the Parent Borrower with the written consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and such Lender, and (c) any replacement, additional issuer or successor appointed pursuant to Section 3.6; provided that for so long as any Existing Letter of Credit remains outstanding hereunder, the issuer of such Existing Letter of Credit shall continue to be the Letter of Credit Issuer with respect to such Existing Letter of Credit. References herein and in the other Loan Documents to the “Letter of Credit Issuer” shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Subfacility”: at any time, an amount equal to the lesser of (a) the aggregate amount of the Letter of Credit Issuers’ Letter of Credit Sublimits at such time, as the same may be reduced from time to time pursuant to Article III, and (b) the Dollar Tranche at such time. The Letter of Credit Subfacility is part of, and not in addition to, the Dollar Tranche. On the Restatement Effective Date, the Letter of Credit Subfacility is $150,000,000.

“Letter of Credit Sublimit”: as to each Letter of Credit Issuer, its agreement as set forth in Article III to issue, amend and extend Letters of Credit in an aggregate principal amount at any one time outstanding not to exceed (subject to the discretion of such Letter of Credit Issuer pursuant to the proviso to clause (viii) of Section 3.1(b)) the amount set forth opposite such Lender’s name on Schedule 1.1A under the caption “Letter of Credit Sublimit” or in the Assignment and Assumption or Joinder Agreement or other documentation, which other documentation shall be in form and substance satisfactory to the Administrative Agent, pursuant to which such Lender becomes a Letter of Credit Issuer hereunder, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement or other documentation entered into between such Letter of Credit Issuer and the Parent Borrower, which other documentation shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed to be a Lien.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Document Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition under any Debtor Relief Laws, or the commencement of any proceeding under any Debtor Relief Law, relating to any Loan Party or any Affiliate thereof, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, each payment required to be made by any Loan Party under this Agreement in respect of any Letter of Credit and all other obligations and liabilities of any Loan Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Bookrunners, the Administrative Agent, any Letter of Credit Issuer or any Lender that are required to be paid by any Loan Party pursuant hereto) or otherwise (including monetary obligations incurred during the pendency of any proceeding under any Debtor Relief Laws regardless of whether allowed or allowable in such proceeding).

“Loan Documents”: the collective reference to this Agreement, each Designated Borrower Request and Assumption Agreement, the Notes, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16, the Fee Letters, the Guaranty, any Joinder Agreement and any agreement designating a Lender as a Letter of Credit Issuer, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Extension Notice”: as defined in Section 2.17(a).

“Loan Parties”: the collective reference to the Parent Borrower, the Company, the Guarantors and the Designated Borrowers.

“Loan Party Pro Rata Share”: with respect to any Non-Wholly Owned Consolidated Subsidiary or any Unconsolidated Affiliate, the percentage interest held by the Company, directly or indirectly, in such Person determined by calculating the percentage of the Capital Stock of such Person owned by the Company and its consolidated Subsidiaries.

“Maintenance Capital Expenditures”: for any Reference Period, all capital expenditures actually made by the Company and its consolidated Subsidiaries and by Unconsolidated Affiliates in cash during such period for the maintenance of Capital Assets of such Person, excluding capital expenditures for modernization; provided that with respect to capital expenditures of any Non-Wholly Owned Consolidated Subsidiary or any Unconsolidated Affiliate, only the Loan Party Pro Rata Share of such capital expenditures shall be included.

“Majority in Interest”: when used in reference to Lenders holding Loans or Commitments of any Class, at any time, (a) in the case of the Revolving Credit Lenders, Lenders (other than Defaulting Lenders) having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50% of the sum of the aggregate Revolving Credit Exposure and the unused aggregate Revolving Credit Commitment at such time and (b) in the case of the Term Lenders of any Class, Lenders (other than Defaulting Lenders) holding outstanding Term Loans of such Class representing more than 50% of the aggregate principal amount of all Term Loans of such Class outstanding at such time.

“Master Agreement”: any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, together with any related schedules.

“Material Acquisition”: any acquisition (whether by direct purchase, merger amalgamation, consolidation or otherwise and whether in one or more related transactions) by the Company, the Parent Borrower or any Subsidiary of the Company or the Parent Borrower that is a Permitted Acquisition in which the purchase price of the assets acquired exceeds an amount equal to 5% of Total Asset Value as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are publicly available.

“Material Adverse Effect”: a material adverse effect on (a) the business, financial condition or results of operations of the Company, the Parent Borrower and their Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their obligations under this Agreement or the other Loan Documents or (c) the rights and remedies of the Administrative Agent, the Letter of Credit Issuers or the Lenders hereunder or under the other Loan Documents.

“Material Contract”: (a) any Contractual Obligation or instrument evidencing Indebtedness in excess of $3,000,000; (b) any material employment agreement between any Group Member and an executive officer of the Parent Borrower, collective bargaining agreements or other material agreements with any labor organization or union; (c) any Contractual Obligation for the sale or other transfer of any Group Member’s owned Real Property where temperature controlled warehouse facilities are located or other tangible assets having a fair market value in excess of $3,000,000 that has not yet been consummated; (d) any Contractual Obligation relating to the material Intellectual Property owned or used by the Group Members in connection with their business other than licenses of software used by any Group Member in the ordinary course of business; (e) any Contractual Obligation with a customer of any Group Member for temperature-controlled warehouse storage and/or related services and handling involving or reasonably expected to involve payments in excess of $3,000,000 during any fiscal year; (f) any transportation services Contractual Obligation with a customer of any Group Member involving payments or reasonably expected to involve payments in excess of $3,000,000 during any fiscal year; (g) any Contractual Obligation that creates a Joint Venture other than the governing or organizational documents of any Group Member; (h) any material Contractual Obligation relating to a CMBS Financing; and (i) any other Contractual Obligation not otherwise covered by clauses (a) through (h) above involving or reasonably expected to involve payments by or to any Group Member in excess of $3,000,000 in the aggregate during any fiscal year, in each case that is not cancelable by either party thereto on thirty (30) days or less notice without costs or penalty.

“Materials of Environmental Concern”: any substances, materials or wastes defined in or regulated under any Environmental Law, including any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, asbestos, anhydrous ammonia, ozone-depleting substances, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: the applicable Term Loan Maturity Date or Revolving Loan Maturity Date.

“Maximum Rate”: as defined in Section 12.14.

“Minimum Borrowing Amount”: with respect to a Borrowing of Term SOFR Loans or Alternative Currency Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing) and (ii) with respect to a Borrowing of Base Rate Loans or Daily SOFR Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing).

“Minimum Collateral Amount”: at any time, (a) with respect to Cash Collateral consisting of Cash or Cash Equivalents or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of each Letter of Credit Issuer with respect to Letters of Credit issued by it and outstanding at such time and (b) with respect to Cash Collateral consisting of Cash or Cash Equivalents or deposit account balances provided in accordance with the provisions of Section 3.8(a)(i) or (a)(ii), an amount equal to 102% of the Outstanding Amount of all L/C Obligations.

“Moody’s”: Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA which is or was contributed to by (or to which there is or was an obligation to contribute to or any other obligation or liability with respect to) any Group Member or any ERISA Affiliate.

“Negative Pledge”: a provision of any document, instrument or agreement (including any governing or organizational document), other than this Agreement or any other Loan Document, that prohibits, restricts or limits, or purports to prohibit, restrict or limit, the creation or assumption of any Lien on any assets of a Person as security for the Indebtedness of such Person or any other Person; provided, however, that (x) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge and (y) customary contractual restrictions in a lease relating to the granting of a Lien on the applicable leasehold interest or leased property shall not constitute a Negative Pledge.

“New Zealand Dollars” and “NZD”: the lawful currency of New Zealand.

“Newly Acquired Property”: as of any date, a Real Property (other than a Development Property), that has been owned or ground leased by the Parent Borrower or a Subsidiary for less than four full fiscal quarters as of such date.

“Newly Stabilized Property”: as of any date, a Real Property owned or ground leased by the Parent Borrower or a Subsidiary that has been a Stabilized Property for less than four full fiscal quarters as of such date.

“Non-Consenting Lender”: as defined in Section 2.15(b).

“Non-Defaulting Lender”: each Lender other than a Defaulting Lender.

“Non-Extension Notice Date”: as defined in Section 3.2(d).

“Non-Qualified Asset Subsidiaries”: Subsidiaries of the Parent Borrower that are not (a) Qualified Asset Owners, (b) Designated Borrowers or (c) Controlled Joint Ventures or Controlled Joint Venture Subsidiaries that are Direct Owners or Indirect Owners of a Qualified Asset.

“Non-Recourse Indebtedness”: with respect to any Person, (a) Indebtedness, or a Guarantee Obligation of Indebtedness, in respect of which recourse for payment (except to the extent of any Customary Non-Recourse Carve-Outs) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or Guarantee Obligation, (b) if such Person is a Single Asset Entity, any Indebtedness of such Person (other than Indebtedness described in the immediately following clause (c)), or (c) if such Person is a Single Asset Holding Company, any Indebtedness (“Holdco Indebtedness”) of such Single Asset Holding Company resulting from a Guarantee Obligation of, or Lien securing, Indebtedness of a Single Asset Entity that is a subsidiary of such Single Asset Holding Company, so long as, in each case, either (i) recourse for payment of such Holdco Indebtedness (except for Customary Non-Recourse Carve-Outs) is contractually limited to the Capital Stock held by such Single Asset Holding Company in such Single Asset Entity or (ii) such Single Asset Holding Company has no assets other than Capital Stock in such Single Asset Entity and cash and other assets of nominal value incidental to the ownership of the such Single Asset Entity.

“Non-SOFR Successor Rate”: as defined in Section 2.9(c).

“Non-Wholly Owned Consolidated Subsidiary”: a consolidated Subsidiary of the Company that is not a Wholly-Owned Subsidiary of the Company.

“Normalized Adjusted FFO”: “funds from operations” as defined in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts as in effect from time to time; provided that Normalized Adjusted FFO shall (i) be based on net income after payment of distributions to holders of preferred partnership units in the Parent Borrower and distributions necessary to pay holders of preferred stock of the Company, and (ii) at all times exclude, without duplication, (a) impairment charges, restructuring charges, acquisition related costs and stock based compensation expense and (b) gains or losses from sales of previously depreciated non-real estate assets, non-real estate depreciation, depletion and amortization, amortization of deferred financing costs, amortization of debt discount, amortization of above or below market leases, adjustments for straight line rents, non-cash or extraordinary gains or losses from foreign exchange, non-cash or extraordinary gains or losses from derivative instruments, and other extraordinary or non-recurring charges.

“Notes”: the collective reference to any promissory note evidencing Loans.

“NZ AIL Lender”: a NZ Lender where:

(a) the NZ Lender derives “non-resident passive income” as defined in section RF 2 of the NZ Income Tax Act under any Loan Document; or

(b) the payment of a NZ Approved Issuer Levy entitles the NZ Lender to benefit from an exemption from New Zealand tax on interest under an applicable double tax agreement and the NZ Lender has notified the relevant Loan Party that it wishes to be treated as the category of NZ AIL Lender referred to in this paragraph (b) for the purposes of this Agreement.

“NZ Approved Issuer Levy”: an “approved issuer levy” as defined in section 86F of the NZ Stamp Duties Act.

“NZ Commissioner of Inland Revenue”: the New Zealand Commissioner of Inland Revenue referred to in section 6A of the Tax Administration Act 1994 (NZ).

“NZ Income Tax Act”: the Income Tax Act 2007 (NZ).

“NZ Lender”: at any time, a Lender that at such time (a) holds an Alternative Currency Commitment to make loans and/or participate in Letters of Credit that are denominated in NZD and/or (b) a Loan that is denominated in NZD.

“NZ Loan Party”: a Loan Party incorporated in New Zealand.

“NZ Stamp Duties Act”: the Stamp and Cheque Duties Act 1971 (NZ).

“Obligations”: the collective reference to (a) the Loan Document Obligations, (b) the Specified Swap Obligations and (c) the Specified Cash Management Obligations. Notwithstanding the foregoing, (i) unless otherwise agreed to by the Parent Borrower and any Cash Management Bank or Qualified Counterparty, as applicable, the obligations of any Loan Party under any Specified Cash Management Agreement or Specified Swap Agreement shall be guaranteed pursuant to the Guaranty only to the extent that, and for so long as, the other Obligations are so guaranteed, and (ii) any release of Guarantors or Designated Borrowers effected in the manner permitted by this Agreement and any other Loan Document shall not require the consent (solely in their capacity as such) of the holders of Specified Cash Management Obligations or Specified Swap Obligations under Specified Swap Agreements.

“OFAC”: the U.S. Department of the Treasury Office of Foreign Assets Control.

“Original Closing Date”: August 23, 2022.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document except such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15).

“Outbound Investment Rules”: the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Amount” (i) with respect to Revolving Credit Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Revolving Credit Loans occurring on such date; (ii) with respect to Term A-1 Loans, Term A-2 Loans, Delayed Draw Term Loans, 2025 Delayed Draw Term Loans, and AUD Term Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term A-1 Loans, Term A-2 Loans, Delayed Draw Term Loans, 2025 Delayed Draw Term Loans or AUD Term Loans, as applicable, occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Parent Borrower of Unpaid Drawings.

“Overnight Rate”: for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or a Letter of Credit Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or a Letter of Credit Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Pari Passu Obligations”: Unsecured Indebtedness (exclusive of the Obligations) of any Loan Party owing to a Person that is not the Company or an Affiliate thereof.

“Participant”: as defined in Section 12.6(c).

“Participant Register”: as defined in Section 12.6(c).

“Participating Member State”: any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001).

“Payment in Full”: all Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under this Agreement or any other Loan Document have been paid in full (other than (a) Specified Cash Management Obligations as to which arrangements satisfactory to the applicable Cash Management Bank have been made, (b) Specified Swap Obligations as to which arrangements satisfactory to the applicable Qualified Counterparty have been made and (c) any contingent obligations or contingent indemnification obligations not then due or asserted) and all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Letter of Credit Issuer have been made) have expired or been terminated or Cash Collateralized in an amount reasonably acceptable to each applicable Letter of Credit Issuer and all Unpaid Drawings have been reimbursed.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”: any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisition”: any acquisition (whether by direct purchase, merger amalgamation, consolidation or otherwise and whether in one or more related transactions) by the Company, the Parent Borrower or any Subsidiary of the Company or the Parent Borrower, of (x) all or substantially all of the assets of any Person, or a business line or unit or a division of any Person, or any parcel of Real Property and improvements thereto, (y) the Capital Stock of any Person such that such Person becomes a Subsidiary; provided that:

(a) no Event of Default shall have occurred and be continuing or would result therefrom;

(b) before and after giving effect thereto, the Company and its Subsidiaries are in compliance on a Pro Forma Basis with the Financial Covenants; and

(c) after giving effect thereto, the Company and its Subsidiaries are in compliance on a Pro Forma Basis with Section 8.3.

“Permitted Bond Hedge Transaction”: any call or capped call option (or substantively equivalent derivative transaction) on the Company’s common stock purchased by the Company or any of its Subsidiaries in connection with the issuance of any Permitted Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company or its Subsidiaries from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company or its Subsidiaries from the sale of such Permitted Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness”: as defined in the definition of “Capital Stock”.

“Permitted Dispositions”:

(a) Dispositions of (i) obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business or (ii) property that is reasonably determined by the applicable Loan Party or Subsidiary to be no longer economically practicable to maintain or no longer useful in any material respect in the conduct of the business of the Loan Parties and their Subsidiaries taken as a whole;

(b) Dispositions in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of assets between and among the Parent Borrower and its Subsidiaries;

(e) licenses and sublicenses granted by a Loan Party or any Subsidiary and leases and subleases (by a Loan Party or any Subsidiary as lessor or sub-lessor) to third parties in each case not interfering in any material respect with the business of the Loan Parties and their Subsidiaries, taken as a whole, or otherwise in the ordinary course of business;

(f) Dispositions or abandonment of any Intellectual Property that is reasonably determined by the applicable Loan Party or Subsidiary to be no longer economically practicable to maintain or worth the cost of maintaining or no longer useful in any material respect in the conduct of the business of the Loan Parties and their Subsidiaries, taken as a whole;

(g) Dispositions of Cash or Cash Equivalents;

(h) Liens permitted by Section 9.3, Restricted Payments permitted by Section 9.5, Investments permitted by Section 9.10 and transactions permitted by Section 9.4;

(i) the discount or write-off of accounts receivable for the purpose of collection to any collection agency, in each case in the ordinary course of business and (ii) Dispositions of receivables in connection with the settlement of delinquent accounts receivable in the ordinary course of business or in connection with the bankruptcy or re-organization of suppliers or customers;

(j) transfers of property (i) subject to a casualty event upon receipt of the net cash proceeds of such casualty event, (ii) by reason of the exercise of termination rights under any sublease, license, sublicense, concession or other agreement or (iii) pursuant to buy/sell or other similar arrangements under any joint venture or similar agreement or arrangement;

(k) the unwinding of any Swap Agreement pursuant to its terms;

(l) Dispositions required to be made to comply with the order of any Governmental Authority or applicable Law;

(m) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(n) Dispositions of property acquired, constructed, renovated or improved after the Restatement Effective Date in connection with the financing of such acquisition, construction, renovation or improvement; provided that (i) any such financing is permitted under Section 9.2 and (ii) such Disposition occurs within 180 days after the applicable acquisition, construction, renovation or improvement; and

(o) with respect to assets that are not Qualified Assets, Dispositions of such assets permitted by the documentation governing any CMBS Financing or other financing that relates to such assets.

“Permitted Encumbrances”:

(a) Liens imposed by law for Taxes or other related governmental charges or claims that are not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;

(b) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction contractors’ and other like Liens, in each case arising in the ordinary course of business and securing obligations that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings;

(c) Liens arising from judgments or decrees for the payment of money in circumstances that do not constitute an Event of Default under Section 10.1(j);

(d) easements, restrictions, rights-of-way, use restrictions, rights of first refusal and similar encumbrances on Real Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the applicable Group Member;

(e) any zoning or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property that do not materially detract from the value of the affected property or interfere with the ordinary course of conduct of the business of the applicable Group Member;

(f) Liens affecting title on Real Property that have been fully paid off and satisfied and which remain of record through no fault of the Person that owns such Real Property and that, in any event do not have a material and adverse effect with respect to the use, operations or marketability of the affected Real Property or with respect to the ownership of the affected Real Property, and do not interfere with the ordinary conduct of business of the applicable Group Member;

(g) rights of lessors under Eligible Ground Leased Assets;

(h) Liens in favor of a Loan Party securing Indebtedness of the type described in clause (b) of the definition of Permitted Intercompany Indebtedness; and

(i) Liens in favor of a Group Member Lender or an Intermediate Group Member Pledgee securing Indebtedness of the type described in clause (c) of the definition of Permitted Intercompany Indebtedness.

“Permitted Equity Encumbrances”:

(a) Liens and Negative Pledges pursuant to any Loan Document;

(b) Liens imposed by law for Taxes or other related governmental charges or claims that are not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;

(c) Liens arising from judgments or decrees for the payment of money in circumstances that do not constitute an Event of Default under Section 10.1(j);

(d) Liens in favor of a Loan Party securing Indebtedness of the type described in clause (b) of the definition of Permitted Intercompany Indebtedness; and

(e) Liens in favor of a Group Member Lender or an Intermediate Group Member Pledgee securing Indebtedness of the type described in clause (c) of the definition of Permitted Intercompany Indebtedness.

“Permitted Indebtedness”:

(a) (i) Indebtedness incurred or created under this Agreement and the other Loan Documents and (ii) Indebtedness constituting Cash Management Services;

(b) Indebtedness of the Company, the Parent Borrower or any of their respective Subsidiaries owing to the Company, the Parent Borrower or any other Subsidiary, including Permitted Intercompany Indebtedness;

(c) Guarantees of Indebtedness of the Parent Borrower or any of its Subsidiaries, which Indebtedness is otherwise permitted hereunder; provided that (i) if such Indebtedness is subordinated to the Obligations, such Guarantee shall be subordinated to the same extent and (ii) no such Guarantee by a Loan Party shall be permitted under this clause (c) of Indebtedness of a Subsidiary that is not a Loan Party, other than Guarantees constituting an Investment permitted under Section 9.10;

(d) Indebtedness outstanding on (or made pursuant to binding commitments existing on) the Restatement Effective Date as set forth on Schedule 9.2 and any refinancings, renewals or extensions thereof that would not cause a violation of the Financial Covenants on a Pro Forma Basis;

(e) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(f) Indebtedness consisting of obligations with respect to indemnification, the adjustment of the purchase price (including customary earnouts) or similar adjustments incurred in connection with a Permitted Acquisition or any other Investment or Disposition expressly permitted under this Agreement;

(g) (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and (ii) Indebtedness in respect of credit card processing agreements, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts and in the ordinary course of business;

(h) Indebtedness incurred by the Company or any of its Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments, in each case, issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health disability or other employee benefits (including with respect to immediate family members of employees, directors or members of management) or property, casualty or liability insurance or self-insurance or other

Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims or obligations referred to in clause (a)(ii) above, letters of credit in the nature of a security deposit (or similar deposit or security) given to a lessor under an operating lease of real estate under which such Person is a lessee, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from Governmental Authorities, and any refund, replacement, refinancing or defeasance of any of the foregoing;

(i) obligations in respect of surety, stay, customs and appeals bonds, performance bonds and performance and completion guarantees and similar obligations provided by the Company or any of its Subsidiaries, in each case, issued or created in the ordinary course of business and consistent with past practice;

(j) Indebtedness arising under Swap Agreements not incurred for purposes of speculation;

(k) Indebtedness that is a refinancing, replacement, restatement or modification of any existing Indebtedness provided that such refinancing, replacement, restatement or modification does not result in an increase to the then outstanding principal amount of the Indebtedness being refinanced, except to the extent of accrued interest, fees, premium (if any) and expenses;

(l) Indebtedness incurred by the Company, the Parent Borrower or any of its Subsidiaries for the financing of capital leases or other similar agreements entered into to maintain the material handling equipment fleet and batteries of the Company, the Parent Borrower or any of its Subsidiaries in the ordinary course of business and consistent with past practice; and

(m) Guarantees of any Indebtedness in connection with the EQT Joint Venture in an aggregate amount not to exceed $300,000,000.

“Permitted Intercompany Indebtedness”: with respect to any Group Member at any date, without duplication, (a) Unsecured Indebtedness of such Group Member owing to the Parent Borrower or a Wholly-Owned Subsidiary of the Parent Borrower; provided that (1) unless (x) the lender of such Unsecured Indebtedness is the Parent Borrower or a Subsidiary Guarantor or (y) in the case where such lender is a Wholly-Owned Subsidiary of the Parent Borrower that is not a Subsidiary Guarantor, such Wholly-Owned Subsidiary and each other Subsidiary of the Parent Borrower that, directly or indirectly, owns Capital Stock of such Wholly-Owned Subsidiary (other than any such Subsidiary that is a Subsidiary Guarantor and any direct or indirect parent of each such Subsidiary Guarantor) has no Indebtedness outstanding other than Indebtedness owing to (x) the Parent Borrower or (y) another Wholly-Owned Subsidiary of the Parent Borrower which, if not a Subsidiary Guarantor, has no Indebtedness outstanding other than Permitted Intercompany Indebtedness and (2) none of the rights or obligations of the Parent Borrower or Wholly-Owned Subsidiary, as applicable, in respect of such Unsecured Indebtedness are, directly or indirectly (nor is any income therefrom or proceeds thereof), subject to any Lien or Negative Pledge (other than (i) Liens and Negative Pledges created under the Loan Documents, (ii) Permitted Pari Passu Provisions, (iii) to secure other Permitted Intercompany Indebtedness and (iv) Permitted Encumbrances of the type described in clause (a) of such definition), (b) Secured Indebtedness owing to a Loan Party, and (c) Indebtedness of such Group Member with respect to Pledged Group Member Loans. For the avoidance of doubt, in no event shall any Permitted Intercompany Indebtedness constitute Pari Passu Obligations.

“Permitted Investments”:

(a) Investments held in Cash and Cash Equivalents;

(b) Investments by the Company, the Parent Borrower and their respective Subsidiaries in the Company, the Parent Borrower and their respective Subsidiaries;

(c) Investments by the Company, the Parent Borrower and their respective Subsidiaries in Unconsolidated Affiliates in an aggregate for all Investments under this clause (c) not to exceed at any time outstanding $25,000,000;

(d) Investments consisting of Guarantees by the Company, the Parent Borrower or any of their respective Subsidiaries of obligations (other than Indebtedness) of any Unconsolidated Affiliate arising in the ordinary course of business of such Unconsolidated Affiliate;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(f) Investments acquired in connection with the settlement of delinquent accounts receivable in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g) loan or advances to officers, directors, members of management, and employees of the Company, the Parent Borrower or any of their respective Subsidiaries in an aggregate amount not to exceed $4,000,000 at any time outstanding, for business-related travel, entertainment, relocation and analogous ordinary business purposes;

(h) Investments in the form of Swap Agreements permitted pursuant to Section 9.2;

(i) Investments consisting of promissory notes or other non-cash consideration received in connection with a Disposition permitted pursuant to Section 9.12;

(j) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit or (ii) customary trade arrangements with customers;

(k) (i) advances of payroll payments to employees in the ordinary course of business and (ii) prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits and advance payments (including retainers) for goods and services paid or provided, in each case, in the ordinary course of business;

(l) Investments held by a Person that becomes a Subsidiary of the Company or the Parent Borrower (or is merged, amalgamated or consolidated with or into the Company, the Parent Borrower or any Subsidiary of the Company or the Parent Borrower) after the Restatement Effective Date as the result of a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition;

(m) Investments acquired in connection with the settlement of delinquent accounts receivable in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(n) accounts receivable owing to the Company or any of its Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(o) loans and advances to the Company or any Subsidiary Guarantor or any direct or indirect parent thereof in lieu of, and not in excess of, the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments permitted to be made to the Company or any Subsidiary Guarantor or any direct or indirect parent thereof in accordance with Section 9.5;

(p) Investments existing on, or made pursuant to, binding commitments existing on the Restatement Effective Date and set forth on Schedule 9.10 or an Investment consisting of any extension, modification, renewal, replacement or reinvestment of any such Investment that would not cause a violation of the Financial Covenants on a Pro Forma Basis;

(q) to the extent constituting Investments, Restricted Payments permitted by Section 9.5, Indebtedness permitted by Section 9.2 and transactions permitted by Section 9.4; and

(r) Investments made by the Company or any of its Subsidiaries in connection with the EQT Joint Venture.

“Permitted Pari Passu Provisions”: provisions that are contained in documentation evidencing or governing Pari Passu Obligations which provisions are the result of (a) limitations on the ability of the Parent Borrower or a Subsidiary to make Restricted Payments or transfer property to the Parent Borrower, any Loan Party or any Qualified Asset Owner which limitations are not, taken as a whole, materially more restrictive than those contained in this Agreement, (b) limitations on the creation of any Lien on any assets of a Person that are not, taken as a whole, materially more restrictive than those contained in this Agreement or any other Loan Document or (c) any requirement that Pari Passu Obligations be secured on an “equal and ratable basis” to the extent that the Obligations are secured.

“Permitted Warrant Transaction”: any call option, warrant or right to purchase (or substantively equivalent derivative transaction) the Company’s common stock sold by the Company or its Subsidiaries substantially concurrently with any purchase by the Company or its Subsidiaries of a related Permitted Bond Hedge Transaction.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Group Member or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 8.2.

“Pledged Group Member Loan”: a Group Member Secured Loan (including all collateral pledged to secure such loan (including each Asset Owner Loan and Intermediate Group Member Loan, if any, collaterally assigned or pledged to the Group Member Pledgor)) that (a) has been collaterally assigned or pledged, on a perfected first priority basis, by a Group Member (as to such Group Member Secured Loan, the “Group Member Pledgor”) to a Loan Party, as collateral security for Indebtedness owing by such Group Member Pledgor to such Loan Party, and (b) is not directly or indirectly (nor is any income therefrom, proceeds thereof or collateral with respect thereto) subject to any other Lien or any Negative Pledge (other than (i) Liens and Negative Pledges created under the Loan Documents, (ii) Permitted Pari Passu Provisions, (iii) in the case of an Intermediate Group Member Loan, Liens in favor of Intermediate Group Member Pledgees with respect thereto, (iv) Liens in favor of a Loan Party and (v) Permitted Encumbrances).

“Private Lenders”: Lenders that wish to receive Private-Side Information.

“Private-Side Information”: any information with respect to the Company and its Subsidiaries that is not Public-Side Information.

“Pro Forma Balance Sheet”: as defined in Section 6.1.

“Pro Forma Balance Sheet Date”: as defined in Section 6.1.

“Pro Forma Basis”: with respect to the calculation of the Financial Covenants or otherwise for purposes of determining the Total Leverage Ratio, EBITDA or Interest Expense as of any date, that such calculation shall give pro forma effect to all Permitted Acquisitions and other Investments, all issuances, incurrences, assumptions or repayments of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other Dispositions of any material assets outside the ordinary course of business (and any related prepayments or repayments of Indebtedness) or any operational changes or operational initiatives that have occurred or commenced during (or, if such calculation is being made for the purpose of determining whether any proposed acquisition will constitute a Permitted Acquisition, any proposed Investment will be permitted under Section 9.10, any issuance, incurrence or assumption of Indebtedness will be permitted under Section 9.2 or any sale, transfer or other Disposition will be permitted under Section 9.12, since the beginning of) the then-applicable Reference Period as if they occurred on the first day of such Reference Period (excluding cost savings, synergies, operating expense reductions and other operating improvements). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness if such Swap Agreement has a remaining term in excess of twelve (12) months).

“Pro Forma Restatement Effective Date Compliance Certificate”: as defined in Section 7.1(n).

“Proceeds of Crime Act”: the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.

“Prohibited Transaction”: a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975(c) of the Code.

“Properties”: as defined in Section 6.15(a).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders”: Lenders that do not wish to receive Private-Side Information.

“Public-Side Information”: information that is either (a) available to all holders of Traded Securities of the Company, the Parent Borrower and their respective Subsidiaries or (b) not material non-public information (for purposes of United States federal, state or other applicable securities laws).

“Qualified Asset”: any Eligible Owned Asset or Eligible Ground Leased Asset.

“Qualified Asset Owners”: as to any Qualified Asset, each Direct Owner and Indirect Owner thereof that is a Wholly-Owned Subsidiary of the Parent Borrower and is (a) a Designated Borrower, (b) not a borrower or guarantor of, and does not otherwise have a payment obligation in respect of, any Indebtedness (other than Permitted Intercompany Indebtedness) or (c) a Subsidiary Guarantor (or if such Direct Owner or Indirect Owner is not a Domestic Subsidiary, then each of the most immediate parents of such Direct Owner or Indirect Owner, as applicable, that are Wholly-Owned Domestic Subsidiaries of the Parent Borrower (if any) is a Subsidiary Guarantor).

“Qualified Counterparty”: with respect to any Swap Agreement entered into by the Parent Borrower or any of its Subsidiaries, any counterparty thereto that (a) is the Administrative Agent, a Bookrunner, a Lead Arranger or any Affiliate of the foregoing, (b) at the time it entered into such Swap Agreement with the Parent Borrower or any of its Subsidiaries, was the Administrative Agent, a Bookrunner, a Lead Arranger or an Affiliate of the foregoing, (c) with respect to any such Swap Agreement entered into on or prior to the Restatement Effective Date, is a Lender or an Affiliate of a Lender on the Restatement Effective Date and (d) with respect to any such Swap Agreement entered into after the Restatement Effective Date, is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into.

“Qualified ECP Guarantor”: in respect of any Specified Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee Obligation or grant of the relevant security interest becomes or would become effective with respect to such Specified Swap Obligation and each other Loan Party that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by guaranteeing or entering into a keepwell in respect of obligations of such other person under Section la(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified JV Debt”: Indebtedness of an Unconsolidated Affiliate that is secured by cash collateral provided by the holders of Capital Stock in such Unconsolidated Affiliate.

“Rate Determination Date”: with respect to any Interest Period, two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Real Property”: collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Group Member, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Recipient”: (a) the Administrative Agent, (b) any Letter of Credit Issuer, (c) any Lender and (d) any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, as applicable.

“Recourse Indebtedness”: with respect to any Person, Indebtedness of such Person other than Non-Recourse Indebtedness of such Person and Indebtedness under the Loan Documents.

“Reference Period”: in effect at any time, the most recent period of four consecutive fiscal quarters of the Parent Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 8.1(a) or (b), as applicable.

“Register”: as defined in Section 12.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Date”: as defined in Section 3.4(a).

“Reimbursement Obligations”: the Parent Borrower’s obligations to reimburse Unpaid Drawings pursuant to Section 3.4(a).

“REIT”: as defined in Section 6.9.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers, representatives and controlling persons of such Person and of such Person’s Affiliates.

“Release”: any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Relevant Rate”: with respect to any Credit Extension denominated in (a) Dollars, Daily Simple SOFR and Term SOFR, (b) Sterling, SONIA, (c) Euros, EURIBOR, (d) Canadian Dollars, Daily Simple CORRA and the Term CORRA Rate, (e) Australian Dollars, BBSY and (f) New Zealand Dollars, BKBM, as applicable.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under applicable regulations, with respect to a Pension Plan.

“Required 2025 Delayed Draw Term Lenders”: at any time, the Lenders that are not Defaulting Lenders having or holding more than 50% of the sum of the Outstanding Amount of 2025 Delayed Draw Term Loans of Lenders that are not Defaulting Lenders at such time.

“Required AUD Term Lenders”: at any time, Lenders that are not Defaulting Lenders having or holding more than 50% of the Outstanding Amount of AUD Term Loans of Lenders that are not Defaulting Lenders at such time.

“Required Delayed Draw Term Lenders”: at any time, the Lenders that are not Defaulting Lenders having or holding more than 50% of the sum of the Outstanding Amount of Delayed Draw Term Loans of Lenders that are not Defaulting Lenders at such time.

“Required Lenders”: at any time, the Lenders that are not Defaulting Lenders having or holding more than 50% of the aggregate Revolving Credit Exposure (other than the Outstanding Amount of any Bid Loans), unused Commitments (determined without giving effect to any Bid Loans outstanding on such date) and Outstanding Amount of Term Loans of Lenders that are not Defaulting Lenders at such time; provided, that unreimbursed amounts owed to any Letter of Credit Issuer that any Defaulting Lender has failed to fund that have not been reallocated and funded by another Lender shall be deemed to be held by the applicable Letter of Credit Issuer in making such determination.

“Required Revolving Credit Lenders”: at any time, Lenders that are not Defaulting Lenders having or holding more than 50% of the aggregate Revolving Credit Exposure and unused Revolving Credit Commitments of Lenders that are not Defaulting Lenders at such time; provided, that unreimbursed amounts owed to any Letter of Credit Issuer that any Defaulting Lender has failed to fund that have not been reallocated and funded by another Lender shall be deemed to be held by the applicable Letter of Credit Issuer in making such determination.

“Required Term A-1 Lenders”: at any time, Lenders that are not Defaulting Lenders having or holding more than 50% of the Outstanding Amount of Term A-1 Loans of Lenders that are not Defaulting Lenders at such time.

“Required Term A-2 Lenders”: at any time, Lenders that are not Defaulting Lenders having or holding more than 50% of the Outstanding Amount of Term A-2 Loans of Lenders that are not Defaulting Lenders at such time.

“Required Tranche Lenders”: at any time, with respect to matters relating to Alternative Currency Commitments and Alternative Currency Tranche Loans only or Dollar Tranche Commitments and Dollar Tranche Loans only, Lenders that are not Defaulting Lenders having or holding more than 50% of the aggregate amount of (a) all Alternative Currency Tranche Loans and unused Alternative Currency Commitments or (b) all Dollar Tranche Loans and unused Dollar Tranche Commitments, as the case may be, of Lenders that are not Defaulting Lenders at such time; provided that in the case of Dollar Tranche Commitments and Dollar Tranche Loans, unreimbursed amounts owed to any Letter of Credit Issuer that any Defaulting Lender has failed to fund that have not been reallocated and funded by another Dollar Tranche Lender shall be deemed to be held by the applicable Letter of Credit Issuer in making such determination.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescindable Amount”: as defined in Section 2.4(a)(ii).

“Resignation Effective Date”: as defined in Section 11.19.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: (i) the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, or any Senior Vice President of a Loan Party (or a director, in the case of the Australian Borrower or a NZ Loan Party) or, with respect to certain limited liability companies or partnerships that do not have officers, any manager, managing member or general partner thereof, any other senior officer of the Company, the Parent Borrower or any other Loan Party designated as such in writing to the Administrative Agent by the Company, the Parent Borrower or any other Loan Party, as applicable, but in any event, with respect to financial matters, a Financial Officer of the applicable Loan Party, (ii) solely for purposes of the delivery of incumbency certificates pursuant to Section 7.1, the secretary or any assistant secretary of a Loan Party and (iii) solely for purposes of notices given pursuant to Article II and Article III, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Effective Date”: the date on which the conditions precedent set forth in Section 7.1 shall have been satisfied or waived in accordance with Section 12.1, which date is June 23, 2026.

“Restricted Payments”: as defined in Section 9.5.

“Revaluation Date”: (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of an Alternative Currency Loan, (ii) with respect to an Alternative Currency Daily Rate Loan, each Interest Payment Date, (iii) each date of a continuation of an Alternative Currency Term Rate Loan pursuant to Section 2.2, and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by a Letter of Credit Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the applicable Letter of Credit Issuer shall determine or the Required Lenders shall require.

“Revolving Credit Commitment”: with respect to each Revolving Credit Lender (to the extent applicable), its Dollar Tranche Commitment and/or its Alternative Currency Commitment, as the context may require.

“Revolving Credit Commitment Percentage”: with respect to any Lender at any time, subject to adjustment as provided in Section 2.16, (i) with respect to matters relating to Alternative Currency Commitments and/or Alternative Currency Tranche Loans only, a fraction (expressed as a percentage, carried out to the ninth decimal place) the numerator of which is such Lender’s Alternative Currency Commitment at such time and the denominator of which is the amount of the Alternative Currency Tranche at such time, (ii) with respect to matters relating to Dollar Tranche Commitments and Dollar Tranche Loans (including L/C Obligations) only, a fraction (expressed as a percentage, carried out to the ninth decimal place) the numerator of which is such Lender’s Dollar Tranche Commitment at such time and the denominator of which is the amount of the Dollar Tranche at such time a fraction (expressed as a percentage, carried out to the ninth decimal place) and (iii) in all other cases, the numerator of which is such Lender’s Revolving Credit Commitment (including, for the avoidance of doubt, both any Dollar Tranche Commitment and any Alternative Currency Commitment of such Lender) at such time and the denominator of which is the amount of the Total Revolving Credit Commitment at such time; provided that if the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of each Letter of Credit Issuer to make L/C Credit Extensions have been terminated pursuant to Section 10.1 or if the Total Revolving Credit Commitments have expired, then the Revolving Credit Commitment Percentage of each Lender shall be determined based on the Revolving Credit Commitment Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Revolving Credit Commitment Percentages of each Lender are set forth opposite the name of such Lender on Schedule 1.1A or in the Assignment and Assumption or Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Revolving Credit Exposure”: with respect to any Lender at any time, the sum of the aggregate Outstanding Amount of (a) all Revolving Credit Loans of such Lender at such time, and (b) such Lender’s Letter of Credit Exposure at such time.

“Revolving Credit Extension Request”: as defined in Section 2.14(h)(ii).

“Revolving Credit Lender”: at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan”: a Dollar Tranche Loan and/or an Alternative Currency Tranche Loan, as the context may require.

“Revolving Credit Termination Date”: the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the L/C Obligations shall have been reduced to zero or Cash Collateralized.

“Revolving Loan Maturity Date”: the later of (a) June 23, 2030, and (ii) if the maturity of the Revolving Credit Commitments is extended pursuant to Section 2.17, such extended maturity date as determined pursuant to Section 2.17.

“S&P”: S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Same Day Funds”: (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Letter of Credit Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Country”: at any time, a country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.

“Sanctioned Person”: at any time, any Person (a) that is the subject of Sanctions or listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the European Union, the United Nations, His Majesty’s Treasury or any Governmental Authority with jurisdiction over any Loan Party, (b) operating from or organized or resident in, a Sanctioned Country, (c) that is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law, (d) that is a Canadian Blocked Person, or (e) that is controlled, or is owned, by any such Person or Persons.

“Sanctions”: any sanction, including any economic or financial sanctions or trade embargoes, imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State, the European Union, the United Nations, His Majesty’s Treasury, the federal government of Canada, and sanctions under other similar Requirements of Law of other jurisdictions in which a Person conducts its business.

“Scheduled Unavailability Date”: as defined in Section 2.9(c).

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Indebtedness”: with respect to any Person, all Indebtedness of such Person that is secured by a Lien on any of the assets of such Person.

“Secured Leverage Ratio”: as of the last day of any Reference Period, the ratio (expressed as a percentage) of (a) Total Secured Indebtedness as of such date to (b) Total Asset Value as of such date. Notwithstanding anything to the contrary contained herein, for the purposes of this ratio, (i) Total Secured Indebtedness on any date shall be adjusted by deducting therefrom an amount equal to the lesser of (such lesser amount, the “Total Secured Adjustment”) (x) the aggregate amount of Total Secured Indebtedness outstanding on such date and (y) Unrestricted Cash and Cash Equivalents to the extent such amount exceeds $35,000,000 and such excess amount is available for the repayment of Total Secured Indebtedness of the type described in clause (x); provided that in no event shall the sum of the Total Secured Adjustment plus the Total Unsecured Adjustment exceed the Total Indebtedness Adjustment as of such date), and (ii) Total Asset Value shall be adjusted by deducting therefrom the Total Indebtedness Adjustment.

“Securities”: any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Shareholders’ Equity”: as of any date of determination, consolidated shareholders’ equity of the Company and its Subsidiaries as of that date determined in accordance with GAAP.

“Single Asset Entity”: a Person (other than an individual) that (a) only owns a single real property and/or cash and other assets of nominal value incidental to such Person’s ownership of such real property; (b) is engaged only in the business of owning, developing and/or leasing such real property and activities incidental thereto; and (c) receives substantially all of its gross revenues from such real property. In addition, if the assets of a Person consist solely of (i) Capital Stock in one or more other Single Asset Entities and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entities, such Person shall also be deemed to be a Single Asset Entity for purposes of this Agreement (such an entity, a “Single Asset Holding Company”).

“Single Asset Holding Company”: as defined in the definition of “Single Asset Entity”.

“SOFR”: the Secured Overnight Financing Rate administered by the SOFR Administrator and published on the Federal Reserve Bank of New York’s website (or any successor source).

“SOFR Adjustment”: 0.10% (10 basis points) per annum.

“SOFR Administrator”: the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time that is satisfactory to the Administrative Agent.

“SOFR Scheduled Unavailability Date”: as defined in Section 2.9(b).

“SOFR Successor Rate”: as defined in Section 2.9(b).

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value (determined on a going concern basis) of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured in the ordinary course, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business as contemplated on the date hereof, (d) such Person will be able to pay its debts as they mature in the ordinary course, and (e) such Person (if a Canadian resident) shall not be an insolvent person as such term is defined in the Bankruptcy and Insolvency Act (Canada) .

“SONIA”: with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“Special Notice Currency”: at any time, an Alternative Currency other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Cash Management Agreement”: any Cash Management Agreement that is entered into by and between the Parent Borrower or any of its Subsidiaries and any Cash Management Bank, which is specified in a Designation Notice delivered to the Administrative Agent by such Cash Management Bank and acknowledged in writing by the Parent Borrower, as constituting a Specified Cash Management Agreement hereunder.

“Specified Cash Management Obligations”: all obligations of any Loan Party (whether absolute or contingent and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)), as applicable, under any Specified Cash Management Agreement.

“Specified Jurisdiction”: each of the United States, Canada, Australia, New Zealand, the United Kingdom and any other nation that is a member state of the European Union, together with such other jurisdictions as may be agreed to by the Administrative Agent and the Required Lenders.

“Specified Swap Agreement”: any Swap Agreement that is entered into by and between the Parent Borrower or any of its Subsidiaries and any Qualified Counterparty, which is specified in a Designation Notice delivered to the Administrative Agent by such Qualified Counterparty and acknowledged in writing by the Parent Borrower, as constituting a Specified Swap Agreement hereunder. For purposes of the preceding sentence, one Designation Notice designating all Swap Agreements entered into pursuant to a specified Master Agreement as “Specified Swap Agreements” may be delivered to the Administrative Agent.

“Specified Swap Obligations”: all obligations of any Loan Party (whether absolute or contingent and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)), as applicable, under any Specified Swap Agreement; provided that, in the case of any Excluded Swap Guarantor, “Specified Swap Obligations” shall not include any Excluded Swap Obligations of such Excluded Swap Guarantor.

“Stabilized Property”: as defined in the definition of “Development Property”.

“Stated Amount”: with respect to any Letter of Credit, the Dollar Equivalent of the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met; provided, however, that with respect to any Letter of Credit that by its terms or the terms of any Issuer Document provides for one or more automatic increases in the stated amount thereof, the Stated Amount shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Sterling” and “£”: the lawful currency of the United Kingdom.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower. For the avoidance of doubt, the term “Subsidiary” includes a “Subsidiary” as defined in the Australian Corporations Act, but as if a body corporate includes any entity including a trust.

“Subsidiary Guarantor”: each Wholly-Owned Domestic Subsidiary of the Parent Borrower that is a Direct Owner or an Indirect Owner of a Qualified Asset, in each case, that has executed and delivered a Guarantee Agreement, to the extent such Subsidiary has not been released from its Guarantee Obligations made therein in accordance with Section 11.12.

“Successor Rate”: as defined in Section 2.9(c).

“Sustainability Coordinators”: BofA Securities, Inc., and Coöperatieve Rabobank U.A., New York Branch each in its capacity as a sustainability coordinator under this Agreement.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or any of their respective Subsidiaries shall be a “Swap Agreement”.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar agreements between the parties to such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Syndication Agents”: JPMorgan Chase Bank, N.A., Citibank, N.A., Royal Bank of Canada, Coöperatieve Rabobank U.A., New York Branch, Truist Bank, and PNC Bank, National Association each in its capacity as a syndication agent under this Agreement.

“T2”: the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day”: any day on which T2 is open for the settlement of payments in Euro.

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A-1 Commitment”: as to each Term A-1 Lender, its obligation to make Term A-1 Loans to the Borrowers pursuant to Section 2.1(a) in an aggregate principal amount at any one time outstanding after the Restatement Effective Date not to exceed the Dollar amount set forth opposite such Term A-1 Lender’s name on Schedule 1.1A under the caption “Term A-1 Commitment” or in the Assignment and Assumption or Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term A-1 Lender”: a Lender with a Term A-1 Commitment or an outstanding Term A-1 Loan.

“Term A-1 Loan”: as defined in Section 2.1(a)(i).

“Term A-1 Loan Facility”: at any time, the aggregate Outstanding Amount of all Term A-1 Loans of all Term A-1 Lenders at such time. The Term A-1 Loan Facility on the Restatement Effective Date is $375,000,000.

“Term A-2 Commitment”: as to each Term A-2 Lender, its obligation to make Term A-2 Loans to the Borrowers pursuant to Section 2.1(a) in an aggregate principal amount at any one time outstanding not to exceed the Canadian Dollar amount set forth opposite such Term A-2 Lender’s name on Schedule 1.1A under the caption “Term A-2 Commitment” or in the Assignment and Assumption or Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term A-2 Lender”: a Lender with a Term A-2 Commitment or an outstanding Term A-2 Loan.

“Term A-2 Loan”: as defined in Section 2.1(a)(ii).

“Term A-2 Loan Facility”: at any time, the aggregate Outstanding Amount of all Term A-2 Loans of all Term A-2 Lenders at such time. The Term A-2 Loan Facility on the Restatement Effective Date is C$350,000,000.

“Term Commitment”: a Term A-1 Commitment, Term A-2 Commitment, Delayed Draw Term Commitment, 2025 Delayed Draw Term Commitment or AUD Term Commitment.

“Term CORRA Rate”: has the meaning specified in the definition of “Alternative Currency Term Rate”.

“Term Lender”: a Term A-1 Lender, Term A-2 Lender, Delayed Draw Term Lender, 2025 Delayed Draw Term Lender or AUD Term Lender.

“Term Loan”: a Term A-1 Loan, a Term A-2 Loan, a Delayed Draw Term Loan, a 2025 Delayed Draw Term Loan, a AUD Term Loan or an advance made in connection with any Incremental Term Loan Increase or an Additional TL Tranche, in each case made pursuant to and in accordance with this Agreement.

“Term Loan Facility”: collectively, the Term A-1 Loan Facility, the Term A-2 Loan Facility, the Delayed Draw Term Facility, the 2025 Delayed Draw Term Facility, and the AUD Term Loan Facility.

“Term Loan Maturity Date”: with respect to (a) the Term A-1 Loan Facility means the later of (i) August 23, 2026 (the “Initial Term A-1 Loan Maturity Date”) and (ii) if the maturity of the Term A-1 Loan Facility is extended pursuant to Section 2.17, such extended maturity date as determined pursuant to Section 2.17, (b) the Term A-2 Loan Facility, June 23, 2031, (c) the Delayed Draw Term Facility, January 23, 2028, (d) the 2025 Delayed Draw Term Facility, the later of (i) September 19, 2026 (the “Initial 2025 Delayed Draw Term Loan Maturity Date”) and (ii) if the maturity of the 2025 Delayed Draw Term Facility is extended pursuant to Section 2.17, such extended maturity date as determined pursuant to Section 2.17, (d) the AUD Term Loan Facility, June 23, 2031, and (e) any Additional TL Tranche, subject to Section 2.15(a), the date set forth in the Additional TL Tranche Documents with respect thereto as the “Maturity Date” for such Additional TL Tranche or, if such Additional TL Tranche Documents fail to specify a “Maturity Date”, the Maturity Date shall be the latest Maturity Date (giving effect to any available extension options) of any then existing Facility.

“Term SOFR”:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, plus, in each case solely with respect to a Term SOFR Loan that is a Term A-1 Loan or a Delayed Draw Term Loan, the SOFR Adjustment; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to such date with a term of one (1) month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, plus, in each case solely with respect to a Term SOFR Loan that is a Term A-1 Loan or a Delayed Draw Term Loan, the SOFR Adjustment;

provided that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed to be zero for purposes of this Agreement and the other Loan Documents.

“Term SOFR Bid Margin”: the margin above or below Term SOFR to be added to or subtracted from Term SOFR, which margin shall be expressed in multiples of 1/100th of one basis point.

“Term SOFR Committed Loan”: Loan that bears interest at a rate based on clause (a) of the definition of “Term SOFR.” All Term SOFR Committed Loans must be denominated in Dollars.

“Term SOFR Loan”: a Term SOFR Committed Loan or a Term SOFR Margin Bid Loan.

“Term SOFR Margin Bid Loan”: Bid Loan that bears interest at a rate based upon Term SOFR. All Term SOFR Margin Bid Loans must be denominated in Dollars.

“Term SOFR Screen Rate”: the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion).

“Total Asset Value”: on any date, without duplication, the sum of:

(a) with respect to Real Property (other than Newly Acquired Properties, Development Properties and Newly Stabilized Properties) owned or ground leased as of such date by the Parent Borrower or any Subsidiary and used in a business permitted under Section 8.3, the sum of the Eligible Values at such time of each such Real Property;

(b) with respect to each operating asset owned or leased as of such date by the Company or any Subsidiary and used in a business permitted under Section 8.3, the sum of the portion of EBITDA attributable to each such asset for the most recently ended Reference Period multiplied by 8.0; provided, that with respect to any such operating asset owned or leased by the Company or such Subsidiary for less than four full quarters as of such date, the purchase price paid for such asset;

(c) with respect to any Newly Acquired Property (other than a Development Property or a Newly Stabilized Property), the purchase price paid for such Real Property;

(d) with respect to any (i) Development Property (until such Development Property becomes a Stabilized Property) and (ii) Newly Stabilized Property that has been a Newly Stabilized Property for less than one full fiscal quarter as of such date, the lesser of (x) cost or (y) market value in accordance with GAAP;

(e) with respect to any Newly Stabilized Property that has been a Newly Stabilized Property for at least one full fiscal quarter but less than two full fiscal quarters as of such date, an amount equal to the portion of EBITDA for the most recent full fiscal quarter ended on or prior to such date in respect of which financial statements for such quarter or fiscal year have been or are required to be delivered pursuant to Section 8.1(a) or (b), as applicable, that is attributable to such Newly Stabilized Property multiplied by 4, divided by the Capitalization Rate (but in no event less than zero);

(f) with respect to any Newly Stabilized Property that has been a Newly Stabilized Property for at least two full fiscal quarters but less than three full fiscal quarters as of such date, an amount equal to the portion of EBITDA for the most recent period of two full fiscal quarters ended on or prior to such date (taken as one accounting period) in respect of which financial statements for such each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 8.1(a) or (b), as applicable, that is attributable to such Newly Stabilized Property multiplied by 2, divided by the Capitalization Rate (but in no event less than zero);

(g) with respect to any Newly Stabilized Property that has been a Newly Stabilized Property for at least three full fiscal quarters but less than four full fiscal quarters as of such date, an amount equal to the portion of EBITDA for the most recent period of three full fiscal quarters ended on or prior to such date (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 8.1(a) or (b), as applicable, that is attributable to such Newly Stabilized Property multiplied by 4/3, divided by the Capitalization Rate (but in no event less than zero);

(h) with respect to any business managed by the Company or any Subsidiary and any business operated by the Company or any Subsidiary as part of such Person’s transportation business segment, in each case, to the extent such business is permitted under Section 8.3, the sum of the portion of EBITDA attributable to each such business for the most recently ended Reference Period multiplied by 8.0;

(i) Unrestricted Cash and Cash Equivalents; and

(j) the aggregate positive amount of net cash proceeds that would be due to (i) the Parent Borrower or (ii) the Company, in each case from all Equity Forward Contracts that have not yet settled as of such date and calculated as if such Equity Forward Contracts were settled by the Company’s delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter, but excluding proceeds from each Equity Forward Contract, if any, with respect to which either (x) the Company or the counterparty would not reasonably be expected, for any reason, to be able to fulfill its obligations thereunder or (y) the Company no longer intends to issue shares sufficient to realize such proceeds;

provided that:

(i) with respect to assets of the types described in clauses (a) through (i) above owned or leased by Non-Wholly Owned Consolidated Subsidiaries or Unconsolidated Affiliates, only the Loan Party Pro Rata Share thereof, shall be included in the calculation of Total Asset Value;

(ii) not more than 20% of the Total Asset Value at any time may be attributable to assets of the types described in clauses (a) through (h) above that are not located in a Specified Jurisdiction, with any excess over such limit being excluded from the Total Asset Value;

(iii) not more than 25% of the Total Asset Value at any time may be attributable to, without duplication, (x) Development Properties and (y) Real Properties that are owned or operated by a Person that is not a Wholly-Owned Subsidiary of the Company, with any excess over such limit being excluded from the Total Asset Value; and

(iv) not more than 15% of the Total Asset Value at any time may be attributable to Development Properties, with any excess over such limit being excluded from the Total Asset Value.

“Total Extensions of Credit”: at any time, the sum of (a) the aggregate Outstanding Amount of Loans at such time and (b) the aggregate Outstanding Amount of L/C Obligations at such time.

“Total Indebtedness”: without duplication, (a) all Indebtedness of the Company and its consolidated Subsidiaries plus (b) without duplication of any amount included in clause (a) above, all Indebtedness of any Unconsolidated Affiliates; provided that with respect to any Non-Wholly Owned Consolidated Subsidiary and any Unconsolidated Affiliate, only the Loan Party Pro Rata Share of such Indebtedness shall be included in the calculation of Total Indebtedness.

“Total Indebtedness Adjustment”: as defined in the definition of “Total Leverage Ratio”.

“Total Leverage Ratio”: as of the last day of any Reference Period, the ratio (expressed as a percentage) of (a) Total Indebtedness on such day to (b) Total Asset Value on such day. Notwithstanding anything to the contrary contained herein, for the purposes of this ratio, (i) Total Indebtedness on any date shall be adjusted by deducting therefrom an amount equal to the lesser of (such lesser amount, the “Total Indebtedness Adjustment”) (x) the aggregate amount of Total Indebtedness outstanding on such date and (y) Unrestricted Cash and Cash Equivalents to the extent such amount exceeds $35,000,000 and such excess amount is available for the repayment of Total Indebtedness of the type described in clause (x) and (ii) Total Asset Value shall be adjusted by deducting therefrom the Total Indebtedness Adjustment.

“Total Revolving Credit Commitment”: the sum of the Revolving Credit Commitments of all the Lenders. On the Restatement Effective Date, the Total Revolving Credit Commitment is the Dollar Equivalent of $1,150,000,000.

“Total Secured Adjustment”: as defined in the definition of “Secured Leverage Ratio”.

“Total Secured Indebtedness” without duplication, (a) all Secured Indebtedness of the Company and its consolidated Subsidiaries plus (b) without duplication of any amount included in clause (a) above, all Secured Indebtedness of any Unconsolidated Affiliates; provided that with respect to any Non-Wholly Owned Consolidated Subsidiary and any Unconsolidated Affiliate, only the Loan Party Pro Rata Share of such Secured Indebtedness shall be included in the calculation of Total Secured Indebtedness.

“Total Unsecured Adjustment”: as defined in the definition of “Unencumbered Leverage Ratio”.

“Total Unsecured Indebtedness”: without duplication, all Unsecured Indebtedness of the Company, the Parent Borrower, and their consolidated Wholly-Owned Subsidiaries, any Controlled Joint Ventures and any Controlled Joint Venture Subsidiaries (including all Indebtedness arising under the Facilities); provided that with respect to any Controlled Joint Venture or Controlled Joint Venture Subsidiary, only the Loan Party Pro Rata Share of such Unsecured Indebtedness shall be included in the calculation of Total Unsecured Indebtedness.

“Total Unsecured Interest Expense”: for any Reference Period, the portion of Interest Expense for such period attributable to Total Unsecured Indebtedness that is of the type described in clause (a) of the definition of Indebtedness; provided that with respect to any Controlled Joint Venture or Controlled Joint Venture Subsidiary, only the Loan Party Pro Rata Share of such items shall be included in the calculation of Total Unsecured Interest Expense. For the avoidance of doubt, Interest Expense attributable to Unconsolidated Affiliates shall not be included in Total Unsecured Interest Expense.

“Traded Securities”: any debt or equity Securities issued pursuant to a public offering or Rule 144A offering or other similar private placement.

“Tranche”: with respect to a Revolving Credit Loan, its character as a Dollar Tranche Loan or an Alternative Currency Tranche Loan.

“Transaction Costs”: all fees, costs and expenses incurred by the Borrower and its Subsidiaries in connection with the Transactions.

“Transactions”: the collective reference to (a) the execution, delivery and performance by the Parent Borrower and each Loan Party of the Loan Documents (including this Agreement), the borrowing of the Loans, the use of proceeds thereof and the issuance of Letters of Credit hereunder, (b) the payment of all Departing Revolving Obligations to each Departing Revolving Credit Lender and all Departing Term A-2 Obligations to each Departing A-2 Lender, (c) the payment in full of all accrued and unpaid interest and fees (whether or not due) and all other amounts payable under the Existing Credit Agreement with respect to the Total Revolving Credit Commitment and the Term A-2 Loan Facility, and (d) the payment of the Transaction Costs.

“Transferee”: any Assignee or Participant.

“Type”: (a) as to any Revolving Credit Loan or Term Loan, its nature as a Base Rate Loan, a Daily SOFR Loan, a Term SOFR Committed Loan, an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan and (b) with respect to a Bid Loan, its character as an Absolute Rate Loan or a Term SOFR Margin Bid Loan.

“UCP”: with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unconsolidated Affiliate”: in respect of any Person, any other Person in whom such Person holds an investment in Capital Stock, which investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person. Unless otherwise qualified, all references to a “Unconsolidated Affiliate” or to “Unconsolidated Affiliates” in this Agreement shall refer to an Unconsolidated Affiliate or Unconsolidated Affiliates of the Company.

“Unencumbered Asset Value”: as of the last day of any Reference Period, without duplication, the sum of:

(a) Unencumbered NOI for such Reference Period, divided by (ii) the Capitalization Rate;

(b) with respect to any Qualified Asset that is a Newly Acquired Property (other than a Development Property or a Newly Stabilized Property), the purchase price paid for such Qualified Asset;

(c) with respect to any Qualified Asset that is a (i) Development Property (until such Development Property becomes a Stabilized Property) or a (ii) Newly Stabilized Property that has been a Newly Stabilized Property for less than one full fiscal quarter as of such date, the lesser of (x) cost or (y) market value in accordance with GAAP;

(d) with respect to any Qualified Asset that has been a Newly Stabilized Property for at least one full fiscal quarter but less than two full fiscal quarters as of such date, an amount equal to the portion of EBITDA for the most recent full fiscal quarter ended on or prior to such date in respect of which financial statements for such quarter or fiscal year have been or are required to be delivered pursuant to Section 8.1(a) or (b), as applicable, that is attributable to such Newly Stabilized Property multiplied by 4 (but in no event less than zero);

(e) with respect to any Qualified Asset that has been a Newly Stabilized Property for at least two full fiscal quarters but less than three full fiscal quarters as of such date, an amount equal to the portion of EBITDA for the most recent period of two full fiscal quarters ended on or prior to such date (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 8.1(a) or (b), as applicable, that is attributable to such Newly Stabilized Property multiplied by 2 (but in no event less than zero);

(f) with respect to any Qualified Asset that has been a Newly Stabilized Property for at least three full fiscal quarters but less than four full fiscal quarters as of such date, an amount equal to the portion of EBITDA for the most recent period of three full fiscal quarters ended on or prior to such date (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 8.1(a) or (b), as applicable, that is attributable to such Newly Stabilized Property multiplied by 4/3 (but in no event less than zero);

(g) Unrestricted Cash and Cash Equivalents; and

(h) the aggregate positive amount of net cash proceeds that would be due to (i) the Parent Borrower or (ii) the Company, in each case from all Equity Forward Contracts that have not yet settled as of such date and calculated as if such Equity Forward Contracts were settled by the Company’s delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter, but excluding proceeds from each Equity Forward Contract, if any, with respect to which either (x) the Company or the counterparty would not reasonably be expected, for any reason, to be able to fulfill its obligations thereunder or (y) the Company no longer intends to issue shares sufficient to realize such proceeds;

provided that, for the avoidance of doubt, no portion of the foregoing items and components attributable to the Company’s interests in any Non-Wholly Owned Consolidated Subsidiary that is not a Controlled Joint Venture or Controlled Joint Venture Subsidiary or in any Unconsolidated Affiliate shall be included in the calculation of Unencumbered Asset Value:

provided further that

(i) with respect to any Qualified Asset owned or ground leased by a Controlled Joint Venture or a Controlled Joint Venture Subsidiary, only the Loan Party Pro Rata Share of clauses (b) through (f) above shall be included in the calculation of Unencumbered Asset Value;

(ii) not more than 20% of the Unencumbered Asset Value at any time may be attributable to Qualified Assets that are not located in a Specified Jurisdiction, with any excess over such limit being excluded from the Unencumbered Asset Value;

(iii) not more than 20% of the Unencumbered Asset Value at any time may be attributable to Eligible Ground Lease Assets, with any excess over such limit being excluded from the Unencumbered Asset Value;

(iv) not more than 10% of the Unencumbered Asset Value at any time may be attributable to Development Properties, with any excess over such limit being excluded from the Unencumbered Asset Value;

(v) not more than 20% of Unencumbered Asset Value at any time may be attributable to Qualified Assets that are owned or ground leased by a Controlled Joint Venture or Controlled Joint Venture Subsidiary, with any excess over such limit being excluded from the Unencumbered Asset Value;

(vi) not more than 50% of the Unencumbered Asset Value at any time may be attributable to the Qualified Assets described in clauses (ii), (iii), (iv) and (v) above, with any excess over such limit being excluded from the Unencumbered Asset Value;

(vii) not more than 50% of Unencumbered Asset Value at any time may be attributable to Qualified Assets that are not located in the United States, with any excess over such limit being excluded from the Unencumbered Asset Value; and

(viii) not more than 7.5% of the Unencumbered Asset Value at any time may be attributable to Equity Forward Contracts, with any excess over such limit being excluded from the Unencumbered Asset Value.

For the avoidance of doubt, EBITDA attributable to Unconsolidated Affiliates shall not be included in the calculation of Unencumbered Asset Value.

“Unencumbered Leverage Ratio”: as of the last day of any Reference Period, the ratio (expressed as a percentage) of (a) Total Unsecured Indebtedness as of such date to (b) Unencumbered Asset Value as of such date. Notwithstanding anything to the contrary contained herein, for the purposes of this ratio, (i) Total Unsecured Indebtedness on any date shall be adjusted by deducting therefrom an amount equal to the lesser of (such lesser amount, the “Total Unsecured Adjustment”) (x) the aggregate amount of Total Unsecured Indebtedness outstanding on such date and (y) Unrestricted Cash and Cash Equivalents to the extent such amount exceeds $35,000,000 and such excess amount is available for the repayment of Total Unsecured Indebtedness of the type described in clause (x); provided that in no event shall the sum of the Total Unsecured Adjustment plus the Total Secured Adjustment exceed the Total Indebtedness Adjustment as of such date, and (ii) Unencumbered Asset Value shall be adjusted by deducting therefrom the Total Indebtedness Adjustment.

“Unencumbered NOI”: as of the last day of any Reference Period, the aggregate portion of EBITDA for such Reference Period that is attributable to Qualified Assets; provided, that for any Qualified Asset owned by or ground leased to a Controlled Joint Venture or a Controlled Joint Venture Subsidiary, only the Loan Party Pro Rata Share of the portion of EBITDA attributable to such Qualified Asset shall be included in the calculation of Unencumbered NOI. For the avoidance of doubt, no portion of EBITDA attributable to any Non-Wholly Owned Consolidated Subsidiary that is not a Controlled Joint Venture or Controlled Joint Venture Subsidiary or to any Unconsolidated Affiliate shall be included in the calculation of Unencumbered NOI.

“United States”: the United States of America.

“Unpaid Drawing”: as defined in Section 3.4(a).

“Unrestricted Cash and Cash Equivalents”: on any date, the aggregate amount of all unrestricted Cash and Cash Equivalents of the Company and its Subsidiaries on a consolidated basis on such date; provided that only the Loan Party Pro Rata Share of Unrestricted Cash and Cash Equivalents of Controlled Joint Ventures and Controlled Joint Venture Subsidiaries shall be included in the calculation of Unrestricted Cash and Cash Equivalents.

“Unsecured Indebtedness”: with respect to any Person, all Indebtedness of such Person that is not Secured Indebtedness.

“Unsecured Interest Coverage Ratio”: as of the last day of any Reference Period, the ratio of (a) Unencumbered NOI for such Reference Period to (b) Total Unsecured Interest Expense for such Reference Period.

“U.S. Government Securities Business Day”: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person”: (i) for purposes of Sections 6.25 and 9.16, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) for all other purposes, any Person that is a “United States person” within the meaning of Section 7701(a)(30) of the Code

“U.S. Tax Certificate”: as defined in Section 5.4(g)(ii)(B)(3).

“Wholly-Owned”: with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Capital Stock of which (other than (x) director’s qualifying shares and nominal holdings or (y) Acceptable Subsidiary Preferred Stock) are at the time owned, directly or indirectly, by such Person.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent”: any Loan Party, the Administrative Agent and, in the case of any U.S. Federal withholding Tax, any other applicable withholding agent.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2. Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the word “will” shall be construed to have the same meaning and effect as the word “shall”, and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(c) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in any Loan Document, shall refer to such Loan Document as a whole and not to any particular provision thereof, and Section, Schedule and Exhibit references are to the Loan Document in which such references appear unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(e) Unless the context requires otherwise and except as otherwise expressly provided herein, (i) any definition of or reference to any agreement, instrument or other document (including any Governing Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, extended, refinanced, replaced, renewed, increased or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, supplements, extensions, refinancings, replacements, renewals, increases or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and (iii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(f) All references to “knowledge” or “awareness” of any Loan Party or any Subsidiary thereof are to the actual knowledge of a Responsible Officer of such Loan Party or such Subsidiary.

(g) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(h) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(i) Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division Successor shall constitute a separate Person hereunder (and each Division of any Person that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.3. Classifications of Loans. For purposes of this Agreement, Loans and Commitments may be classified and referred to by Class (e.g., a “Revolving Credit Loan” or “Term Loan”) or by Type (e.g., a “Base Rate Loan”, “Daily SOFR Loan”, “Term SOFR Loan”, “Alternative Currency Daily Rate Loan” or “Alternative Currency Term Rate Loan”).

Section 1.4. Accounting Terms; GAAP.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of the Company and its consolidated Subsidiaries delivered pursuant to Section 7.1(b), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any Financial Covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Parent Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements of the Company and its consolidated Subsidiaries delivered pursuant to Section 7.1(b) for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Parent Borrower and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

Section 1.5. Pro Forma Calculations. With respect to any period during which any Permitted Acquisition or other Investment, any issuance, incurrence or assumption of Indebtedness or any sale, transfer or other Disposition of any material assets outside the ordinary course of business occurs, or any operational change or operational initiative is commenced, for purposes of determining compliance with the Financial Covenants or otherwise for purposes of determining the Total Leverage Ratio, EBITDA and Interest Expense, calculations with respect to such period shall be made on a Pro Forma Basis.

Section 1.6. Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.7. Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.8. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.9. Exchange Rates; Currency Equivalents; Interest Rates; Licensing.

(a) The Administrative Agent or the applicable Letter of Credit Issuer, as applicable, shall determine the Dollar Equivalent amounts of Borrowings and L/C Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating the Financial Covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Letter of Credit Issuer, as applicable. For the avoidance of doubt, for purposes of financial statements delivered hereunder and calculating the Financial Covenants hereunder, the applicable amount of any currency (other than Dollars) shall be determined in accordance with GAAP.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of an Alternative Currency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Letter of Credit Issuer, as the case may be.

(c) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

(d) By agreeing to make Loans under this Agreement that are denominated in Canadian Dollars, each Lender is confirming it has all licenses, permits and approvals necessary for use of the Term CORRA Rate as a reference rate as provided for in this Agreement and it will do all things necessary to comply with, preserve, renew and keep in full force and effect such licenses, permits and approvals for use of such rates under this Agreement.

Section 1.10. Additional Alternative Currencies.

(a) The Parent Borrower may from time to time request that Revolving Credit Loans be made and/or Letters of Credit be issued in a currency (each, an “Additional Currency”) other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Revolving Credit Loans, such request shall be subject to the approval of the Administrative Agent and, in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Letter of Credit Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Letter of Credit Issuer, in its or their sole discretion). In the case of any such request pertaining to Revolving Credit Loans, the Administrative Agent shall promptly notify each Alternative Currency Tranche Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify each Letter of Credit Issuer thereof. No Alternative Currency Tranche Lender shall be obligated to provide a commitment in any Additional Currency. Each Alternative Currency Tranche Lender (in the case of any such request pertaining to Alternative Currency Loans) and each Letter of Credit Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request, whether it consents, in its sole discretion, to the making of Revolving Credit Loans or the issuance of Letters of Credit, as the case may be, in such requested Additional Currency (each consenting Alternative Currency Tranche Lender, an “Authorizing Lender”).

(c) Any failure by an Alternative Currency Tranche Lender or a Letter of Credit Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such Letter of Credit Issuer, as the case may be, to make Revolving Credit Loans or issue Letters of Credit in such requested currency. If the Administrative Agent and all the Alternative Currency Tranche Lenders consent to making Alternative Currency Tranche Loans in such requested currency, and the Administrative Agent and the Alternative Currency Tranche Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Parent Borrower and (i) the Administrative Agent and the Alternative Currency Tranche Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, and the definition of Relevant Rate, in each case to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, and the definition of Relevant Rate has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Alternative Currency Tranche Loans. If the Administrative Agent and any Letter of Credit Issuer consents to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Parent Borrower and (i) the Administrative Agent and such Letter of Credit Issuer(s) may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, and the definition of Relevant Rate in each case to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, and the definition of Relevant Rate has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances by such Letter of Credit Issuer(s). If the Administrative Agent and one or more, but not all of the, Alternative Currency Tranche Lenders consent to making Revolving Credit Loans in such requested currency and the Administrative Agent and the Authorizing Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Parent Borrower and (i) the Administrative Agent and the Authorizing Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, and the definition of Relevant Rate in each case to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, and the definition of Relevant Rate has been amended to reflect the appropriate rate for such currency, the Administrative Agent and the Parent Borrower shall determine the aggregate amount of the Alternative Currency Tranche to be designated to a new tranche of loans within the Alternative Currency Tranche (each, an “Additional Currency Tranche”) to be available to the Borrowers solely in Dollars or such Additional Currency, the final allocation of such Additional Currency Tranche and the effective date of such Additional Currency Tranche (the “Additional Tranche Effective Date”), and any other terms relating thereto. The Administrative Agent shall promptly distribute a revised Schedule 1.1A to each Lender reflecting such Additional Currency Tranche and notify each Lender of the Additional Tranche Effective Date. If none of the Alternative Currency Tranche Lenders consents to a request for an Additional Currency under this Section 1.10, the Administrative Agent shall promptly so notify the Parent Borrower.

(d) In each case, the Additional Currency Tranche shall become effective as of the Additional Tranche Effective Date; provided that (i) no Default or Event of Default shall exist on such Additional Tranche Effective Date both before and after giving effect to the Additional Currency Tranche and any Credit Extensions be made thereunder on such date, (ii) the Administrative Agent shall have received written confirmation from each Authorizing Lender participating in such Additional Currency Tranche of its ability to make Revolving Credit Loans in the relevant Additional Currency in accordance with applicable laws and regulations, (iii) the Administrative Agent shall have received duly executed counterparts from all parties to any amendments to be effected in connection with such Additional Currency Tranche pursuant to Section 1.10(f), (iv) any other documents or certificates that shall be reasonably requested by the Administrative Agent or any participating Authorizing Lender in connection with such Additional Currency Tranche shall have been delivered to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent and the participating Authorizing Lenders, (v) if an extension of credit is being requested under such Additional Currency Tranche on the Additional Tranche Effective Date, then the conditions to the making of an extension of credit set forth in Section 7.2 shall be satisfied or waived and (vi) the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to the extent necessary to add the applicable rate, and any applicable adjustment for such rate, for the applicable Additional Currency.

(e) If the effectiveness of an Additional Currency Tranche results in any change to the Revolving Credit Commitment Percentage of any Lender, then on the applicable Additional Tranche Effective Date the Administrative Agent may effect such settlement of outstanding Revolving Credit Loans and such reallocation of outstanding participations in Letters of Credit, in each case as it deems necessary to properly reflect the outstanding amount of Revolving Credit Loans and participations and the Revolving Credit Commitment Percentage of each Lender after giving effect to the effectiveness of such Additional Currency Tranche, and the Borrowers shall pay such amounts, if any, required pursuant to Section 2.11 on account of any such payments made any Lenders in connection with any such settlement.

(f) Notwithstanding the provisions of Section 12.1, the Borrowers, the Administrative Agent and each Authorizing Lender participating in any Additional Currency Tranche may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to implement the terms of any such Additional Currency Tranche, including any amendments necessary to establish the Loans and/or Letters of Credit under any Additional Currency Tranche, including any amendments to the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, described in clause (c) above, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent in connection with the establishment of such new Additional Currency Tranche (including to preserve the pro rata treatment of the new and existing Classes or tranches), in each case on terms consistent with this Section 1.10. In addition, upon the effectiveness of any Additional Currency Tranche, unless otherwise specifically provided herein, all references in the Loan Documents to Revolving Credit Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Credit Loans made pursuant to the Additional Currency Tranche.

(g) This Section 1.10 shall supersede any provisions in Section 12.1 to the contrary to the extent necessary to give effect to this Section 1.10.

Section 1.11. Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Restatement Effective Date shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

Section 2.1. Commitments.

(a) The Term Loan Facility.

(i) Term A-1 Loans. Pursuant to the Existing Credit Agreement, certain of the Lenders severally made a loan or loans denominated in Dollars (each an “Existing Term A-1 Loan”) to the Parent Borrower on the Original Closing Date in an amount not exceeding for any such Lender the Term A-1 Commitment of such Lender and in the aggregate not exceeding $375,000,000. Subject to and upon the terms and conditions herein set forth, each Lender having an Existing Term A-1 Loan severally agrees that on the Restatement Effective Date its Existing Term A-1 Loan shall be continued as, and deemed to constitute a Loan (each, a “Term A-1 Loan”) hereunder. Such Term A-1 Loans (i) may at the option of the Parent Borrower be incurred and maintained as, and/or converted into, Base Rate Loans, Daily SOFR Loans or Term SOFR Committed Loans; provided that all Term A-1 Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term A-1 Loans of the same Type, and (ii) may be repaid or prepaid (without premium or penalty) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.

(ii) Term A-2 Loans. Subject to and upon the terms and conditions herein set forth, each Lender having a Term A-2 Commitment severally agrees to make a loan or loans denominated in Canadian Dollars (each, a “Term A-2 Loan”) to the Canadian Borrower on the Restatement Effective Date, which Term A-2 Loans shall not exceed for any such Lender the Term A-2 Commitment of such Lender and in the aggregate shall not exceed C$350,000,000. Such Term A-2 Loans (i) may only be incurred and maintained as Alternative Currency Term Rate Loans, and (ii) may be repaid or prepaid (without premium or penalty) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.

(iii) Delayed Draw Term Loans. Pursuant to the Existing Credit Agreement, certain of the Lenders severally made a loan or loans denominated in Dollars (each, an “Existing Delayed Draw Term Loan”) to the Parent Borrower on or prior to the Delayed Draw Termination Date (as defined in the Existing Credit Agreement), in an aggregate amount not exceeding for any such Lender the Delayed Draw Term Commitment of such Lender and in the aggregate not exceeding $270,000,000. Subject to and upon the terms and conditions herein set forth, each Lender having an Existing Delayed Draw Term Loan severally agrees that on the Restatement Effective Date its Existing Delayed Draw Term Loan shall be continued as, and deemed to constitute a Loan (each, a “Delayed Draw Term Loan”) hereunder Such Delayed Draw Term Loans (i) may at the option of the Parent Borrower be incurred and maintained as, and/or converted into, Base Rate Loans, Daily SOFR Loans or Term SOFR Committed Loans; provided that all Delayed Draw Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Delayed Draw Term Loans of the same Type, and (ii) may be repaid or prepaid (without premium or penalty) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.

(iv) 2025 Delayed Draw Term Loans. Pursuant to the Existing Credit Agreement, certain of the Lenders severally made a loan or loans denominated in Dollars (each, an “Existing 2025 Delayed Draw Term Loan”) to the Parent Borrower on or prior to the 2025 Delayed Draw Termination Date (as defined in the Existing Credit Agreement), in an aggregate amount not exceeding for any such Lender the 2025 Delayed Draw Term Commitment of such Lender and in the aggregate not exceeding $250,000,000. Subject to and upon the terms and conditions herein set forth, each Lender having an Existing 2025 Delayed Draw Term Loan severally agrees that on the Restatement Effective Date its Existing 2025 Delayed Draw Term Loan shall be continued as, and deemed to constitute a Loan (each, a “2025 Delayed Draw Term Loan”) hereunder. Such 2025 Delayed Draw Term Loans (i) may at the option of the Parent Borrower be incurred and maintained as, and/or converted into, Base Rate Loans, Daily SOFR Loans or Term SOFR Committed Loans; provided that all 2025 Delayed Draw Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of 2025 Delayed Draw Term Loans of the same Type, and (ii) may be repaid or prepaid (without premium or penalty) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.

(v) AUD Term Loans. Subject to and upon the terms and conditions herein set forth, each Lender having an AUD Term Commitment severally agrees to make a loan or loans denominated in Australian Dollars (each, a “AUD Term Loan”) to the Australian Borrower on the Restatement Effective Date, which AUD Term Loans shall not exceed for any such Lender the AUD Term Commitment of such Lender and in the aggregate shall not exceed AU$230,000,000. Such AUD Term Loans (i) may only be incurred and maintained as Alternative Currency Term Rate Loans, and (ii) may be repaid or prepaid (without premium or penalty) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.

(b) The Total Revolving Credit Commitment.

(i) Dollar Tranche Loans. Subject to and upon the terms and conditions herein set forth, each Dollar Tranche Lender severally agrees to make Revolving Credit Loans denominated in Dollars to the Parent Borrower (each such loan, a “Dollar Tranche Loan”) in an aggregate Outstanding Amount not to exceed at any time the amount of such Revolving Credit Lender’s Dollar Tranche Commitment; provided that any of the foregoing such Dollar Tranche Loans (1) shall be made at any time and from time to time during the Availability Period, (2) may, at the option of the Parent Borrower be incurred and maintained as, and/or converted into, Base Rate Loans, Daily SOFR Loans or Term SOFR Loans that are Dollar Tranche Loans as further provided herein; provided that all Dollar Tranche Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Dollar Tranche Loans of the same Type, (3) may be repaid (without premium or penalty) and reborrowed in accordance with the provisions hereof, (4) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Revolving Credit Lender’s (A) Revolving Credit Exposure at such time exceeding such

Revolving Credit Lender’s Revolving Credit Commitment at such time or (B) Dollar Tranche Exposure at such time exceeding such Revolving Credit Lender’s Dollar Tranche Commitment at such time and (5) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Credit Lenders’ (A) Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect or (B) Dollar Tranche Exposures at such time exceeding the amount of the Dollar Tranche then in effect.

(ii) Alternative Currency Tranche Loans. Subject to and upon the terms and conditions herein set forth, each Alternative Currency Tranche Lender severally agrees to make Alternative Currency Tranche Loans denominated in Dollars or in one or more Alternative Currencies to the Borrowers (each such loan, a “Alternative Currency Tranche Loan”) in an aggregate Outstanding Amount not to exceed at any time the amount of such Revolving Credit Lender’s Alternative Currency Commitment; provided that any of the foregoing such Alternative Currency Tranche Loans (1) shall be made at any time and from time to time during the Availability Period, (2) may, at the option of the Parent Borrower be incurred and maintained as, and/or converted into, Base Rate Loans, Daily SOFR Loans, Term SOFR Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans that are Alternative Currency Tranche Loans as further provided herein; provided that (w) Alternative Currency Tranche Loans that constitute Daily SOFR Loans shall be available (whether by virtue of incurrence, conversion or otherwise) only to the Parent Borrower, (x) all Alternative Currency Tranche Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Alternative Currency Tranche Loans of the same Type and currency and (y) all Alternative Currency Tranche Loans denominated in an Alternative Currency may only be incurred and maintained as Alternative Currency Loans, (3) may be repaid (without premium or penalty) and reborrowed in accordance with the provisions hereof, (4) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Revolving Credit Lender’s Revolving Credit Exposure at such time exceeding such Revolving Credit Lender’s Revolving Credit Commitment at such time, (5) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect and (6) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate Outstanding Amount of Alternative Currency Tranche Loans exceeding the amount of the Alternative Currency Tranche at such time.

Section 2.2. Borrowings, Continuations and Conversions of Loans.

(a) Each Borrowing of Term Loans and Revolving Credit Loans, each conversion of Term Loans or Revolving Credit Loans from one Type to another, and each continuation of Term SOFR Committed Loans and Alternative Currency Term Rate Loans shall be made upon the Parent Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m.:

(i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Committed Loans or Alternative Currency Term Rate Loans denominated in Canadian Dollars, or of any conversion of Term SOFR Committed Loans to Base Rate Loans or Daily SOFR Loans, or of a conversion of Alternative Currency Term Rate Loans denominated in Canadian Dollars to Alternative Currency Daily Rate Loans denominated in Canadian Dollars, or of any Borrowing or continuation of Alternative Currency Loans denominated in Euros, Sterling or Canadian Dollars,

(ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Alternative Currency Loans denominated in Australian Dollars or New Zealand Dollars,

(iii) on the requested date of any Borrowing of Dollar Tranche Loans or Term Loans that are Base Rate Loans or Daily SOFR Loans or for any conversion of Dollar Tranche Loans or Term Loans that are Base Rate Loans to Daily SOFR Loans or that are Daily SOFR Loans to Base Rate Loans and

(iv) three (3) Business Days prior to the requested date of any Borrowing of Alternative Currency Tranche Loans that are Base Rate Loans or Daily SOFR Loans or for any conversion of Alternative Currency Tranche Loans that are Base Rate Loans to Daily SOFR Loans or that are Daily SOFR Loans to Base Rate Loans;

provided, however, that if the Parent Borrower wishes to request Term SOFR Committed Loans or Alternative Currency Term Rate Loans having an Interest Period other than one, three or six (6) months in duration (or in the case of Alternative Currency Term Rate Loans denominated in Canadian Dollars, one or three (3) months in duration) as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (i) four (4) Business Days prior to the requested date of such Borrowing of, conversion to or continuation of Term SOFR Committed Loans or Alternative Currency Loans denominated in Euros, Sterling or Canadian Dollars or (ii) five (5) Business Days (or six (6) Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing of, conversion to or continuation of Alternative Currency Loans denominated in Australian Dollars or New Zealand Dollars, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., (i) three (3) Business Days before the requested date of such Borrowing of, conversion to or continuation of Term SOFR Committed Loans or Alternative Currency Loans denominated in Euros, Sterling or Canadian Dollars, or (ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing of, conversion to or continuation of Alternative Currency Loans denominated in Australian Dollars or New Zealand Dollars, the Administrative Agent shall notify the Parent Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. The aggregate principal amount of each Borrowing of, conversion to or continuation of Term SOFR Committed Loans, each Borrowing of or conversion to Base Rate Loans or Daily SOFR Loans, each Borrowing of Alternative Currency Daily Rate Loans, and each Borrowing of or continuation of Alternative Currency Term Rate Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loan and in a multiple of $500,000 in excess thereof (except as provided in Sections 2.3(c), 3.3 and 3.4). Each Committed Loan Notice shall specify (i) whether the Parent Borrower is requesting a Borrowing of Term A-1 Loans, Term A-2 Loans, Delayed Draw Term Loans, 2025 Delayed Draw Term Loans, AUD Term Loans or Revolving Credit Loans, a conversion of Term Loans or Revolving Credit Loans from one Type to another, or a continuation of Term SOFR Committed Loans or Alternative Currency Term Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the Tranche and currency of any Revolving Credit Loans to be borrowed, converted or continued and (vii) if applicable, the Designated Borrower. If the Parent Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Parent Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Parent Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to specify a Type of Loan in a Committed Loan Notice requesting a Borrowing or continuation of Loans denominated in an Alternative Currency or a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be made or continued, as applicable, as Alternative Currency Daily Rate Loans if such Alternative Currency Loans are denominated in a currency for which there is an Alternative Currency Daily Rate or continued as Alternative Currency Term Rate Loans in their original currency with an Interest Period of one (1) month if such Loans are denominated in a currency for which there is not an Alternative Currency Daily Rate. If the Parent Borrower fails to specify a Tranche in a Committed Loan Notice requesting a Borrowing of Revolving Credit Loans, then the applicable Loans shall be made as Dollar Tranche Loans if the request specifies Dollars (or does not specify a currency), and as Alternative Currency Tranche Loans if the request specifies an Alternative Currency or if no unused Dollar Tranche Commitments exist. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Committed Loans. If the Parent Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Committed Loans or Alternative Currency Term Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Except as provided pursuant to Section 2.2(c), 2.9, 2.10(d) and 5.3(a), no Loan may be converted into or continued as a Loan denominated in a different currency or in a different Tranche, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency or reborrowed in a different Tranche to the extent permitted herein.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and, in the case of a request with respect to an Alternative Currency Tranche Loan, the currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Parent Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Borrowing of Term Loans or Revolving Credit Loans, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 7.2 (and, if such Borrowing is the initial Borrowing, Section 7.1), the Administrative Agent shall make all funds so received available to the Parent Borrower or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Parent Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Parent Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.

(c) Except as otherwise provided herein, a Term SOFR Committed Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Committed Loan and an Alternative Currency Term Rate Loan may be continued only on the last day of an Interest Period for such Alternative Currency Term Rate Loan. During the existence of a Default, (i) upon the request of the Required Lenders, no Loans denominated in Dollars may be requested as, converted to or continued as Term SOFR Loans or requested as or converted to Daily SOFR Loans, (ii) upon the request of the Required Term A-2 Lenders, Term A-2 Loans shall only be requested as Alternative Currency Term Rate Loans with an Interest Period of one (1) month or converted to Alternative Currency Daily Rate Loans, and (iii) upon the request of the Required Tranche Lenders, Alternative Currency Term Rate Loans shall (A) be converted to Alternative Currency Daily Rate Loans if such Alternative Currency Term Rate Loans are denominated in a currency for which there is an Alternative Currency Daily Rate, (B) be continued as Alternative Currency Term Rate Loans with an Interest Period of one (1) month if such Alternative Currency Term Rate Loans are not denominated in a currency for which there is an Alternative Currency Daily Rate, (C) only be requested as Alternative Currency Daily Rate Loans if such Alternative Currency Term Rate Loans are denominated in a currency for which there is an Alternative Currency Daily Rate and (D) only be requested as Alternative Currency Daily Term Rate Loans with an Interest Period of one (1) month if such Alternative Currency Term Rate Loans are not denominated in a currency for which there is an Alternative Currency Daily Rate; provided that no Alternative Currency Tranche Loans may be requested as Alternative Currency Daily Rate Loans or requested as, converted to or continued as Alternative Currency Term Rate Loans, if the Administrative Agent has notified the Parent Borrower that the Required Tranche Lenders have determined that such a request or continuation is not appropriate, and the Required Tranche Lenders may require that any or all of the affected outstanding Alternative Currency Loans be prepaid, or be converted into a Borrowing of Base Rate Loans in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan.

(d) More than one Borrowing may be incurred on any date; provided that after giving effect to all Borrowings of Term Loans and Revolving Credit Loans, all conversions of Term Loans and Revolving Credit Loans from one Type to another, and all continuations of Term Loans and Revolving Credit Loans as the same Type, there shall not be more than 20 Interest Periods in effect with respect to the Loans.

(e) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Parent Borrower, the Administrative Agent, and such Lender.

(f) With respect to any of SOFR, Daily Simple SOFR, Term SOFR, any Alternative Currency Daily Rate, any Alternative Currency Term Rate, any Relevant Rate or any Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.

(g) Without in any way limiting the obligation of the Parent Borrower to confirm in writing any notice it shall give hereunder by telephone (which such obligation is absolute), the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from a Responsible Officer of the Parent Borrower.

(h) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

Section 2.3. Bid Loans.

(a) General. Subject to the terms and conditions set forth herein, each Lender agrees that so long as the Parent Borrower continues to satisfy the Investment Grade Ratings Criteria, the Borrowers may request the Lenders to submit offers to make loans in Dollars (each such loan, a “Bid Loan”) to the Borrowers prior to the Revolving Loan Maturity Date pursuant to this Section 2.3; provided, however, that after giving effect to any Bid Borrowing, (i) the aggregate Revolving Credit Exposure of all Revolving Credit Lenders shall not exceed the Total Revolving Credit Commitments, and (ii) the aggregate Outstanding Amount of all Bid Loans shall not exceed the Bid Loan Sublimit. There shall not be more than ten different Interest Periods in effect with respect to Bid Loans at any time.

(b) Requesting Competitive Bids. The Borrowers may request the submission of Competitive Bids by delivering a Bid Request to the Administrative Agent not later than 12:00 noon (i) one (1) Business Day prior to the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, or (ii) four (4) Business Days prior to the requested date of any Bid Borrowing that is to consist of Term SOFR Margin Bid Loans. Each Bid Request shall specify (i) the requested date of the Bid Borrowing (which shall be a Business Day), (ii) the aggregate principal amount of Bid Loans requested (which must be $5,000,000 or a whole multiple of

$1,000,000 in excess thereof), (iii) the Type of Bid Loans requested, (iv) the duration of the Interest Period with respect thereto and (v) if applicable, the Designated Borrower, and shall be signed by a Responsible Officer of the Parent Borrower together with the fee payable under Section 4.1(f). No Bid Request shall contain a request for (i) more than one Type of Bid Loan or (ii) Bid Loans having more than three different Interest Periods. Unless the Administrative Agent otherwise agrees in its sole discretion, the Borrowers may not submit a Bid Request if it has submitted another Bid Request within the prior five (5) Business Days.

(c) Submitting Competitive Bids.

(i) The Administrative Agent shall promptly notify each Revolving Credit Lender of each Bid Request received by it from the Borrowers and the contents of such Bid Request.

(ii) Each Revolving Credit Lender (other than a Defaulting Lender) may (but shall have no obligation to) submit a Competitive Bid containing an offer to make one or more Bid Loans in response to such Bid Request. Such Competitive Bid must be delivered to the Administrative Agent not later than 10:30 a.m. (A) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, and (B) three (3) Business Days prior to the requested date of any Bid Borrowing that is to consist of Term SOFR Margin Bid Loans; provided, however, that any Competitive Bid submitted by Bank of America in its capacity as a Revolving Credit Lender in response to any Bid Request must be submitted to the Administrative Agent not later than 10:15 a.m. on the date on which Competitive Bids are required to be delivered by the other Revolving Credit Lenders in response to such Bid Request. Each Competitive Bid shall specify (A) the proposed date of the Bid Borrowing; (B) the principal amount of each Bid Loan for which such Competitive Bid is being made, which principal amount (x) may be equal to, greater than or less than the Revolving Credit Commitment of the bidding Revolving Credit Lender, (y) must be $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and (z) may not exceed the principal amount of Bid Loans for which Competitive Bids were requested; (C) if the proposed Bid Borrowing is to consist of Absolute Rate Bid Loans, the Absolute Rate offered for each such Bid Loan and the Interest Period applicable thereto; (D) if the proposed Bid Borrowing is to consist of Term SOFR Margin Bid Loans, the Term SOFR Bid Margin with respect to each such Term SOFR Margin Bid Loan and the Interest Period applicable thereto; and (E) the identity of the bidding Revolving Credit Lender.

(iii) Any Competitive Bid shall be disregarded if it (A) is received after the applicable time specified in clause (ii) above, (B) is not substantially in the form of a Competitive Bid as specified herein, (C) contains qualifying, conditional or similar language, (D) proposes terms other than or in addition to those set forth in the applicable Bid Request, or (E) is otherwise not responsive to such Bid Request. Any Revolving Credit Lender may correct a Competitive Bid containing a manifest error by submitting a corrected Competitive Bid (identified as such) not later than the applicable time required for submission of Competitive Bids. Any such submission of a corrected Competitive Bid shall constitute a revocation of the Competitive Bid that contained the manifest error. The Administrative Agent may, but shall not be required to, notify any Revolving Credit Lender of any manifest error it detects in such Lender’s Competitive Bid.

(iv) Subject only to the provisions of Sections 2.9, 2.10 and 7.2 and clause (iii) above, each Competitive Bid shall be irrevocable.

(d) Notice to Borrower of Competitive Bids. Not later than 11:00 a.m. (i) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, or (ii) three (3) Business Days prior to the requested date of any Bid Borrowing that is to consist of Term SOFR Margin Bid Loans, the Administrative Agent shall notify the Parent Borrower of the identity of each Revolving Credit Lender that has submitted a Competitive Bid that complies with Section 2.3(c) and of the terms of the offers contained in each such Competitive Bid.

(e) Acceptance of Competitive Bids. Not later than 11:30 a.m. (i) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, and (ii) three (3) Business Days prior to the requested date of any Bid Borrowing that is to consist of Term SOFR Margin Bid Loans, the Parent Borrower shall notify the Administrative Agent of its acceptance or rejection of the offers notified to it pursuant to Section 2.3(d). The Borrowers shall be under no obligation to accept any Competitive Bid and may choose to reject all Competitive Bids. In the case of acceptance, such notice shall specify the aggregate principal amount of Competitive Bids for each Interest Period that is accepted. The Borrowers may accept any Competitive Bid in whole or in part; provided that:

(i) the aggregate principal amount of each Bid Borrowing may not exceed the applicable amount set forth in the related Bid Request;

(ii) the principal amount of each Bid Loan must be $5,000,000 or a whole multiple of $1,000,000 in excess thereof;

(iii) the acceptance of offers may be made only on the basis of ascending Absolute Rates or Term SOFR Bid Margins within each Interest Period; and

(iv) the Borrowers may not accept any offer that is described in Section 2.3(c)(iii) or that otherwise fails to comply with the requirements hereof.

(f) Procedure for Identical Bids. If two or more Revolving Credit Lenders have submitted Competitive Bids at the same Absolute Rate or Term SOFR Bid Margin, as the case may be, for the same Interest Period, and the result of accepting all of such Competitive Bids in whole (together with any other Competitive Bids at lower Absolute Rates or Term SOFR Bid Margins, as the case may be, accepted for such Interest Period in conformity with the requirements of Section 2.3(e)(iii)) would be to cause the aggregate outstanding principal amount of the applicable Bid Borrowing to exceed the amount specified therefor in the related Bid Request, then, unless otherwise agreed by the Parent Borrower, the Administrative Agent and such Revolving Credit Lenders, such Competitive Bids shall be accepted as nearly as possible in proportion to the amount offered by each such Revolving Credit Lender in respect of such Interest Period, with such accepted amounts being rounded to the nearest whole multiple of $1,000,000.

(g) Notice to Revolving Credit Lenders of Acceptance or Rejection of Bids. The Administrative Agent shall promptly notify each Revolving Credit Lender having submitted a Competitive Bid whether or not its offer has been accepted and, if its offer has been accepted, of the amount of the Bid Loan or Bid Loans to be made by it on the date of the applicable Bid Borrowing. Any Competitive Bid or portion thereof that is not accepted by the Borrowers by the applicable time specified in Section 2.3(e) shall be deemed rejected.

(h) [Reserved].

(i) Funding of Bid Loans. Each Revolving Credit Lender that has received notice pursuant to Section 2.3(g) that all or a portion of its Competitive Bid has been accepted by the Borrowers shall make the amount of its Bid Loan(s) available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the date of the requested Bid Borrowing. Upon satisfaction of the applicable conditions set forth in Section 7.2, the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent.

(j) Notice of Range of Bids. After each Competitive Bid auction pursuant to this Section 2.3, the Administrative Agent shall notify each Revolving Credit Lender that submitted a Competitive Bid in such auction of the ranges of bids submitted (without the bidder’s name) and accepted for each Bid Loan and the aggregate amount of each Bid Borrowing.

Section 2.4. Administrative Agent’s Clawback.

(a) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans or Alternative Currency Rate Loans (or, in the case of any Borrowing of Base Rate Loans or Daily SOFR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or, in the case of a Borrowing of Base Rate Loans or Daily SOFR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Letter of Credit Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Letter of Issuer, as the case may be, the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Lenders or any Letter of Credit Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the applicable Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable Letter of Credit Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Letter of Credit Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this clause (a) shall be conclusive, absent manifest error.

(b) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to any Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Article VII are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(c) Obligations of Lenders Several.

(i) The obligations of the Lenders hereunder to make Revolving Credit Loans and Term Loans, to fund participations in Letters of Credit, and to make payments pursuant to Sections 5.4(e) and 11.7 are several and not joint. The failure of any Lender to make any Revolving Credit Loan or Term Loan, to fund any such participation, to make any such purchase or to make any payment under Sections 5.4(e) and 11.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Credit Loan or Term Loan, to purchase its participation, or to make its payment under Sections 5.4(e) and 11.7.

(ii) Nothing in this Section 2.4, including any payment by any Borrower, shall be deemed to relieve any Lender from its obligation to, fulfill its commitments hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

(d) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.5. Repayment of Loans.

(a) Term Loans. The Parent Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the applicable Term Loan Maturity Date, the then-outstanding Term A-1 Loans, Term A-2 Loans, Delayed Draw Term Loans, 2025 Delayed Draw Term Loans and AUD Term Loans.

(b) Revolving Credit Loans. The Borrowers shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on the Revolving Loan Maturity Date, the then-outstanding Revolving Credit Loans.

(c) Bid Loans. The Borrowers shall repay each Bid Loan on the last day of the Interest Period in respect thereof.

Section 2.6. Evidence of Debt.

(a) The Loans and other extensions of credit made by each Lender to each Borrower shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The entries made in the Register and the accounts or records maintained by the Administrative Agent and each Lender shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to any of the Borrowers by such Lender in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b) Each Borrower hereby agrees that, upon request of any Lender made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent), at such Borrower’s own expense, a promissory note, substantially in the form of Exhibit E-1, Exhibit E-2, Exhibit E-3, Exhibit E-4, Exhibit E-5 or Exhibit F, as applicable, which shall evidence the Term A-1 Loans, Term A-2 Loans, Delayed Draw Term Loans, 2025 Delayed Draw Term Loans, AUD Term Loans and/or Revolving Credit Loans, respectively, owing to such Lender in addition to the accounts or records described in clause (a). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(c) In addition to the accounts and records referred to in clause (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.7. [Reserved].

Section 2.8. Interest.

(a) Subject to the provisions of paragraph (c) below, the unpaid principal amount of each Base Rate Loan under a Facility shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for Base Rate Loans under such Facility plus the Base Rate, in each case, in effect from time to time.

(b) Subject to the provisions of paragraph (c) below, the unpaid principal amount of (i) each Term SOFR Committed Loan under a Facility shall bear interest for each Interest Period at a rate per annum equal to the Applicable Margin for Term SOFR Committed Loans under such Facility plus Term SOFR for such Interest Period, (ii) each Daily SOFR Loan under a Facility shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for Daily SOFR Loans under such Facility plus Daily Simple SOFR, (iii) each Alternative Currency Term Rate Loan under a Facility shall bear interest for each Interest Period at a rate per annum equal to the Applicable Margin for Alternative Currency Term Rate Loans under such Facility plus the relevant Alternative Currency Term Rate for such Interest Period, (iv) each Alternative Currency Daily Rate Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for Alternative Currency Loans under the Total Revolving Credit Commitments plus the relevant Alternative Currency Daily Rate and (v) each Bid Loan shall bear interest for the Interest Period therefor at a rate per annum equal to Term SOFR for such Interest Period plus (or minus) the Term SOFR Bid Margin, or at the Absolute Rate for such Interest Period, as the case may be.

(c) While any Event of Default arising under Section 10.1(a)(i) or (h) exists the principal amount of all outstanding Obligations hereunder shall bear interest at a fluctuating rate per annum (the “Default Rate”) that is (x) in the case of any Loan, the rate that would otherwise be applicable thereto plus 2.00%, (y) in the case of Letter of Credit Fees, a rate equal to the Applicable Margin then applicable to Letter of Credit Fees plus 2.00% and (z) in the case of any other Obligations, including interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2.00%.

(i) Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clause (c) above), the Borrowers shall pay interest on the principal amount of all overdue Obligations outstanding hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable law.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in the same currency in which the Loan is denominated; provided that any Loan that is repaid on the same date on which it is made shall, subject to Section 5.3(a) and (b), bear interest for one (1) day. Except as provided below, interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Daily SOFR Loan and each Alternative Currency Daily Rate Loan, monthly in arrears on the last Business Day of each calendar month in which such Loan is outstanding, (iii) in respect of each Term SOFR Loan, each Alternative Currency Term Rate Loan and each Absolute Rate Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three (3) months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iv) in respect of each Loan, (A) on any prepayment (on the amount prepaid) in respect thereof, (B) at maturity (whether by acceleration or otherwise), and (C) after such maturity, on demand. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(e) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

(f) All computations of interest hereunder shall be made in accordance with Section 5.5.

Section 2.9. Inability to Determine Rate, Replacement of Relevant Rates or Successor Rates.

(a) Inability to Determine Rates. If in connection with any request for a Term SOFR Loan, a Daily SOFR Loan or an Alternative Currency Loan, a conversion of a Base Rate Loan or a Term SOFR Committed Loan to a Daily SOFR Loan, a conversion of a Base Rate Loan or a Daily SOFR Loan to a Term SOFR Committed Loan or a continuation of any Term SOFR Committed Loan or any Alternative Currency Term Rate Loan, (i) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 2.9(b) or Section 2.9(c) and the circumstances under clause (i) of Section 2.9(b) or of Section 2.9(c), or the Scheduled Unavailability Date or the SOFR Scheduled Unavailability Date, has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Committed Loan, Daily SOFR Loan or Alternative Currency Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine for any reason that the Relevant Rate with respect to a proposed Loan (other than a Bid Loan) denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Parent Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currencies, as applicable, or to convert Base Rate Loans or Term SOFR Committed Loans to Daily SOFR Loans or to convert Base Rate Loans or Daily SOFR Loans to Term SOFR Committed Loans shall be suspended in each case to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.9(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Parent Borrower may revoke any pending request for a Borrowing of, or conversion to Daily SOFR Loans, Borrowing of, conversion to or continuation of Term SOFR Committed Loans or Borrowing or continuation of Alternative Currency Loans to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding Daily SOFR Loans and Term SOFR Committed Loans shall be deemed to have been converted to Base Rate Loans immediately, in the case of a Daily SOFR Loan, or at the end of the applicable Interest Period, in the case of a Term SOFR Committed Loan, and (B) any outstanding affected Alternative Currency Loans, at the Parent Borrower’s election, shall either (1) be converted into a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Parent Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three (3) Business Days after receipt by the Parent Borrower of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Parent Borrower shall be deemed to have elected clause (1) above.

(b) Replacement of SOFR or SOFR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Parent Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Parent Borrower) that the Parent Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining both Daily Simple SOFR and one (1) month, three (3) month and six (6) month interest periods of Term SOFR (for clarification, none of Daily Simple SOFR or Term SOFR for interest periods of one (1) month, three (3) months and six (6) months are ascertainable), including because SOFR is not available or published on a current basis or the Term SOFR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or

(ii) the Applicable Authority has made a public statement identifying a specific date after which SOFR, one (1) month, three (3) month and six (6) month interest periods for Term SOFR and the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in Dollars, or shall or will otherwise cease, provided that at the time of such statement, there are no successor administrators that are satisfactory to the Administrative Agent that will continue to provide SOFR or such interest periods of Term SOFR, as applicable, after such specific date (the latest date on which each of Daily Simple SOFR, one (1) month, three (3) month and six (6) month interest periods for Term SOFR and the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “SOFR Scheduled Unavailability Date”); or

if the events or circumstances of the type described in Section 2.9(b)(i) or (ii) have occurred with respect to the SOFR Successor Rate then in effect, then the Administrative Agent and the Parent Borrower may amend this Agreement solely for the purpose of replacing SOFR and/or Term SOFR for Dollars or any then current SOFR Successor Rate for Dollars in accordance with this Section 2.9 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in Dollars for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in Dollars for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated in its reasonable discretion (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “SOFR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Parent Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(c) Replacement of Relevant Rate for Alternative Currencies or Non-SOFR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Parent Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Parent Borrower) that the Parent Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Alternative Currency because none of the tenors of such Relevant Rate under this Agreement is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Alternative Currency under this Agreement shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in such Alternative Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Alternative Currency (the latest date on which all tenors of the Relevant Rate for such Alternative Currency under this Agreement are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or

if the events or circumstances of the type described in Section 2.9(c)(i) or (ii) have occurred with respect to the Non-SOFR Successor Rate then in effect, then, the Administrative Agent and the Parent Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Alternative Currency or any then current Successor Rate for an Alternative Currency in accordance with this Section 2.9 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Alternative Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in such Alternative Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated in its reasonable discretion (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Non-SOFR Successor Rate”, and collectively with the SOFR Successor Rate, each a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Parent Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(d) Successor Rate. The Administrative Agent will promptly (in one or more notices) notify the Parent Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Parent Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(e) Exclusion of Certain Lenders. For purposes of this Section 2.9, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in the relevant Alternative Currency shall be excluded from any determination of Required Lenders.

Section 2.10. Increased Costs, Illegality, Etc.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Letter of Credit Issuer or any L/C Participant, including any letters of credit issued by any Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein,;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, including Letters of Credit or L/C Participations therein; or

(iii) impose on any Lender, any Letter of Credit Issuer or any L/C Participant or any applicable interbank market any other condition, cost or expense affecting this Agreement or Term SOFR Loans, Daily SOFR Loans or Alternative Currency Loans made by such Lender or its obligations hereunder in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, Letter of Credit Issuer or L/C Participant of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Letter of Credit Issuer or L/C Participant hereunder (whether of principal, interest or any other amount) then, promptly upon request of such Lender, Letter of Credit Issuer of L/C Participant, as the case may be, the Parent Borrower will pay (or cause the applicable Designated Borrower to pay) to such Lender, Letter of Credit Issuer of L/C Participant, as the case may be, such additional amount or amounts as will compensate such Lender or such Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Letter of Credit Issuer determines that any Change in Law affecting such Lender or such Letter of Credit Issuer or any Lending Office of such Lender or such Lender’s or such Letter of Credit Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Letter of Credit Issuer’s capital or on the capital of such Lender’s or such Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Letter of Credit Issuer, to a level below that which such Lender or such Letter of Credit Issuer or such Lender’s or such Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Letter of Credit Issuer’s policies and the policies of such Lender’s or such Letter of Credit Issuer’s holding company with respect to capital adequacy and liquidity requirements), then from time to time the Parent Borrower will pay (or cause the applicable Designated Borrower to pay) to such Lender or such Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Letter of Credit Issuer or such Lender’s or such Letter of Credit Issuer’s holding company for any such reduction suffered, it being understood and agreed, however, no Lender or Letter of Credit Issuer shall seek compensation under this Section 2.10(b) based on the occurrence of a Change in Law unless such Lender or Letter of Credit Issuer (in such Lender’s or Letter of Credit Issuer’s reasonable determination) is generally seeking compensation from other borrowers in the unsecured REIT loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers (but not necessarily all such borrowers) having provisions similar to this Section 2.10(b); provided that in no event shall any Lender or Letter of Credit Issuer be required to disclose information of other customers.

(c) Certificates for Reimbursement. A certificate of a Lender, Letter of Credit Issuer or L/C Participant setting forth the amount or amounts necessary to compensate such Lender, Letter of Credit Issuer, L/C Participant or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 2.10 and including in reasonable detail the basis for the determination of such additional or necessary amounts and delivered to the Parent Borrower (a copy of which certificate shall be sent by such Lender, Letter of Credit Issuer or L/C Participant to the Administrative Agent) shall be conclusive absent demonstrable error; provided that no Lender shall be required to disclose any confidential, price-sensitive or proprietary information or any information the disclosure of which would be in breach of applicable law, regulation or internal policies. The Parent Borrower shall pay (or cause the applicable Designated Borrower to pay) such Lender, Letter of Credit Issuer of L/C Participant, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof. Subject to Section 2.13, failure or delay on the part of any Lender, Letter of Credit Issuer or L/C Participant to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender’s, Letter of Credit Issuer’s or L/C Participant’s right to demand such compensation.

(d) Illegality. If any Lender reasonably determines that any law, governmental rule, regulation, guideline or order (in each case whether or not having the force of law) has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund Loans whose interest is determined by reference to a Relevant Rate, or to determine or charge interest rates based upon a Relevant Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, any Alternative Currency in the applicable interbank market, then, upon notice thereof by such Lender to the Parent Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or maintain Alternative Currency Loans in the affected currency or currencies or, in the case of Loans denominated in Dollars, to make or maintain Term SOFR Loans or Daily SOFR Loans or to convert Base Rate Loans or Daily SOFR Loans to Term SOFR Committed Loans or Base Rate Loans or Term SOFR Committed Loans to Daily SOFR Loans shall be, in each case, suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Parent Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Term SOFR Loans, Daily SOFR Loans and/or Alternative Currency Loans, as applicable, in the affected currency or currencies or, if applicable, and such Loans are denominated in Dollars, convert all Term SOFR Loans and/or Daily SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case, immediately, or in the case of Term SOFR Loans and Alternative Currency Term Rate Loans on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Term SOFR Loans or Alternative Currency Term Rate Loans, as applicable, to such day and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.11.

(e) Each party’s obligations under this Section 2.10 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or Letter of Credit Issuer, termination of this Agreement and the Commitments and the payment of the Loans and all other amounts payable hereunder.

Section 2.11. Compensation. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Parent Borrower shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold each Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan, other than a Base Rate Loan or a Daily SOFR Loan, on a day other than the last day of the Interest Period, relevant interest payment date or payment period, as applicable, for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Parent Borrower or the applicable Designated Borrower;

(c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Term SOFR Committed Loan or an Alternative Currency Term Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Parent Borrower pursuant to Section 2.15, including any losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred, including by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Parent Borrower shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 2.11 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Parent Borrower and shall be conclusive, absent manifest error; provided that no Lender shall be required to disclose any confidential, price-sensitive or proprietary information or any information the disclosure of which would be in breach of applicable law, regulation or internal policies. For purposes of calculating amounts payable by the Parent Borrower (or the applicable Designated Borrower) to the Lenders under this Section 2.11, each Lender shall be deemed to have funded each Term SOFR Committed Loan and Alternative Currency Term Rate Loan made by it at Term SOFR or the Alternative Currency Term Rate, as applicable, for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Term SOFR Committed Loan or Alternative Currency Term Rate Loan was in fact so funded. The agreements in this Section 2.11 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or Letter of Credit Issuer, termination of this Agreement and the Commitments and the payment of the Loans and all other amounts payable hereunder.

Section 2.12. Change of Lending Office. Each Lender may make any Loans, L/C Credit Extensions and other extensions of credit to the Borrowers through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrowers to repay the Obligations in accordance with the terms of this Agreement. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a) , 2.10(b), 2.10(d) or 5.4 with respect to such Lender (including, for the avoidance of doubt, the requirement to pay any Indemnified Taxes or additional amounts to any Recipient pursuant to such sections), it will, if requested by the Parent Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Lending Office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its Lending Office suffer no unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. The Parent Borrower hereby agrees to pay (or cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or Letter of Credit Issuer in connection with any such designation or assignment. Nothing in this Section 2.12 shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in Section 2.10 or 5.4.

Section 2.13. Notice of Certain Costs; Survival. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 5.4 is given by any Lender or Letter of Credit Issuer more than 120 days after such Lender or Letter of Credit Issuer has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender or Letter of Credit Issuer shall not be entitled to compensation under Section 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Parent Borrower (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120 day period referred to above shall be extended to include the period of retroactive effect thereof). All of the Borrowers’ obligations under Sections 2.10, 2.11 and 5.4 shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

Section 2.14. Increase in Facilities.

(a) Request for Increase. Upon written notice to the Administrative Agent, the Parent Borrower may from time to time, request an increase in the aggregate amount of the Facilities by requesting an increase in the Total Revolving Credit Commitment (each such increase, an “Incremental Revolving Increase”), requesting an increase in the Term A-1 Loan Facility, Term A-2 Loan Facility, Delayed Draw Term Facility, 2025 Delayed Draw Term Facility or AUD Term Loan Facility (each such increase, an “Incremental Term Loan Increase”) or establishing a new (or increasing an existing) tranche of pari passu term loans (each an “Additional TL Tranche”; each Additional TL Tranche, Incremental Revolving Increase, and Incremental Term Loan Increase are collectively referred to as “Incremental Facilities”) in an amount not exceeding the Dollar Equivalent of $1,000,000,000 in the aggregate for all such increases and additions; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000 or any lesser amount if such amount represents all remaining availability under the aggregate limit in respect of the increases set forth above (or such lesser amount as the Parent Borrower and the Administrative Agent may agree), (ii) all Incremental Revolving Increases and Incremental Term Loan Increases shall be on the same terms as the Class of and, if applicable, the Tranche of, the Facilities being increased, and (iii) all incremental commitments and loans provided as part of an Additional TL Tranche shall, subject to clause (2) of the second proviso to Section 12.1, be on terms agreed to by the Borrowers and the Lenders providing such Additional TL Tranche; provided, that if the terms of such Additional TL Tranche (other than final maturity) are not the same as the terms of the Term A-1 Loan Facility, the Term A-2 Loan Facility, the Delayed Draw Term Facility, the 2025 Delayed Draw Term Facility, the AUD Term Loan Facility or a then existing Additional TL Tranche, then the operational, technical and administrative provisions of such new Additional TL

Tranche (including currency options) shall be on terms reasonably acceptable to the Administrative Agent. The Parent Borrower may approach any Lender or any Person that meets the requirements to be an Assignee under Section 12.6(b)(i) and (ii)(B) to provide all or a portion of the requested increase; provided that (x) any Lender offered or approached to provide all or a portion of the requested increase may elect or decline, in its sole discretion, to provide all or a portion of such increase, (y) no Person approached shall become a Lender without the written consent of the Administrative Agent and the Letter of Credit Issuers, in each case, if required pursuant to Section 12.6(b) and (z) the Parent Borrower shall not be obligated to offer any existing Lender the opportunity to provide any portion of a requested increase. At the time of sending its notice, the Parent Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender and other Person approached by the Parent Borrower is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to such Lenders).

(b) Elections to Increase. Each Lender and other Person approached by the Parent Borrower shall notify the Administrative Agent within the specified time period whether or not it agrees to provide all or a portion of such increase and, if so, the amount of such requested increase that it proposes to provide. Any Lender not responding within such time period shall be deemed to have declined to provide any portion of the requested increase. Any Person providing any portion of the requested increase that is not an existing Lender shall become a Lender pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel (each, a “Joinder Agreement”). The Administrative Agent shall promptly notify the Parent Borrower and each Lender of the responses to each request made hereunder.

(c) Effective Date and Allocations. If the Facilities are increased pursuant to an Incremental Facility in accordance with this Section 2.14, the Administrative Agent and the Parent Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Facility and promptly notify the Lenders thereof and, (x) in the case of an Incremental Revolving Increase, the amount of the Revolving Credit Commitment, Dollar Tranche Commitment and/or Alternative Currency Commitment and Revolving Credit Commitment Percentage(s) of each Revolving Credit Lender as a result thereof, (y) in the case of an Incremental Term Loan Increase, the amount of the Term A-1 Loan, Term A-2 Loan, Delayed Draw Term Loan, 2025 Delayed Draw Term Loan and/or AUD Term Loan and Applicable Percentage of each Term Lender as a result thereof, and (z) in the case of an Additional TL Tranche, the amount of Term Loans and Applicable Percentage of each Lender as a result thereof.

(d) Conditions to Effectiveness of Incremental Facility. In each case, the Incremental Facility shall become effective as of the applicable Increase Effective Date; provided that (i) no Default or Event of Default shall exist on such Increase Effective Date both before and after giving effect to such increase, (ii) before and after giving effect to such increase, each of the representations and warranties made by or on behalf of any Group Member in or pursuant to the Loan Documents shall be true and correct in all material respects (or, in the case of the representations and warranties in Sections 6.16(b) and 6.18 and any representation and warranty that is qualified by materiality or Material Adverse Effect, in all respects) on such Increase Effective Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of the representations and warranties in Sections 6.16(b) and 6.18 and any representation and warranty that is qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date and except that (x) the representations and warranties set forth in Sections 6.2, 6.6, 6.19 and 6.20 shall be made only as of the Restatement Effective Date and (y) for purposes of this Section 2.14, the representations and warranties contained in Section 6.1(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 8.1(a) and (b), respectively), (iii) the Parent Borrower shall have delivered to the Administrative Agent a certificate on behalf of itself and each other Loan Party, dated as of the applicable Increase Effective Date, signed by a Responsible Officer of the Parent Borrower (x) attaching the resolutions adopted by or on behalf of each Borrower and each Guarantor (if any) (other than any NZ Loan Parties (if any)) approving or consenting to an increase in the aggregate principal amount of the Facilities to an amount at least equal to the aggregate principal amount of the Facilities that will be in effect after giving effect to such increase and certifying that, as of such Increase Effective Date, such resolutions are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption, and (y) certifying that the conditions in clauses (i) and (ii) above have been satisfied, (iv) each NZ Loan Party (if any) shall have delivered to the Administrative Agent a certificate on behalf of itself, dated as of the applicable Increase Effective Date, signed by a director thereof and in customary form (confirming that, as of such Increase Effective Date, the necessary resolutions have been passed and remain in full force and effect and have not been superseded or revoked), (v) the Administrative Agent shall have received (x) a Joinder Agreement for each Person (other than a Lender), if any, participating in such increase, which Joinder Agreement shall be duly executed by the Parent Borrower and each such Person and acknowledged and consented to in writing by the Administrative Agent, and in the case of an Incremental Revolving Increase, the Letter of Credit Issuers and (y) written confirmation from each existing Lender, if any, participating in such increase of the amount by which its Revolving Credit Commitment will be increased, and/or the amount of Term Loans and/or Term Loan Commitments and/or loans or commitments with respect to an Additional TL Tranche to be provided by it, (vi) if requested by the Administrative Agent or any new Lender or Lender participating in the Incremental Facility, the Administrative Agent shall have received a favorable opinion of counsel (which counsel shall be reasonably acceptable to the Administrative Agent), addressed to the Administrative Agent and each Lender, as to such customary matters concerning the Incremental Facility as the Administrative Agent may reasonably request, (vii) if requested by any new Lender joining on the applicable Increase Effective Date, the Administrative Agent shall have received a Note executed by the Borrowers in favor of such new Lender, (viii) the Borrowers shall have paid such fees to the Administrative Agent, for its own account and for the benefit of the Lenders participating in the increase, as are agreed mutually at the time and invoiced at least two (2) Business Days prior to the applicable Increase Effective Date and shall have paid any fees required to be paid pursuant to the Fee Letter in connection therewith, (ix) upon the reasonable request of any Lender or potential Lender made at least ten (10) Business Days prior to the applicable Increase Effective Date, the Borrowers shall have provided to such Lender or potential Lender, and such Lender or potential Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act and, if any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Loan Party, in each case, at least five (5) Business Days prior to such Increase Effective Date and (x) the conditions to the making of an extension of credit set forth in Section 7.2 (other than the delivery of a Committed Loan Notice in the case of an Incremental Revolving Increase) shall be satisfied or waived.

(e) Settlement and Funding Procedures. On each Increase Effective Date, promptly following fulfillment of the conditions set forth in clause (d) of this Section 2.14, the Administrative Agent shall notify the Lenders of the occurrence of the increase effected on such Increase Effective Date, the amount of the increase, the nature of the increase (i.e., an Incremental Revolving Increase, an Incremental Term Loan Increase or an Additional TL Tranche) and, in the case of an Incremental Revolving Increase, the applicable Tranche or Tranches. In the event that an increase in the Total Revolving Credit Commitment results in any change to the Revolving Credit Commitment Percentage of any Lender, then on the applicable Increase Effective Date (i) the participation interests of the Revolving Credit Lenders in any outstanding Letters of Credit shall be automatically reallocated among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages after giving effect to such increase, (ii) any new Lender, and any existing Revolving Credit Lender whose Revolving Credit Commitment has increased, shall pay to the Administrative Agent such amounts in Dollars and any applicable Alternative Currencies as are necessary to fund its new or increased Revolving Credit Commitment Percentage of all existing Revolving Credit Loans of the applicable Tranche or Tranches, (iii) the Administrative Agent will use the proceeds thereof to pay to all existing Revolving Credit Lenders whose Revolving Credit Commitment Percentage is decreasing such amounts as are necessary so that each Lender’s participation in existing Revolving Credit Loans of the applicable Tranche or Tranches will be equal to its adjusted Revolving Credit Commitment Percentage and (iv) if the applicable Increase Effective Date occurs on a date other than the last day of an Interest Period applicable to any outstanding Revolving Credit Loan that is a Term SOFR Committed Loan or an Alternative Currency Term Rate Loan, then the Borrowers shall pay any amounts required pursuant to Section 2.11 on account of the payments made pursuant to clause (iii) of this sentence. In the event of an Incremental Term Loan Increase or an Additional TL Tranche, each Lender participating in such Incremental Facility shall make a Term Loan to the applicable Borrower in an amount equal to its pro rata share of such Incremental Facility.

(f) Amendments. Notwithstanding the provisions of Section 12.1, the Borrowers, the Administrative Agent and each Lender participating in any Incremental Facility may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to implement the terms of any such Incremental Facility, including any amendments necessary to establish the Loans under any Incremental Facility as a new Class or tranche of Revolving Credit Loans or Term Loans, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent in connection with the establishment of such new Class or tranche (including to preserve the pro rata treatment of the new and existing Classes or tranches), in each case on terms consistent with this Section 2.14. In addition, upon the effectiveness of any Incremental Facility, unless otherwise specifically provided herein, all references in the Loan Documents to Revolving Credit Loans or Term Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Credit Loans made pursuant to Incremental Revolving Increases and Term Loans that are made pursuant to Incremental Term Loan Increases and Additional TL Tranches, respectively.

(g) Conflicting Provisions. This Section 2.14 shall supersede any provisions in Section 12.7(a) or 12.1 to the contrary.

Section 2.15. Replacement of Lenders or Termination of Commitments Under Certain Circumstances.

(a) The Parent Borrower shall be permitted (x) to replace any Lender with a replacement bank or other financial institution or (y) to terminate the Commitment of a Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than a Letter of Credit Issuer), repay all Obligations of the Borrowers due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of a Letter of Credit Issuer, repay all Obligations of the Borrowers owing to such Letter of Credit Issuer relating to the Loans and participations held by such Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it that (a) requests reimbursement for amounts owing pursuant to Sections 2.10 or 5.4, (b) is affected in the manner described in Section 2.10(d) and as a result thereof any of the actions described in such Section is required to be taken, or (c) becomes a Defaulting Lender; provided that (i) such replacement or termination does not conflict with any Requirement of Law, (ii) no Event of Default under Section 10.1(a) or (h) shall have occurred and be continuing at the time of such replacement or termination, (iii) the Parent Borrower shall repay or cause to be repaid (or in the case of a replacement, the replacement bank or institution shall purchase, at par) all Loans, accrued interest thereon, accrued fees and all other amounts, including pursuant to Sections 2.10, 2.11 or 5.4, as the case may be, owing to such replaced or terminated Lender prior to the date of replacement or termination, as the case may be, (iv) any replacement bank or institution, if not already a Lender, an Affiliate of the Lender or Approved Fund, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) any replacement bank or institution, if not already a Lender shall be subject to the provisions of Section 12.6(b), (vi) any replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.6(b) (provided that the failure of any such replaced Lender to execute an assignment shall not render such assignment invalid and such assignment shall be recorded in the Register), (vii) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender and (viii) such replacement bank or institution would not have been entitled to reimbursement or have been affected as provided in (a) or (b) above.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 12.1 requires the consent of either (i) all of the Lenders directly and adversely affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders (or more than 50% of the directly and adversely affected Lenders) shall have granted their consent, then the Parent Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 12.6(b)) or (y) terminate the Commitment of such Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than a Letter of Credit Issuer), repay all Obligations of the Borrowers due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of a Letter of Credit Issuer, repay all Obligations of the Borrowers owing to such Letter of Credit Issuer relating to the Loans and participations held by such Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it; provided that (a) all Obligations hereunder of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment including any amounts that such Lender may be owed pursuant to Section 2.11 and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the Outstanding Amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrowers, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 12.6.

(c) Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 2.15 may be effected pursuant to an Assignment and Assumption executed by the Parent Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

Section 2.16. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 12.1.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.7(b) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Letter of Credit Issuer hereunder; third, to Cash Collateralize the Fronting Exposure of the Letter of Credit Issuers with respect to such Defaulting Lender in accordance with Section 3.8; fourth, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the future Fronting Exposure of the Letter of Credit Issuers with respect to such Defaulting Lender, in accordance with Section 3.8; sixth, to the payment of any amounts owing to the Lenders or the Letter of Credit Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Letter of Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Dollar Tranche Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) [reserved].

(B) Each Revolving Credit Lender that is a Defaulting Lender shall be entitled to receive (1) Facility Fees payable under Section 4.1(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to the sum of (x) the Outstanding Amount of the Revolving Credit Loans funded by it, and (y) its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.8 and (2) Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.8.

(C) With respect to any Facility Fee or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Letter of Credit Issuers the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Revolving Credit Commitment Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Lenders that are Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 12.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Parent Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 3.8.

(b) Defaulting Lender Cure. If the Parent Borrower, the Administrative Agent and each Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the applicable Lenders, and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Dollar Tranche Lenders, in each case, in accordance with their Applicable Percentages of the applicable Classes of Loans (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17. Extension of Revolving Loan Maturity Date, Term Loan Maturity Date for the Term A-1 Loan Facility and Term Loan Maturity Date for the 2025 Delayed Draw Term Facility.

(a) Requests for Extension. The Parent Borrower may, by written notice to the Administrative Agent (each such notice, a “Loan Extension Notice”) (i) at least thirty (30) days, but no more than ninety (90) days, prior to the Revolving Loan Maturity Date then in effect (such Revolving Loan Maturity Date then in effect being referred to herein as the “Existing Revolving Loan Maturity Date”), request that the Revolving Credit Lenders extend the Revolving Loan Maturity Date for a period of six (6) months from the Existing Revolving Loan Maturity Date; provided, that in no event shall the Revolving Loan Maturity Date be extended beyond the fifth anniversary of the Restatement Effective Date; (ii) at least thirty (30) days, but no more than ninety (90) days, prior to the Term Loan Maturity Date then in effect for the Term A-1 Loan Facility (such Term Loan Maturity Date then in effect for the Term A-1 Loan Facility being referred to herein as the “Existing Term A-1 Loan Maturity Date”), request that the Term A-1 Lenders extend the Term Loan Maturity Date for the Term A-1 Loan Facility for a period of three (3) months from the Existing Term A-1 Loan Maturity Date; provided, that in no event shall the Term Loan Maturity Date for the Term A-1 Loan Facility be extended beyond the first anniversary of the Initial Term A-1 Loan Maturity Date; and (iii) at least thirty (30) days, but no more than ninety (90) days, prior to the Term Loan Maturity Date then in effect for the 2025 Delayed Draw Term Facility (such Term Loan Maturity Date then in effect for the 2025 Delayed Draw Term Facility being referred to herein as the “Existing 2025 Delayed Draw Term Loan Maturity Date”), request that the 2025 Delayed Draw Term Lenders extend the Term Loan Maturity Date for the 2025 Delayed Draw Term Facility for a period of three (3) months from the Existing Term A-1 Loan Maturity Date; provided, that in no event shall the Term Loan Maturity Date for the 2025 Delayed Draw Term Facility be extended beyond the six (6) month anniversary of the Initial 2025 Delayed Draw Term Loan Maturity Date.

(b) Conditions to Effectiveness of Extension. As conditions precedent to the effectiveness of each extension of the Revolving Loan Maturity Date, the Term Loan Maturity Date for the Term A-1 Loan Facility or the Term Loan Maturity Date for the 2025 Delayed Draw Loan Facility each of the following requirements shall be satisfied or waived on or prior to the then Existing Revolving Loan Maturity Date, the then Existing Term A-1 Loan Maturity Date or the then Existing 2025 Delayed Draw Term Loan Maturity Date, as applicable, as determined in good faith by the Administrative Agent (in each case, the first date on which such conditions precedent are satisfied or waived, the “Extension Effective Date”):

(i) On the date of such Loan Extension Notice and both immediately before and immediately after giving effect to such extension of the applicable Maturity Date, (x) each of the representations and warranties made by or on behalf of any Group Member in or pursuant to the Loan Documents shall be true and correct in all material respects (or, in the case of the representations and warranties in Sections 6.16(b) and 6.18 and any representation and warranty that is qualified by materiality or Material Adverse Effect, in all respects) on such Extension Effective Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of the representations and warranties in Sections 6.16(b) and 6.18 and any representation and warranty that is qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date and except that (x) the representations and warranties set forth in Sections 6.2, 6.6, 6.19 and 6.20 shall be made only as of the Restatement Effective Date and (y) for purposes of this Section 2.17, the representations and warranties contained in Section 6.1(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 8.1(a) and (b), respectively) and (y) no Default or Event of Default shall have occurred and be continuing;

(ii) The Parent Borrower shall have paid or caused to be paid to the Administrative Agent, (x) in the case of an extension of the then Existing Revolving Loan Maturity Date, for the pro rata benefit of the Revolving Credit Lenders based on their respective Revolving Credit Commitment Percentages as of such date, an extension fee in an amount equal to 0.0625% multiplied by the amount of the Total Revolving Credit Commitment as in effect on the applicable Extension Effective Date, (y) in the case of an extension of the then Existing Term A-1 Loan Maturity Date, for the pro rata benefit of the Term A-1 Lenders based on their respective Applicable Percentages as of such date, an extension fee in an amount equal to 0.03125% multiplied by the amount of the Term A-1 Loan Facility as in effect on the applicable Extension Effective Date, and (z) in the case of an extension of the then Existing 2025 Delayed Draw Term Loan Maturity Date, for the pro rata benefit of the 2025 Delayed Draw Term Lenders based on their respective Applicable Percentages as of such date, an extension fee in an amount equal to 0.025% multiplied by the amount of the 2025 Delayed Draw Term Facility as in effect on the applicable Extension Effective Date, it being agreed in each case that such extension fee shall be fully earned when paid and shall not be refundable for any reason;

(iii) The Administrative Agent shall have received a certificate of (x) the Parent Borrower on behalf of itself and each other Loan Party, dated as of the applicable Extension Effective Date, signed by a Responsible Officer of the Parent Borrower (1) attaching the resolutions adopted by or on behalf of each Borrower and each Guarantor (if any) (other than any NZ Loan Parties (if any)) approving or consenting to an extension of the applicable Maturity Date for a period that is not less than the extension being requested on such Extension Effective Date and certifying that, as of such Extension Effective Date, such resolutions are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption, and (2) certifying that, before and after giving effect to such extension, the conditions in clause (i) above have been satisfied and (y) each NZ Loan Party (if any) on behalf of itself, dated as of the applicable Extension Effective Date, signed by a director thereof and in customary form (confirming that, as of such Extension Effective Date, the necessary resolutions have been passed and remain in full force and effect and have not been superseded or revoked);

(iv) The Administrative Agent shall have received such other certificates, opinions and other documents as the Administrative Agent or any of the Revolving Credit Lenders may reasonably require, each in form and substance reasonably satisfactory to the Administrative Agent.

(c) Extension Effectiveness. The Revolving Loan Maturity Date, Term Loan Maturity Date for the Term A-1 Loan Facility or Term Loan Maturity Date for the 2025 Delayed Draw Loan Facility, as the case may be, shall be extended, effective as of the Extension Effective Date.

(d) Conflicting Provisions. This Section 2.17 shall supersede any provisions in Section 12.7(a) or 12.1 to the contrary.

Section 2.18. Designated Borrowers.

(a) The Parent Borrower may at any time, on or after the Restatement Effective Date, by notice from the Parent Borrower to the Administrative Agent request that a Wholly-Owned Subsidiary of the Parent Borrower (an “Applicant Borrower”) be designated as a Designated Borrower to receive Revolving Credit Loans hereunder or Term Loans under an Additional TL Tranche by delivering to the Administrative Agent a duly executed notice and agreement in substantially the form of Exhibit K (a “Designated Borrower Request and Assumption Agreement”). The Administrative Agent shall promptly notify each Lender of each such designation by the Parent Borrower and the identity and jurisdiction of the Applicant Borrower. Following delivery of a Designated Borrower Request and Assumption Agreement, the Parent Borrower shall promptly upon the request of the Administrative Agent or any Lender provide all documentation and other information concerning such Applicant Borrower that the Administrative Agent or such Lender requests in order to comply with its obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and, if any Applicant Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Applicant Borrower. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received (i) all documentation and other information concerning such Applicant Borrower that the Administrative Agent or any Lender requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation (the “Required Information”), (ii) such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their sole discretion, and (iii) one or more Notes signed by such Applicant Borrower to the extent any Lenders so require. Notwithstanding anything to the contrary contained in this Agreement, in the event that the results of any such “know your customer” or similar investigation conducted by the Administrative Agent or any Lender with respect to any Applicant Borrower is not reasonably satisfactory to the Administrative Agent or any Lender, such Applicant Borrower shall not be permitted to become a Designated Borrower.

(b) The approval of the Administrative Agent and the Majority in Interest of the Lenders of the Class of Loans to be provided to an Applicant Borrower will be required in order for such Applicant Borrower to be entitled to receive Loans hereunder; provided that any designation of an Applicant Borrower organized under the laws of a jurisdiction other than the United States or Canada as a Designated Borrower shall require the consent of each Revolving Credit Lender and/or each Term Lender participating in the Additional TL Tranche proposed to be made available to such Applicant Borrower, as applicable; provided, further that the designation of an Applicant Borrower organized under the laws of Canada shall require the consent of each Revolving Credit Lender and/or each Term Lender participating in the Additional TL Tranche proposed to be made available to such Applicant Borrower, as applicable, if any Change in Law adversely affects the legality or ability of any such Lender to make Loans to such Applicant Borrower or to conduct business in the jurisdiction of organization of such Applicant Borrower. If the Administrative Agent and the requisite Revolving Credit Lenders and/or Term Lenders (as determined in accordance with the prior sentence) approve the designation of an Applicant Borrower as a Designated Borrower, then promptly following receipt, but in no event earlier than ten (10) Business Days following receipt by the Administrative Agent and the Lenders of the Required Information with respect to an Applicant Borrower organized under the laws of the United States or Canada (or such earlier date as the Administrative Agent may agree) and within such time period as may be agreed by the Administrative Agent and the Parent Borrower following receipt by the Administrative Agent and the Lenders of the Required Information with respect to any other Applicant Borrower, the Administrative Agent shall send a notice in substantially the form of Exhibit L (a “Designated Borrower Notice”) to the Parent Borrower and the Lenders specifying the effective date upon which, subject to receipt of all resolutions, incumbency certificates, opinions of counsel and other documents or information requested or required pursuant to the last sentence of Section 2.18(a), the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Revolving Credit Loans and/or Term Lenders under the applicable Additional TL Tranche hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five (5) Business Days after such effective date.

(c) Notwithstanding anything to the contrary contained herein, (i) any Designated Borrower that is organized under the laws of Canada shall only be permitted to receive Loans, and request the issuance of Letters of Credit, that are denominated in Dollars or Canadian Dollars, (ii) any Designated Borrower that is organized under the laws of Australia shall only be permitted to receive Loans, and request the issuance of Letters of Credit, that are denominated in Dollars or Australian Dollars and (iii) any Designated Borrower that is organized under the laws of New Zealand shall only be permitted to receive Loans, and request the issuance of Letters of Credit, that are denominated in Dollars or New Zealand Dollars.

(d) The Obligations of the Parent Borrower and each Designated Borrower shall be joint and several in nature, as further described in Section 2.19.

(e) Each Designated Borrower hereby irrevocably appoints and consents to the Parent Borrower as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices (including, without limitation, with respect to Borrowings and repayments of Loans as described in Article II hereof and Letters of Credit as described in Article III hereof and of service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 12.11 (and the Parent Borrower hereby accepts such appointment for service)), (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Parent Borrower, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Parent Borrower in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(f) The Parent Borrower may from time to time, upon not less than fifteen (15) Business Days’ notice from the Parent Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such by delivering to the Administrative Agent a duly executed notice in substantially the form of Exhibit M (a “Designated Borrower Termination Notice”), provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans or other extensions of credit made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status. Notwithstanding the foregoing, the delivery of a Designated Borrower Termination Notice with respect to any Borrower shall not terminate (i) any obligation of such Borrower that remains unpaid at the time of such delivery (including without limitation any obligation arising thereafter in respect of such Borrower under Section 2.10 or 5.4) or (ii) the obligations of the Company under Article XIII with respect to any such unpaid obligations.

(g) For the avoidance of doubt, the parties hereto acknowledge that on the Restatement Effective Date the only Designated Borrowers are the Wholly-Owned Subsidiaries of the Parent Borrower listed on Schedule 1.1B.

Section 2.19. Joint and Several Liability.

(a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b) Each of the Borrowers hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations arising under this Agreement and the other Loan Documents, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such obligation.

(d) The obligations of each Borrower under the provisions of this Section 2.19 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement) or of any demand for any payment under this Agreement (except to the extent demand is expressly required to be given pursuant to the terms of this Agreement), notice of any action at any time taken or omitted by the Lenders under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.19, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.19, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.19 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 2.19 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower or any Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f) The provisions of this Section 2.19 are made for the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 2.19 shall remain in effect until all of the Obligations hereunder shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.19 will forthwith be reinstated and in effect as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any other Loan Document, the obligations of each Designated Borrower hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law or any Debtor Relief Laws.

(h) The Borrowers hereby agree as among themselves that, in connection with payments made hereunder, each such Person shall have a right of contribution from each other Borrower in accordance with applicable Laws. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been irrevocably paid in full and the Commitments relating thereto shall have expired or been terminated, and none of the Borrowers shall exercise any such contribution rights until the Obligations have been irrevocably paid in full and the Commitments relating thereto shall have expired or been terminated.

(i) Notwithstanding the foregoing, or anything else in this Agreement to the contrary, if at the time the Parent Borrower notifies the Administrative Agent and the Lenders that it has determined, in its reasonable judgment, that the joint and several liability of a Borrower that is a Foreign Obligor with the other Borrowers would result in adverse tax consequences to the Parent Borrower or the Group Members taken as a whole, then the obligations of such Borrower shall instead be several in nature.

Section 2.20. Environmental Amendment. Subject to the approval of the Required Lenders, the Parent Borrower, the Sustainability Coordinators and the Administrative Agent may enter into an amendment (the “Environmental Amendment”) that will establish specified key performance indicators with respect to certain environmental targets of the Parent Borrower and its subsidiaries, against which the performance of the Parent Borrower and its subsidiaries will be measured, resulting in adjustments to the Revolving Credit Facility Fee and the Applicable Margin; provided that the Revolving Credit Facility Fee shall not decrease or increase by more than 0.005% and the Applicable Margin shall not decrease or increase by more than 0.02% (provided that in no circumstance shall the Applicable Margin or the Revolving Credit Facility Fee be permitted to be less than zero as a result of such a decrease) and the Applicable Margin with respect to Letters of Credit and the Letter of Credit Fees shall not be subject to any adjustment; provided, further, that (i) the Environmental Amendment may not be entered into after the date that is twelve (12) months following the Restatement Effective Date, and (ii) the key performance indicators will be subject to third-party verification in alignment with the latest Sustainability Linked Loan Principles published by the Loan Syndications & Trading Association.

ARTICLE III

LETTERS OF CREDIT

Section 3.1. Letters of Credit.

(a) Subject to and upon the terms and conditions herein set forth, (i) at any time and from time to time during the L/C Availability Period, each Letter of Credit Issuer agrees, in reliance upon the agreements of the Dollar Tranche Lenders set forth in this Article III, to issue from time to time during the L/C Availability Period for the account of the Parent Borrower (or, so long as the Parent Borrower is the primary obligor, for the account of any Subsidiary of the Parent Borrower) letters of credit denominated in Dollars or in one or more Alternative Currencies (the “Letters of Credit” and each, a “Letter of Credit”) in such form as may be approved by such Letter of Credit Issuer in its reasonable discretion and (ii) the Dollar Tranche Lenders severally agree to participate in Letters of Credit issued for the account of the Parent Borrower or its Subsidiaries and any drawings thereunder. Each letter of credit listed on Schedule 3.1A (each an “Existing Letter of Credit”) shall be deemed to constitute a Letter of Credit issued hereunder by the Letter of Credit Issuer identified on such schedule and from and after the Restatement Effective Date shall be subject to and governed by the terms and conditions hereof.

(b) Notwithstanding the foregoing, (i) [reserved]; (ii) no Letter of Credit shall be issued, amended or renewed the Stated Amount of which, when added to the L/C Obligations at such time, would exceed the Letter of Credit Subfacility then in effect; (iii) no Letter of Credit shall be issued, amended or renewed the Stated Amount of which would cause (A) the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance, amendment or renewal thereof to exceed the Total Revolving Credit Commitment then in effect, (B) the Revolving Credit Exposure of any Revolving Credit Lender at the time of the issuance, amendment or renewal thereof to exceed such Lender’s Revolving Credit Commitment, (C) the aggregate Dollar Tranche Exposure of all Revolving Credit Lenders to exceed the Dollar Tranche, or (D) the Dollar Tranche Exposure of any Revolving Credit Lender to exceed such Revolving Credit Lender’s Dollar Tranche Commitment; (iv) each Letter of Credit shall have an expiration date occurring no later than the earlier of (x) one (1) year after the date of issuance thereof (except as set forth in Section 3.2(d)) and (y) the L/C Maturity Date; provided that, notwithstanding the foregoing, a Letter of Credit may have an expiration date (A) occurring later than the L/C Maturity Date to the extent agreed upon by the Administrative Agent, the applicable Letter of Credit Issuer and, unless such Letter of Credit has been Cash Collateralized, the Dollar Tranche Lenders and (B) up to one (1) year after the L/C Maturity Date if, not later than ninety (90) days prior to the L/C Maturity Date, the Parent Borrower provides cash collateral acceptable to all Letter of Credit Issuers in an amount equal to 102% of the Stated Amount of all Letters of Credit with expiration dates after the L/C Maturity Date; (v) each Letter of Credit shall be denominated in Dollars or an Alternative Currency; (vi) no Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; (vii) no Letter of Credit shall be issued by any Letter of Credit Issuer after it has received a written notice from any Loan Party or the Administrative Agent or the Required Tranche Lenders stating that a Default or Event of Default has occurred and is continuing until such time as such Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1; and (viii) no Letter of Credit Issuer shall be under any obligation to issue, amend or renew any Letter of Credit if after giving effect thereto the L/C Obligations in respect of all Letters of Credit issued by such Letter of Credit Issuer would exceed such Letter of Credit Issuer’s Letter of Credit Sublimit; provided that, subject to the limitations set forth in the proviso to clauses (i) through (iii) above, any Letter of Credit Issuer in its sole discretion may issue Letters of Credit in excess of its Letter of Credit Sublimit.

(c) Upon at least two (2) Business Days’ prior written notice to the Administrative Agent and the applicable Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the Dollar Tranche Lenders), the Parent Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Subfacility in whole or in part; provided that, (i) after giving effect to such termination or reduction, the L/C Obligations shall not exceed the Letter of Credit Subfacility and (ii) the Letter of Credit Sublimit of each Letter of Credit Issuer shall be reduced on a pro rata basis. Following any such termination or reduction, the Administrative Agent may in its discretion replace the existing Schedule 1.1A with an amended and restated schedule that reflects such termination or reduction.

(d) No Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain such Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (in each case, for which such Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon such Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which such Letter of Credit Issuer in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of such Letter of Credit Issuer applicable to letters of credit generally;

(iii) except as otherwise agreed by such Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than $100,000 (or such lower amount as may be agreed to by such Letter of Credit Issuer);

(iv) such Letter of Credit is denominated in a currency other than Dollars or an Alternative Currency;

(v) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder;

(vi) such Letter of Credit Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency; or

(vii) any Dollar Tranche Lender is at that time a Defaulting Lender, unless such Letter of Credit Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Letter of Credit Issuer (in its sole discretion) with the Parent Borrower or such Dollar Tranche Lender to eliminate such Letter of Credit Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Letter of Credit Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(e) No Letter of Credit Issuer shall increase the Stated Amount of any Letter of Credit if such Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(f) No Letter of Credit Issuer shall be under any obligation to amend any Letter of Credit if (A) such Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(g) Each Letter of Credit Issuer shall act on behalf of the Dollar Tranche Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and each Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article XI with respect to any acts taken or omissions suffered by such Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article XI included such Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Letter of Credit Issuer.

Section 3.2. Letter of Credit Requests.

(a) Whenever the Parent Borrower desires that a Letter of Credit be issued for its account or amended, the Parent Borrower shall deliver to the Administrative Agent and the applicable Letter of Credit Issuer a request in the form of a Letter of Credit Application by no later than 1:00 p.m. at least three (3) Business Days (or such other period as may be agreed upon by the Parent Borrower and such Letter of Credit Issuer) prior to the proposed date of issuance or amendment; provided that all requests for Letters of Credit denominated in an Alternative Currency shall, in the first instance, be directed to Bank of America, and, if Bank of America declines to issue a Letter of Credit denominated in an Alternative Currency, the Parent Borrower may then deliver a request for such Letter of Credit denominated in an Alternative Currency to another Letter of Credit Issuer; provided further that there shall not be more than two Letter of Credit Issuers, in addition to Bank of America, with Letters of Credit outstanding in an Alternative Currency at any time. Each Letter of Credit Application shall be appropriately completed and executed by a Responsible Officer of the Parent Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by such Letter of Credit Issuer, by personal delivery or by any other means acceptable to such Letter of Credit Issuer. For the avoidance of doubt, each Letter of Credit shall be issued by one Letter of Credit Issuer.

(b) In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Letter of Credit Issuer: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the Stated Amount and currency thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (vii) the identity of the applicant; (viii) the purpose and nature of the requested Letter of Credit; and (ix) such other matters as such Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such Letter of Credit Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Letter of Credit Issuer may reasonably require. Additionally, the Parent Borrower shall furnish to such Letter of Credit Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Letter of Credit Issuer or the Administrative Agent may reasonably require.

(c) Promptly after receipt of any Letter of Credit Application, the applicable Letter of Credit Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Parent Borrower and, if not, such Letter of Credit Issuer will provide the Administrative Agent with a copy thereof. Unless a Letter of Credit Issuer has received written notice from any Dollar Tranche Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the Letter of Credit, that one or more applicable conditions contained in Sections 7.1 (solely with respect to any Letter of Credit issued on the Restatement Effective Date) and 7.2 shall not then be satisfied to the extent required thereby, then, subject to the terms and conditions hereof, such Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the Parent Borrower (or, so long as the Parent Borrower is the primary obligor, for the account of a Subsidiary of the Parent Borrower) or enter into the applicable amendment, as the case may be, in each case in accordance with such Letter of Credit Issuer’s usual and customary business practices.

(d) If the Parent Borrower so requests in any applicable Letter of Credit Application, a Letter of Credit Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof and the Parent Borrower not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Letter of Credit Issuer, the Parent Borrower shall not be required to make a specific request to such Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Dollar Tranche Lenders shall be deemed to have authorized (but may not require) such Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date, unless otherwise agreed upon by the Administrative Agent and such Letter of Credit Issuer; provided, however, that such Letter of Credit Issuer shall not permit any such extension if (A) such Letter of Credit Issuer has reasonably determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.1(b) or otherwise), or (B) it has received written notice on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Dollar Tranche Lender or the Parent Borrower that one or more of the applicable conditions specified in Section 7.2 are not then satisfied, and in each such case directing such Letter of Credit Issuer not to permit such extension.

(e) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, each Letter of Credit Issuer will also deliver to the Parent Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(f) Each request for a Letter of Credit shall be deemed to be a representation and warranty by the Parent Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

Section 3.3. Letter of Credit Participations.

(a) Immediately upon the issuance by a Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each Dollar Tranche Lender (each such Dollar Tranche Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Parent Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any fees paid to the Administrative Agent for the account of any Letter of Credit Issuer in respect of each Letter of Credit issued hereunder.

(b) In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction, shall not create for the Letter of Credit Issuer any resulting liability.

(c) In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Parent Borrowers shall not have repaid such amount in full to such Letter of Credit Issuer through the Administrative Agent pursuant to Section 3.4(a), the Administrative Agent shall promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars (in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) at the Administrative Agent’s Office for Dollar-denominated payments and in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of such Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees that are reasonably and customarily charged by such Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of a Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.

(d) Whenever the Administrative Agent receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of a Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of each Letter of Credit Issuer with respect to Letters of Credit shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Letter of Credit Issuer, the Parent Borrower, any Subsidiary or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing.

(f) If any payment received by the Administrative Agent for the account of a Letter of Credit Issuer pursuant to Section 3.3(c) is required to be returned under any circumstance (including pursuant to any settlement entered into by such Letter of Credit Issuer in its discretion), each Dollar Tranche Lender shall pay to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Dollar Tranche Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 3.4. Agreement to Repay Letter of Credit Drawings.

(a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Letter of Credit Issuer shall notify the Parent Borrower and the Administrative Agent thereof (such notification provided by such Letter of Credit Issuer to the Parent Borrower and the Administrative Agent being referred to herein as an “L/C Draw Notice”). The Parent Borrower hereby agrees to reimburse each Letter of Credit Issuer, by making payment with respect to any drawing under any Letter of Credit in the same currency in which such drawing was made unless (A) such Letter of Credit Issuer (at its option) shall have specified in the notice of drawing that it will require reimbursement in Dollars or (B) in the absence of any such requirement for reimbursement in Dollars, the Parent Borrower shall have notified the applicable Letter of Credit Issuer promptly following receipt of the notice of drawing that the Parent Borrower will reimburse such Letter of Credit Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Letter of Credit Issuer shall notify the Parent Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Any such reimbursement shall be made by the Parent Borrower to the Administrative Agent in Same Day Funds for any payment or disbursement made by a Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency), an “Unpaid Drawing”) if (i) an L/C Draw Notice with respect to a Letter of Credit is received by the Parent Borrower (x) on or prior to 11:00 a.m. on the date of any payment by the applicable Letter of Credit Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the applicable Letter of Credit Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date a payment is made by a Letter of Credit Issuer under a Letter of Credit being referred to herein as an “Honor Date”), then, not later than 3:00 p.m. on the Honor Date under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the Honor Date under a Letter of Credit to be reimbursed in an Alternative Currency or (y) after 11:00 a.m. on the Honor Date under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the Honor Date under a Letter of Credit to be reimbursed in an Alternative Currency, then, not later than 3:00 p.m. on the first Business Day following the Honor Date under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the first Business Day following the Honor Date under a Letter of Credit to be reimbursed in an Alternative Currency, (such date on which the Parent Borrower, pursuant to clauses (x) and (y) of this sentence, are required to reimburse a Letter of Credit Issuer for a drawing under a Letter of Credit is referred to herein as the “Reimbursement Date”); provided, however, that if the Reimbursement Date for a drawing under a Letter of Credit is the Business Day following the Honor Date pursuant to clause (y) of this sentence then the Unpaid Drawing shall accrue interest from and including the Honor Date to the date the applicable Letter of Credit Issuer is reimbursed in full therefor (whether through payment by the Parent Borrower and/or the L/C Participants in accordance with Section 3.3(c)) at a rate per annum equal to (A) for the period from and including the Honor Date to but excluding the first Business Day to occur thereafter, the Applicable Margin for Base Rate Loans that are Revolving Credit Loans plus the Base Rate as in effect from time to time and (B) thereafter, at the Default Rate in accordance with Section 2.8(c). Interest accruing on the Unpaid Drawing pursuant to the proviso to the immediately preceding sentence shall be payable by the Parent Borrower promptly to the Administrative Agent, solely for the account of the applicable Letter of Credit Issuer. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 3.4(a) and (B) the Dollar amount paid by the Parent Borrower, whether on or after the Reimbursement Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Parent Borrower agrees, as a separate and independent obligation, to indemnify the applicable Letter of Credit Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. Notwithstanding anything contained in this Agreement to the contrary, (i) unless the Parent Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 11:00 a.m. on the Reimbursement Date under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the Reimbursement Date under a Letter of Credit to be reimbursed in an Alternative Currency, that the Parent Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Parent Borrower shall be deemed to have given a Committed Loan Notice requesting that, with respect to Letters of Credit, the Dollar Tranche Lenders make Revolving Credit Loans

(which shall be denominated in Dollars and which shall be Base Rate Loans) on the Reimbursement Date in the amount of such drawing and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Parent Borrower in Dollars in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 2:00 p.m. on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purposes of reimbursing the relevant Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Parent Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Maturity Date, the full amount of the L/C Obligations in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the relevant Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as cash collateral for such Letter of Credit to reimburse any drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not been paid at such time and third, to the Parent Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Parent Borrower’s obligation to repay all outstanding Revolving Credit Loans when due in accordance with the terms of this Agreement.

(b) The obligation of the Parent Borrower to reimburse each Letter of Credit Issuer for each drawing under each Letter of Credit issued by such Letter of Credit Issuer and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any of the other Loan Documents;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Parent Borrower or any Subsidiary may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, relevant Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Parent Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the relevant Letter of Credit Issuer of any requirement that exists for such Letter of Credit Issuer’s protection and not the protection of the Parent Borrower (or any Subsidiary of the Parent Borrower) or any waiver by the relevant Letter of Credit Issuer which does not in fact materially prejudice the Parent Borrower (or any Subsidiary of the Parent Borrower);

(v) any payment made by the relevant Letter of Credit Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vi) any payment by the relevant Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by such Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, Controller, administrator or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(vii) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(viii) any adverse change in any relevant exchange rates or in the relevant currency markets generally;

(ix) honor of demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(x) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(xi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or an equitable discharge of, or provide a right of set off against, the Parent Borrower’s obligations hereunder (or any Subsidiary of the Parent Borrower) (other than the defense of payment or performance).

(c) The foregoing shall not be construed to excuse any Letter of Credit Issuer from liability to the Parent Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Parent Borrower to the extent permitted by applicable law) suffered by the Parent Borrower that are caused by such Letter of Credit Issuer’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, a Letter of Credit Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

The Parent Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Parent Borrower’s instructions or other irregularity, the Parent Borrower will immediately notify the applicable Letter of Credit Issuer. The Parent Borrower shall be conclusively deemed to have waived any such claim against the applicable Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.

Section 3.5. [Reserved].

Section 3.6. New or Successor Letter of Credit Issuer.

(a) Any Letter of Credit Issuer may resign as a Letter of Credit Issuer upon sixty (60) days’ prior written notice to the Administrative Agent, the Lenders, the other Letter of Credit Issuers and the Parent Borrower; provided that, if at any time any Letter of Credit Issuer assigns all of its Commitments and Loans pursuant to Section 12.6, such Letter of Credit Issuer may, upon thirty (30) days’ notice to the Administrative Agent, the Lenders, the other Letter of Credit Issuers and the Parent Borrower, resign as a Letter of Credit Issuer. The Parent Borrower may, with the written consent of the Administrative Agent (which shall not be unreasonably withheld or delayed), replace any Letter of Credit Issuer for any reason upon written notice to such Letter of Credit Issuer. The Parent Borrower may, with the written consent of the Administrative Agent (which shall not be unreasonably withheld or delayed), add Letter of Credit Issuers at any time. If any Letter of Credit Issuer shall resign or be replaced, or if the Parent Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Parent Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer (with the agreement to become a successor issuer of Letters of Credit or a new Letter of Credit Issuer to be in the sole discretion of such Lender), as the case may be, or another successor or new issuer of Letters of Credit, whereupon such successor issuer accepting such appointment shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Loan Documents, or such new issuer of Letters of Credit accepting such appointment shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment; provided, however, that no failure by the Parent Borrower to appoint any such successor shall affect the resignation of such Letter of Credit Issuer as a Letter of Credit Issuer. At the time such resignation or replacement shall become effective, the Parent Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees applicable to the Letters of Credit pursuant to Sections 4.1(b) and (d). The acceptance of any appointment as a Letter of Credit Issuer hereunder, whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Parent Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become the Letter of Credit Issuer hereunder. After the resignation or replacement of any Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other

Loan Documents with respect to Letters of Credit issued by it prior to such resignation or replacement (including the right to require the Dollar Tranche Lenders to make Revolving Credit Loans pursuant to Section 3.4(a) or the L/C Participants to fund L/C Participations pursuant to Section 3.3(c)), but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Parent Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Parent Borrower shall Cash Collateralize the outstanding Letters of Credit issued by such resigning or replaced Letter of Credit Issuer (at 102% of the face amount thereof) or cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in the same currency as, and shall have a face amount equal to, the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to such Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b) To the extent there are, at the time of any resignation or replacement as set forth in Section 3.6(a), any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Parent Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in Section 3.6(a).

Section 3.7. Role of Letter of Credit Issuer. Each Dollar Tranche Lender and the Parent Borrower agree that, in paying any drawing under a Letter of Credit, no Letter of Credit Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable to any Dollar Tranche Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Dollar Tranche Lenders or Required Tranche Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Parent Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Parent Borrower’s pursuit of such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable or responsible for or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances set forth in Section 3.4(b)), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), or any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Letter of Credit Issuer; provided that notwithstanding the foregoing, the Parent Borrower may have a claim against a Letter of Credit Issuer, and such Letter of Credit Issuer may be liable to the Parent Borrower, to the extent, set forth in Section 3.4(c). In furtherance and not in limitation of the foregoing, each Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Each Letter of Credit Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

Section 3.8. Cash Collateral.

(a) Certain Credit Support Events. If (i) as of the L/C Maturity Date, any L/C Obligation for any reason remains outstanding, (ii) the Parent Borrower shall be required to provide Cash Collateral pursuant to Section 10.1, (iii) there shall exist a Defaulting Lender or (iv) any Letter of Credit Issuer has honored any full or partial drawing request under any Letter of Credit issued by it and such drawing has resulted in an L/C Borrowing that has not been repaid in full, in each case to the extent the applicable L/C Obligation has not already been Cash Collateralized in accordance with the terms hereof, the Parent Borrower shall immediately (in the case of clause (ii) above) or within one (1) Business Day (in all other cases) following any written request by the Administrative Agent or such Letter of Credit Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iii) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Administrative Agent notifies the Parent Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Subfacility then in effect, then, within two (2) Business Days after receipt of such notice, the Parent Borrower shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Subfacility.

(b) Grant of Security Interest. The Parent Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Letter of Credit Issuers and the Lenders, and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein as described in Section 3.8(a), and all other property so provided as collateral pursuant to this Section 3.8(b) and in the possession of the Administrative Agent, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.8(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the relevant Letter of Credit Issuer as herein provided or Liens of the type described in clauses (a) and (c) of the definition of Permitted Encumbrances, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount (including, without limitation, as a result of exchange rate fluctuations), the Parent Borrower will, promptly upon written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent (with such interest, to the extent not applied pursuant to Section 3.8(c), accruing for the benefit of the Parent Borrower). The Parent Borrower shall pay promptly following written demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.8 or Sections 2.16, 5.2 or 10.1 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 12.6(b)(ii)) or there is no longer existing an Event of Default) or (ii) the determination by the Administrative Agent and the relevant Letter of Credit Issuer that there exists excess Cash Collateral; provided, however, (x) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 3.8 may be otherwise applied in accordance with Section 10.1), and (y) the Person providing Cash Collateral and the applicable Letter of Credit Issuer(s) may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 3.9. Governing Law; Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Letter of Credit Issuer and the Parent Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), each Letter of Credit shall be governed by, and shall be construed in accordance with, the laws of the State of New York, and to the extent not prohibited by such laws, the rules of the ISP shall apply to each Letter of Credit (or UCP if required, subject to the applicable Letter of Credit Issuer’s approval). Notwithstanding the foregoing, no Letter of Credit Issuer shall be responsible to the Parent

Borrower for, and no Letter of Credit Issuer’s rights and remedies against the Parent Borrower shall be impaired by, any action or inaction of such Letter of Credit Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction where such Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 3.10. Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control and any grant of security interest in any Issuer Documents shall be void.

Section 3.11. Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Parent Borrower, the Parent Borrower shall be obligated to reimburse the applicable Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Parent Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Subsidiary of the Parent Borrower inures to the benefit of the Parent Borrower and that the Parent Borrower’s business derives substantial benefits from the businesses of the Parent Borrower’s Subsidiaries.

Section 3.12. Letter of Credit Issuer Reports to Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Letter of Credit Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 3.12, provide the Administrative Agent with written reports from time to time, as follows:

(a) reasonably prior to the time that such Letter of Credit Issuer issues, renews, increases or extends a Letter of Credit, a written report that includes the date of such issuance, renewal, increase or extension and the stated amount and currency of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(b) within two (2) Business Days of each Business Day on which such Letter of Credit Issuer makes a payment pursuant to a Letter of Credit, a written report that includes the date and amount of such payment;

(c) on any Business Day on which the Parent Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such Letter of Credit Issuer on such day, a written report that includes the date of such failure and the amount of such payment;

(d) on any other Business Day, a written report that includes such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Letter of Credit Issuer; and

(e) (i) on the fifth Business Day following each calendar month end and (ii) within two (2) Business Days of each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any Letter of Credit issued by such Letter of Credit Issuer, a written report that includes the information for every outstanding Letter of Credit issued by such Letter of Credit Issuer.

ARTICLE IV

FEES; COMMITMENT REDUCTIONS AND TERMINATIONS

Section 4.1. Fees.

(a) The Parent Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Dollar Tranche Lender in accordance with its Revolving Credit Commitment Percentage and for the account of each Alternative Currency Tranche Lender in accordance with its Revolving Credit Commitment Percentage, a facility fee (the “Facility Fee”) for each day during the Availability Period, including at any time during which one or more of the conditions in Article VII is not met. Accrued Facility Fees pursuant to the prior sentence shall be payable (x) quarterly in arrears on the last Business Day of each March, June, September, and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the last day of the Availability Period (for the period ended on such date for which no payment has been received pursuant to clause (x) above), commencing with the first such date to occur after the Restatement Effective Date, and shall be computed for each day during such period at a rate per annum equal to the Facility Fee Rate in effect on such day times such Dollar Tranche Lender’s Revolving Credit Commitment Percentage of the Available Dollar Tranche Commitment or such Alternative Currency Tranche Lender’s Revolving Credit Commitment Percentage of the Available Alternative Currency Commitment, as applicable (or, if the Total Revolving Credit Commitment has terminated, on the Outstanding Amount of Dollar Tranche Loans or Alternative Currency Tranche Loans, as applicable), in each case, in effect on such day, regardless of usage.

(b) Without duplication, the Parent Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Dollar Tranche Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit issued on the Parent Borrower’s or any of its Subsidiaries’ behalf (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination or expiration date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for Letters of Credit (without regard to any adjustment that may be applicable to the Applicable Margins for Loans at such time as a result of the Environmental Amendment) times the daily Stated Amount of such Letter of Credit. Except as provided below, such Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September, and December, commencing with the first such date to occur after the issuance of such Letter of Credit, (y) on the last day of the Availability Period and (z) thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, (i) while any Event of Default arising under Section 10.1(a)(i) or Section 10.1(h) exists, all Letter of Credit Fees shall accrue at the Default Rate, and (ii) upon the request of the Required Tranche Lenders while any Event of Default exists (other than as set forth in clause (i)), all Letter of Credit Fees shall accrue at the Default Rate.

(c) Without duplication, the Parent Borrower agrees to pay to the Administrative Agent, the Bookrunners and the Lead Arrangers in Dollars, for their own respective accounts, and for the Lenders, as applicable, such fees as have been previously agreed in writing or as may be agreed in writing from time to time in the amounts and at the times so specified.

(d) Without duplication, the Parent Borrower agrees to pay directly to each Letter of Credit Issuer for its own account a fee in Dollars in respect of each Letter of Credit issued by it (the “Fronting Fee”) of the greater of (a) $500 per annum and (b) for the period from the date of issuance of such Letter of Credit to the termination or expiration date of such Letter of Credit, an amount computed for each day at the rate equal to 0.125% per annum on the daily Stated Amount of such Letter of Credit. Such Fronting Fees shall be due and payable (x) quarterly in arrears on the first Business Day after the end of each of March, June, September and December and (y) on the date upon which the Total Revolving Credit Commitment terminates and the L/C Obligations shall have been reduced to zero or Cash Collateralized (at 102% of the face amount thereof).

(e) Without duplication, the Parent Borrower agrees to pay directly to each Letter of Credit Issuer for its own account in Dollars upon each issuance or renewal of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as shall at the time of such issuance or renewal of, drawing under, and/or amendment be the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges that such Letter of Credit Issuer is customarily charging for issuances or renewals of, drawings under or amendments of, letters of credit issued by it, in each case, not to exceed $1,500 with respect to any Letter of Credit. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(f) The Parent Borrower agrees to pay to the Administrative Agent, for its own account, a fee in the amount of $3,500 in connection with each request by the Borrowers for a Bid Loan.

(g) Notwithstanding the foregoing, the payment of any amounts to any Defaulting Lender pursuant to this Section 4.1 shall be subject to Section 2.16.

Section 4.2. Voluntary Reduction of Commitments.

(a) Upon prior written notice to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Parent Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Total Revolving Credit Commitment in whole or in part; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the date of termination or reduction, (ii) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders (and in the case of any resulting reduction of the Letter of Credit Subfacility, the Letter of Credit Sublimit of each Letter of Credit Issuer shall be reduced on a pro rata basis), except that the Parent Borrower may at its election permanently reduce the Revolving Credit Commitment of a Defaulting Lender to $0 without affecting the Revolving Credit Commitments of any other Lender, (iii) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $5,000,000, and (iv) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement (v) the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment, (w) the aggregate amount of L/C Obligations not fully Cash Collateralized hereunder shall not exceed the Letter of Credit Subfacility, (x) the aggregate amount of Bid Loans shall not exceed the Bid Loan Sublimit, (y) the aggregate amount of the Lenders’ Dollar Tranche Exposures shall not exceed the amount of the Dollar Tranche and (z) the aggregate amount of Alternative Currency Tranche Loans shall not exceed the amount of the Alternative Currency Tranche. Following any such termination or reduction, the Administrative Agent may in its discretion replace the existing Schedule 1.1A with an amended and restated schedule that reflects all such terminations and reductions.

(b) [reserved]

(c) The Parent Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two (2) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.16(a)(ii) will apply to all amounts thereafter paid by the Parent Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, any Letter of Credit Issuer or any Lender may have against such Defaulting Lender.

Section 4.3. Mandatory Termination of Commitments.

(a) The Term A-2 Commitments shall be automatically and permanently reduced to zero on the Restatement Effective Date, contemporaneously with the Borrowing of the Term A-2 Loans.

(b) The AUD Term Commitments shall be automatically and permanently reduced to zero on the Restatement Effective Date, contemporaneously with the Borrowing of the AUD Term Loans.

(c) The Revolving Credit Commitments shall terminate at 12:00 noon on the Revolving Loan Maturity Date.

ARTICLE V

PAYMENTS

Section 5.1. Voluntary Prepayments.

(a) Each Borrower shall have the right to prepay Term Loans and Revolving Credit Loans, as applicable, in each case without premium or penalty, in whole or in part from time to time on the following terms and conditions: (1) the Parent Borrower shall give the Administrative Agent written notice of the applicable Borrower’s intent to make such prepayment, the date and amount of such prepayment, the Class(es), Type(s) and (in the case of Revolving Credit Loans) Tranche(s) of Loans to be prepaid and (in the case of Term SOFR Committed Loans and Alternative Currency Term Rate Loan) the Interest Periods of such Loans, which notice shall be substantially in the form of Exhibit N or otherwise reasonably acceptable to the Administrative Agent and be received by the Administrative Agent no later than 11:00 a.m. (i) in the case of Term

SOFR Committed Loans and Alternative Currency Loans denominated in Euros, Sterling or Canadian Dollars, three (3) Business Days prior to, (ii) in the case of Alternative Currency Loans denominated in Australian Dollars or New Zealand Dollars, four (4) Business Days (or five (5) Business Days, in the case of Special Notice Currencies) prior to and (iii) in the case of Base Rate Loans and Daily SOFR Loans, one (1) Business Day prior to, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (2) each partial prepayment of (i) any Borrowing of Term SOFR Committed Loans or of Alternative Currency Loans shall be in a minimum amount of $1,000,000 and in multiples of $1,000,000 in excess thereof and (ii) any Base Rate Loans or Daily SOFR Loans shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof; provided that no partial prepayment of Term SOFR Committed Loans, Daily SOFR Loans or Alternative Currency Loans made pursuant to a single Borrowing shall reduce the outstanding Term SOFR Committed Loans, Daily SOFR Loans or Alternative Currency Loans, as applicable, made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such Type of Loans, and (3) in the case of any prepayment of Loans pursuant to this Section 5.1 other than Base Rate Loans or Daily SOFR Loans, the Parent Borrower shall, promptly after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay or cause to be paid to the Administrative Agent for the account of such Lender any amounts required pursuant to Section 2.11. Subject to Section 2.16, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facility.

(b) No Bid Loan may be prepaid without the prior consent of the applicable Bid Loan Lender.

Section 5.2. Mandatory Prepayments.

(a) [Reserved].

(b) Repayment of Revolving Credit Loans. (i) Total Revolving Credit Commitment. If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures for any reason exceeds an amount equal to 105% of the amount of the Total Revolving Credit Commitment then in effect, the Borrowers shall forthwith repay on such date Revolving Credit Loans in an amount sufficient to reduce the Lenders’ aggregate Revolving Credit Exposures to an amount not exceeding the amount of the Total Revolving Credit Commitment. If after giving effect to the prepayment of all outstanding Revolving Credit Loans, the Lenders’ aggregate Revolving Credit Exposures exceed the amount of the Total Revolving Credit Commitment then in effect, the Parent Borrower shall Cash Collateralize the L/C Obligations to the extent of such excess.

(ii) Dollar Tranche. If on any date the aggregate amount of the Lenders’ Dollar Tranche Exposures for any reason exceeds an amount equal to 105% of the amount of the Dollar Tranche then in effect, the Borrowers shall forthwith repay on such date Dollar Tranche Loans in an amount sufficient to reduce the Lenders’ aggregate Dollar Tranche Exposures to an amount not exceeding the amount of the Dollar Tranche. If after giving effect to the prepayment of all outstanding Dollar Tranche Loans, the Lenders’ aggregate Dollar Tranche Exposures exceed the amount of the Dollar Tranche then in effect, the Parent Borrower shall Cash Collateralize the L/C Obligations to the extent of such excess.

(iii) Alternative Currency Tranche. If on any date the Outstanding Amount of all Alternative Currency Tranche Loans for any reason exceeds an amount equal to 105% of the amount of the Alternative Currency Tranche then in effect, the Borrowers shall forthwith repay on such date Alternative Currency Tranche Loans in an amount sufficient to reduce the aggregate Outstanding Amount of Alternative Currency Tranche Loans to an amount not exceeding the amount of the Alternative Currency Tranche.

(iv) Designated Borrowers. If (i) the obligations of the Company under Article XIII with respect to any outstanding Obligations owing by any Designated Borrower (herein, the “Affected Borrower”) shall for any reason (x) be terminated, (y) cease to be in full force and effect or (z) not be the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, and (ii) such condition continues unremedied for fifteen (15) days after written notice thereof shall have been given to the Company by the Administrative Agent or any Lender, then the Affected Borrower shall, no later than the 15th day after the date of such notice, prepay (and the Company shall cause to be prepaid) the full principal of and interest on the Loans owing by such Affected Borrower and all other amounts whatsoever payable hereunder by such Affected Borrower (including, without limitation, all amounts payable under Section 2.11 as a result of such prepayment).

(c) Application to Loans. With respect to each prepayment of Loans required by Section 5.2(b), the Parent Borrower or other applicable Borrower may, if applicable, designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that subject to Section 2.16, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facility. In the absence of a designation by the Parent Borrower or other applicable Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

Section 5.3. Method and Place of Payment.

(a) All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise specifically provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Letter of Credit Issuer entitled thereto, as the case may be, not later than (i) 2:00 p.m., in the case of payments in Dollars or (ii) the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, in each case, on the date when due and in Same Day Funds to the applicable Administrative Agent’s Office. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in the currency in which such Loans are denominated and all other payments under each Loan Document shall, unless otherwise specified in such Loan Document, be made in Dollars. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to (i) 2:00 p.m., in the case of payments in Dollars or (ii) the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, or, otherwise, on the next Business Day in the Administrative Agent’s sole discretion) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than (i) 2:00 p.m., in the case of payments in Dollars or (ii) the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion for purposes of calculating interest and fees thereon. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest and applicable fees shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or L/C Participations resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans or L/C Participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the applicable Class of Loans or L/C Participations, as applicable, of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class or L/C Participations, as applicable, and other amounts owing them; provided that (x) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (y) the provisions of this paragraph shall not be construed to apply to (1) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (2) the application of Cash Collateral provided for in Section 3.8, or (3) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or L/C Participations to any assignee or participant other than an assignment to the Parent Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply).

(d) To the extent it may effectively do so under applicable law, any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation in accordance with and subject to the terms of Section 12.7(b).

Section 5.4. Taxes.

(a) Defined Terms. For the avoidance of doubt, for purposes of this Section 5.4, the term Lender includes each Letter of Credit Issuer and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by the applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.4) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(d) Indemnification by Borrowers. Without limiting the provisions of paragraph (b) or (c) above, the Loan Parties shall jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the nature and amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Parent Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or Letter of Credit Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 5.4(e).

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.6(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the

Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Evidence of Payments. As soon as is practicable after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 5.4, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders and Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Borrower and the Administrative Agent, at the time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.4(g)(ii)(A), 5.4(g)(ii)(B) or 5.4(g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent) executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a U.S. Person (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of Internal Revenue Service Form W-8ECI (or any successor form thereto);

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit J-1 to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Parent Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable) (or any successors thereto); or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non--U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Parent Borrower or the Administrative Agent to determine withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), FATCA shall include any amendments made to FATCA after the Restatement Effective Date.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 5.4 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. Unless required by applicable law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or a Letter of Credit Issuer, or have any obligation to pay to any Lender or Letter of Credit Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such Letter of Credit Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 5.4, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 5.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the applicable Recipient be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(i) NZ Approved Issuer Levy.

(i) A Loan Party shall to the extent permitted by law:

(A) register as an “approved issuer” (as that term is defined in section YA 1 of the NZ Income Tax Act);

(B) maintain its status as an “approved issuer” and notify the Administrative Agent and the NZ Lenders as soon as reasonably practicable of any failure to do so;

(C) ensure the facilities under this Agreement are registered with the NZ Commissioner of Inland Revenue as a “registered security” (as that term is defined in section YA 1 of the NZ Income Tax Act);

(D) pay the relevant amount of NZ Approved Issuer Levy to the NZ Commissioner of Inland Revenue in accordance with section 86K of the NZ Stamp Duties Act in respect of any payments of interest (or payments deemed by law to be interest) to a NZ AIL Lender.

(ii) Except where a NZ Lender has notified the Parent Borrower or any NZ Loan Party that it wishes to be treated as a NZ AIL Lender in accordance with paragraph (b) of the definition of NZ AIL Lender, any payment of NZ Approved Issuer Levy under Section 5.4(i)(i)(D) shall be for the account of the relevant NZ Loan Party and that NZ Loan Party shall not be entitled to deduct any such payment of NZ Approved Issuer Levy from any amount payable to the relevant NZ AIL Lender under a Loan Document.

(iii) Where a NZ Lender has notified the Parent Borrower or any NZ Loan Party that it wishes to be treated as a NZ AIL Lender in accordance with paragraph (b) of the definition of NZ AIL Lender, the relevant NZ Loan Party shall be entitled to deduct an amount equal to the applicable NZ Approved Issuer Levy paid under Section 5.4(i)(i)(D) from the relevant payment to the relevant NZ AIL Lender and, in those circumstances, shall not be required to pay any additional amount to the relevant NZ AIL Lender under Section 5.4(b).

(iv) If a NZ Loan Party fails to pay NZ Approved Issuer Levy as provided in Section 5.4(i)(i)(D) in respect of any payment of interest, so that a deduction is required to be made under Section 5.4(b), the provisions of Section 5.4(b) shall apply.

(j) NZ Non-Resident Insurer Tax. Notwithstanding anything in this Agreement to the contrary, any Tax paid by the Parent Borrower or a New Zealand tax resident L/C Participant pursuant to section HD 16 of the NZ Income Tax Act which is deducted from an amount held for, or payable to, a Letter of Credit Issuer pursuant to section HD 5 of the NZ Income Tax Act shall be deemed to be an amount of Indemnified Tax paid by such Letter of Credit Issuer.

(k) Survival. Each party’s obligations under this Section 5.4 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

Section 5.5. Computations of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Alternative Currency Loans shall be made on the basis of a year as set forth on Schedule 5.5 for such Alternative Currency and actual days elapsed. All other computations of fees and interest, including those with respect to Daily SOFR Loans shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 5.3(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 5.6. Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrowers shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If any Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), such Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Loan Documents would obligate any Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by such Borrower to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section 5.6 shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Overnight Rate to the date of repayment, shall have been received by such Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from any Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then such Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to such Borrower.

In determining whether the interest contracted for, charged, or received by the any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Letter of Credit Issuers and the Lenders to enter into this Agreement and to make the Loans and to issue, amend or renew the Letters of Credit, each Borrower and the Company each hereby represents and warrants to the Administrative Agent, each Letter of Credit Issuer and each Lender that:

Section 6.1. Financial Condition.

(a) The audited financial statements of the Company and its consolidated Subsidiaries delivered pursuant to Section 7.1(b) (i) present fairly, in all material respects, the consolidated financial condition of the Company and its consolidated Subsidiaries as of the date of such financial statement and (ii) have been prepared in accordance with GAAP applied consistently throughout the period covered thereby except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at March 31, 2026 delivered pursuant to Section 7.1(b) and the related consolidated statements of income or operations, shareholder’s equity and cash flows for the fiscal quarter ended on that date (i) present fairly, in all material respects, the consolidated financial condition of the Company and its consolidated Subsidiaries as of the date of such financial statement and (ii) have been prepared in accordance with GAAP applied consistently throughout the period covered thereby except to the extent provided in the notes to such financial statements, subject to year-end audit adjustments.

(c) The unaudited pro forma consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2025 (including any notes thereto) (the “Pro Forma Balance Sheet” and such date, the “Pro Forma Balance Sheet Date”), copies of which have heretofore been furnished to the Administrative Agent, has been prepared giving effect (as if such events had occurred on such date) to the consummation of the Transactions and the other transactions and events described in Section 7.1(m). The Pro Forma Balance Sheet has been prepared in good faith based upon assumptions believed by the Company to be reasonable as of the date of delivery thereof to the Administrative Agent and as of the date hereof, and, subject to the qualifications and limitations contained in the notes attached thereto, presents fairly in all material respects on a pro forma basis, the estimated financial position of the Company and its consolidated Subsidiaries as at the Pro Forma Balance Sheet Date, assuming that the events specified in the preceding sentence had actually occurred at such date.

Section 6.2. No Change. Since December 31, 2025, there has been no development or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 6.3. Existence; Compliance with Law. Each Group Member (a) is duly organized, incorporated, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (b) has the corporate, limited liability or limited partnership, as applicable, power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except for where failure to do so could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified to do business in, and in good standing under the laws of, each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except for where failure to do so could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate, limited liability or limited partnership, as applicable, power and authority, and the legal right, to enter into and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices that have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 6.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Material Contract or any Governing Document of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Material Contract.

Section 6.6. Litigation. No action, suit, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened in writing against any Loan Party or any of their respective Subsidiaries or against any of their respective property as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.7. Ownership of Property; Liens; Qualified Assets; Casualty.

(a) Each Group Member has title in fee simple to, or a valid leasehold interest in, all its Real Property that is material to its business, and good title to, or a valid leasehold interest in or the right to use, all its other property that is material to its business, in each case other than (x) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, or (y) in the case of assets other than Qualified Assets, where the failure to have such title, interest or other right to use would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and none of the Qualified Assets or the Capital Stock of any Loan Party is subject to any Lien except Permitted Encumbrances and Permitted Equity Encumbrances.

(b) Each Qualified Asset included in any calculation of the Financial Covenants satisfied, at the time of such calculation, all of the Eligibility Criteria with respect to the applicable category of Qualified Assets.

(c) Neither the businesses nor the properties of any Group Member are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.8. Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except to the extent that the failure to so own or license such Intellectual Property, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted against any Group Member and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property in each case that could reasonably be expected to have a Material Adverse Effect, nor does any Borrower know of any valid basis for any such claim in each case that could reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person except to the extent that such infringements, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.9. REIT Status; Stock Exchange Listing; Taxes. The Company (i) qualifies as a “real estate investment trust” as defined in Section 856 of the Code for U.S. Federal income tax purposes (a “REIT”), (ii) has elected to be treated as a REIT and has not revoked its election to be a REIT and (iii) is in compliance with all other requirements and conditions imposed under the Code to allow it to maintain its status as a REIT. The Company will cause its common Capital Stock to be listed and to remain listed on the New York Stock Exchange or the NASDAQ Stock Market. Each Group Member has filed or caused to be filed all federal, state and other material tax returns and reports that are required to have been filed and has paid all Taxes on any assessments made against it or any of its property, and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member), except where the failure to file or pay could not reasonably be expected to have a Material Adverse Effect; no Tax Lien has been filed with respect to assets of any Group Member that is not a Permitted Encumbrance, and as of the Restatement Effective Date, to the knowledge of the Company or any Borrower, no claim is being asserted with respect to any such Taxes, fees or other charges of any Group Member that could reasonably be expected to have a Material Adverse Effect.

Section 6.10. Federal Regulations.

(a) No part of the proceeds of any Loans or Letters of Credit, and no other extensions of credit hereunder, will be used by any Loan Party (i) for the purpose, whether immediate or ultimate, of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (ii) for any purpose that violates the provisions of the Regulations of the Board.

(b) No Loan Party nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or extending credit for the purpose of “buying” or “carrying” “margin stock”.

Section 6.11. ERISA.

(a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; and (ii) no ERISA Event has occurred or is reasonably expected to occur.

(b) No Borrower is or will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

(c) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (1) to the extent applicable, each of the Loan Parties is in compliance with the requirements of the Pension Benefits Act (Ontario) and other federal or provincial laws with respect to each (i) Canadian Pension Plan, and (ii) Canadian Defined Benefit Plan; (2) no Canadian Pension Event has occurred; (3) the Financial Services Commission of Ontario (“FSCO”) has not issued any default or other breach notices in respect of any Canadian Defined Benefit Plan; and (4) no lien has arisen, choate or inchoate, in respect of any Loan Party or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due). As of the Restatement Effective Date, no Loan Party has a Canadian Defined Benefit Plan.

Section 6.12. Investment Company Act. No Group Member is an “investment company” required to be registered as such under the Investment Company Act of 1940, as amended.

Section 6.13. Subsidiaries. As of the Restatement Effective Date, (a) Schedule 6.13 sets forth the name and jurisdiction of incorporation of each Subsidiary of a Group Member and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Group Member, and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than (i) stock options granted to employees or directors and (ii) directors’ qualifying shares) of any nature relating to any Capital Stock of the Parent Borrower or any Subsidiary.

Section 6.14. Use of Proceeds. No Borrower has used the proceeds of any Loan or Letter of Credit in any manner in violation of Section 8.11.

Section 6.15. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and real properties owned, leased or operated by any Group Member (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of Environmental Law or would reasonably be expected to result in any Environmental Liability;

(b) no Group Member has received any written notice from any Person alleging, or knows of any basis for, any Environmental Liability with regard to any Group Member, the Properties or the business operated by any Group Member (the “Business”);

(c) Materials of Environmental Concern have not been transported or disposed of to, at or from the Properties by or on behalf of any Group Member in violation of Environmental Law or in a manner that would reasonably be expected to give rise to any Environmental Liability, nor have any Materials of Environmental Concern been generated, used, treated or stored at, on or under any of the Properties in violation of Environmental Law or in a manner that would reasonably be expected to give rise to any Environmental Liability;

(d) no claim, proceeding, suit, action or, to the knowledge of any Borrower, investigation is pending or, to the knowledge of any Borrower, threatened, under any Environmental Law to which any Group Member is or, to the knowledge of any Borrower, will be named as a party, nor are there any judicial decrees, consent decrees, consent orders, administrative orders or other governmental orders outstanding under any Environmental Law with respect to any Group Member, the Properties or the Business;

(e) there has been no Release of or exposure to nor, to the knowledge of any Borrower, threat of Release of Materials of Environmental Concern at, in, on, under or from the Properties or any other location that would reasonably be expected to give rise to any Environmental Liability;

(f) neither the Group Members nor their respective operations at the Properties have failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law; and

(g) no Group Member has retained or assumed (by contract or operation of law) any Environmental Liability of any other Person or with respect to any former or predecessor operations or properties.

Section 6.16. Accuracy of Information, Etc.

(a) All written factual information contained in this Agreement, any other Loan Document or any other document or certificate heretofore furnished by or on behalf of any Loan Party to the Administrative Agent, the Letter of Credit Issuers or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, other than projections, estimates, budgets, forward looking statements and information of a general economic or industry nature concerning the Loan Parties and their Subsidiaries, taken as a whole, does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein (taken as a whole) not materially misleading in light of the circumstances under which such statements were or are made, supplemented or updated from time to time. The projections contained in the materials referenced above will have been prepared in good faith based upon reasonable assumptions believed by management of the Loan Parties to be reasonable at the time made and at the time such projections are made, it being recognized by the Administrative Agent, the Letter of Credit Issuers and the Lenders that such projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond the control of the Loan Parties, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material.

(b) As of the Restatement Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

Section 6.17. Covered Entity. No Loan Party is a Covered Entity.

Section 6.18. Anti-Corruption Laws, Sanctions and Anti-Terrorism Laws. The Company and the Borrowers are subject to policies and procedures designed to ensure compliance by the Company, the Borrowers, the other Group Members and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, the other Group Members and their respective officers and employees and, to the knowledge of the Company and the Borrowers after reasonable due diligence, their respective directors and agents, are in compliance in all material respects with applicable Anti-Terrorism Laws (if any), applicable Anti-Corruption Laws and applicable Sanctions. None of the Company, any of the Borrowers, any of their respective Subsidiaries or, to the knowledge of any Borrower, the Company or any such Subsidiary after reasonable due diligence, any of their respective directors, officers, employees, or agents thereof, in each case solely in their capacity as such, or any of their respective Affiliates, is an individual or entity that is, or is controlled or owned by one or more individuals or entities that (i) is a Sanctioned Person, (ii) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person in violation of Sanctions, (iii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Sanctions in violation of such Sanctions or (iv) engages in or conspires to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempts to violate any Sanctions or Anti-Terrorism Laws. All borrowings, use of proceeds and other transactions contemplated by this Agreement will comply with applicable Sanctions in all respects, and no borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws (including the Foreign Corrupt Practices Act of 1977). Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require the Company or any of its Subsidiaries or any director, officer, employee, agent or Affiliate of the Company or any of its Subsidiaries that are registered or incorporated under the laws of Canada or a province thereof to commit an act or omission that contravenes the Foreign Extraterritorial Measures (United States) Order, 1992. This clause shall not be interpreted or applied in relation to it or any other person or for the benefit of any Agent, any Arranger, any Letter of Credit Issuer and any Lender and any Lender-Related Person to the extent that the representations made pursuant to this clause violate or expose such entity or party or any director, officer or employee thereof to any liability under any applicable anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states).

Section 6.19. Labor Matters. As of the Restatement Effective Date, except as could not reasonably be expected to have a Material Adverse Effect: (i) there are no strikes, lockouts or slowdowns or any other material labor disputes against any Group Member pending or, to the knowledge of the Parent Borrower, threatened; (ii) the hours worked by and payments made to employees of each of the Parent Borrower and each of its Subsidiaries have not been in violation of (A) with respect to any such Person that is subject to the laws of the United States, the Fair Labor Standards Act (B) and with respect to any such Person, any other applicable Federal, state, local or foreign law dealing with such matters; (iii) all payments due from the Parent Borrower or any of its Subsidiaries, or for which any claim may be made against the Parent Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Parent Borrower or such Subsidiary; and (iv) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Parent Borrower or any of its Subsidiaries is bound.

Section 6.20. Solvency. As of the Restatement Effective Date, the Company and its Subsidiaries and the Parent Borrower and its Subsidiaries, in each case taken as a whole and on a consolidated basis, immediately after the consummation of the Transactions, are Solvent.

Section 6.21. Insurance. The properties of the Group Members are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Group Member operates.

Section 6.22. No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 6.23. Affected Financial Institution. No Loan Party is an Affected Financial Institution.

Section 6.24. Representations as to Foreign Obligors. Each of the Company and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a) Such Foreign Obligor is subject to civil and commercial laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

Section 6.25. Outbound Investment Rules. None of the Parent Borrower, the Company or any of their respective Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. None of the Parent Borrower, the Company or any of their respective Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the

Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Parent Borrower, the Company or any of their respective Subsidiaries were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1. Conditions to Effectiveness. The effectiveness of this Agreement is subject to satisfaction or waiver of each of the following conditions precedent:

(a) Credit Agreement; Other Documents. The Administrative Agent shall have received:

(i) this Agreement, executed and delivered by the Administrative Agent, the Parent Borrower, each of the Designated Borrowers, the Company and each Person listed on Schedule 1.1A;

(ii) a ratification and reaffirmation agreement with respect to the Guarantee Agreement, executed and delivered by the Administrative Agent and the Loan Parties party thereto; and

(iii) executed copies of promissory notes (if any), substantially in the form of Exhibit E-2, Exhibit E-5 or Exhibit F, as applicable, in favor of each Lender requesting such Note which shall evidence the Term A-2 Loans, AUD Term Loans and/or Revolving Credit Loans, respectively, owing to such Lender in addition to the accounts or records described in Section 2.6(a) (which, to the extent such Notes are delivered via e-mail (in a .pdf format) or telecopies, shall be followed promptly by originals). For the avoidance of doubt, Notes executed and delivered to a Lender under the Existing Credit Agreement evidencing such Lender’s Revolving Credit Loans, Term A-1 Loans, Delayed Draw Term Loan, or 2025 Delayed Draw Term Loan shall continue to evidence such Lender’s Term A-1 Loans, Delayed Draw Term Loan, or 2025 Delayed Draw Term Loan, as applicable, under this Agreement.

(b) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Company and its consolidated Subsidiaries for the fiscal year ended December 31, 2025, (ii) unaudited consolidated financial statements of the Company and its consolidated Subsidiaries for the fiscal quarter ended March 31, 2026, and (iii) the Pro Forma Balance Sheet.

(c) No Material Adverse Effect. There shall not have occurred since December 31, 2025, any event, change or condition that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(d) Fees. The Lenders, the Lead Arrangers and the Administrative Agent shall have received all invoiced fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Restatement Effective Date, in each case, to the extent invoiced at least three (3) Business Days prior to the Restatement Effective Date.

(e) Secretary’s Certificates. The Administrative Agent shall have received a certificate of each Borrower and each other Loan Party, dated the Restatement Effective Date and satisfactory in form and substance to the Administrative Agent, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer of such Borrower or such Loan Party.

(f) Proceedings of the Loan Parties. The Administrative Agent shall have received (i) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or similar governing body) of each Borrower and each other Loan Party (other than a NZ Loan Party) authorizing (x) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (y) in the case of the Borrowers, the borrowings contemplated hereunder, certified by a Responsible Officer of each such Borrower or such Loan Party as of the Restatement Effective Date, which certification shall be included in the certificate delivered in respect of such Borrower or such Loan Party pursuant to Section 7.1(e) and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded, and (ii) a certificate on behalf of each NZ Loan Party (if any), dated as of the Restatement Effective Date, signed by a director thereof and in customary form confirming that the necessary resolutions have been passed and remain in full force and effect and have not been superseded or revoked.

(g) Incumbency Certificates. The Administrative Agent shall have received a certificate of each Loan Party, dated the Restatement Effective Date, as to the incumbency and signature of the officers of such Loan Party, as applicable, executing any Loan Document, which certificate shall be included in the certificate delivered in respect of such Loan Party pursuant to Section 7.1(e), shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be executed by a Responsible Officer and the secretary or any assistant secretary of such Loan Party.

(h) Governing Documents. The Administrative Agent shall have received true and complete copies of the Governing Documents of each Borrower and each other Loan Party certified as of a recent date as complete and correct copies thereof by a Responsible Officer of such Borrower or such Loan Party, which certification shall be included in the certificate delivered in respect of such Borrower or such Loan Party pursuant to Section 7.1(e).

(i) Good Standing Certificates. The Administrative Agent shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority evidencing the good standing and/or existence (to the extent such concept is applicable) of each Borrower and each other Loan Party in the jurisdiction of its organization or formation.

(j) Legal Opinions. The Administrative Agent shall have received a signed legal opinion of (i) Kirkland & Ellis LLP, counsel to the Loan Parties, (ii) Stewart McKelvey, Nova Scotia counsel to the Loan Parties, (iii) Venable LLP, Maryland counsel to the Loan Parties, (iv) Allens, Australia counsel to the Administrative Agent and (v) Bell Gully, New Zealand counsel to the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(k) Closing Certificate. The Administrative Agent shall have received a certificate, executed by a Responsible Officer of the Parent Borrower, dated the Restatement Effective Date, in form and substance reasonably satisfactory to the Administrative Agent, confirming as of the Restatement Effective Date that:

(i) each of the representations and warranties made by the Company and each Loan Party in or pursuant to the Loan Documents to which it is a party shall be true and correct in all material respects without duplication of any materiality qualifiers set forth in such representations and warranties on and as of the Restatement Effective Date (except where such representations and warranties relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects without duplication of any materiality qualifiers set forth in such representations and warranties as of such earlier date);

(ii) no Default or Event of Default has occurred and is continuing on such date or would result from any extensions of credit under this Agreement requested to be made on the Restatement Effective Date;

(iii) the Parent Borrower and its Subsidiaries and the Company and its Subsidiaries, in each case taken as a whole and on a consolidated basis, are, and immediately before and after giving effect to the transactions expected to occur on the Restatement Effective Date, including the making of each Loan to be made on the Restatement Effective Date and the application of the proceeds thereof, will be, Solvent;

(iv) there shall not have occurred since December 31, 2025, any event, change or condition that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(v) the current Debt Rating; and

(vi) the Parent Borrower satisfies the Investment Grade Ratings Criteria.

(l) Know Your Customer. The Administrative Agent and each Lender shall have received, at least five (5) Business Days prior to the Restatement Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and, if any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Loan Party, in each case as requested at least ten (10) Business Days prior to the Restatement Effective Date.

(m) Transactions. The Transactions shall have been, or substantially concurrently with the Restatement Effective Date will be, consummated.

(n) Pro Forma Restatement Effective Date Compliance Certificate. The Administrative Agent shall have received a duly completed Compliance Certificate, executed by a Financial Officer of the Company, dated the Restatement Effective Date, in form and substance reasonably satisfactory to the Administrative Agent, giving pro forma effect to the transactions to occur on the Restatement Effective Date (including, without limitation, the consummation of the Transactions and all Borrowings and issuances of Letters of Credit, if any, to occur on the Restatement Effective Date and the application of proceeds thereof), but calculated as of the last day of the fiscal quarter ending immediately prior to the Restatement Effective Date (such Compliance Certificate, the “Pro Forma Restatement Effective Date Compliance Certificate”).

For the purpose of determining compliance with the conditions specified in this Section 7.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 7.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.

Section 7.2. Conditions to Each Extension of Credit. The agreement of each Lender and each Letter of Credit Issuer to make any extension of credit requested to be made by it on any date (including any making of Loans and any issuance, amendment, renewal or extension of Letters of Credit on the Restatement Effective Date) is subject to receipt of the request therefor in accordance with the terms of Article II or III, as applicable, and the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Borrower or any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects without duplication of any materiality qualifiers set forth in such representations and warranties on and as of such date, before and after giving effect to the extensions of credit requested to be made on such date and the application of the proceeds therefrom, as if made on and as of such date (except where such representations and warranties relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects without duplication of any materiality qualifiers set forth in such representations and warranties as of such earlier date and except that (i) the representations and warranties set forth in Sections 6.2, 6.6, 6.19 and 6.20 shall be made only as of the Restatement Effective Date and (ii) for purposes of this Section 7.2, the representations and warranties contained in Section 6.1(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 8.1(a) and (b), respectively).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Alternative Currencies. In the case of an Alternative Currency Tranche Loan or an L/C Credit Extension to be denominated in an Alternative Currency, or in the case of the Term A-2 Loan or an AUD Term Loan, (i) such Alternative Currency remains an Eligible Currency and (ii) there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Tranche Lenders (in the case of any Alternative Currency Tranche Loans to be denominated in an Alternative Currency), the Required Term A-2 Lenders (in the case of the Term A-2 Loan), the Required AUD Term Lenders (in the case of the AUD Term Loans) or the applicable Letter of Credit Issuer (in the case of an L/C Credit Extension to be denominated in an Alternative Currency) would make it impracticable for such extension of credit to be denominated in the relevant Alternative Currency.

(d) Designated Borrower. If the applicable Borrower became a Designated Borrower after the Restatement Effective Date, then the conditions of Section 2.18 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

Each borrowing hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit and each issuance, amendment, renewal or extension of a Letter of Credit that the conditions contained in this Section 7.2 have been satisfied as of such date.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until Payment in Full, the Parent Borrower and the Company shall and (except in the case of the covenants set forth in Sections 8.1, 8.2, 8.8 and 8.13(a) and (b)) shall cause each of their respective Subsidiaries to:

Section 8.1. Financial Statements. Furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with customary practices):

(a) within ninety (90) days after the end of each fiscal year of the Company (or, if earlier, fifteen (15) days after the date required to be filed with the SEC) (commencing with the fiscal year ending December 31, 2026), the Company’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like statement, qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and accompanied by a certificate of the accounting firm that reported on such financial statements stating that in the course of its regular audit of the business of the Company and its consolidated Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Event of Default relating to the Financial Covenants that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof (which certificate may be limited to the extent required by accounting rules or guidelines); and

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of the fiscal year of the Company (or, if earlier, five (5) days after the date required to be filed with the SEC) (commencing with the fiscal quarter ending June 30, 2026), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

Any financial statement or other document, reports, proxy statements or other materials required to be delivered pursuant to this Section 8.1 or Section 8.2 (to the extent any such financial statement or document, reports, proxy statements or other materials included in materials otherwise filed with the SEC, including in the Company’s Form 8-K, 10-K or 10-Q) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) such financial statements and/or other documents are posted on the SEC’s website on the Internet at www.sec.gov, (ii) on which the Parent Borrower or the Company posts such documents, or provides a link thereto, on the Parent Borrower’s or the Company’s website address listed on Schedule 12.2 or (iii) on which such documents are posted on the Parent Borrower’s or the Company’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent and each Lender has access (whether a commercial third-party website or a website sponsored by the Administrative Agent), provided that (A) the Parent Borrower or the Company shall, at the request of the Administrative Agent or any Lender, continue to deliver copies (which delivery may be by electronic transmission (including Adobe pdf copy)) of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Parent Borrower or the Company shall notify (which notification may be by facsimile or electronic transmission (including Adobe pdf copy)) the Administrative Agent of the posting of any such documents on any website. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower or the Company with any request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 8.2. Certificates; Other Information. Furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with customary practices):

(a) (1) concurrently with the delivery of any financial statements pursuant to Section 8.1(a) or (b) (commencing with the delivery of the financial statements for the fiscal quarter ending June 30, 2026) (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) (x) a duly completed Compliance Certificate signed by a Financial Officer of the Company, which Compliance Certificate shall (i) include a certification as to whether a Default or Event of Default has occurred and if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) set forth a narrative discussion and analysis of the financial condition and results of operations of the Company and its Subsidiaries (on a consolidated basis) for the reporting period then ended and for the period from the beginning of the then current fiscal year to the end of such period and (iii) set forth reasonably detailed calculations demonstrating compliance with the Financial Covenants (including reasonably detailed calculations that confirm the computations of Unencumbered Asset Value and Total Asset Value that were utilized in calculating the Financial Covenants reflect the concentration limits included in the proviso to Unencumbered Asset Value or Total Asset Value, as applicable), and (y) together with such Compliance Certificate, each in form and detail reasonably satisfactory to the Administrative Agent, (i) a statement of the EBITDA contribution by each component of Unencumbered Asset Value and Total Asset Value for the twelve-month period ending at the end of the most recent fiscal quarter and summary occupancy reports and location by asset, (ii) a certification that all assets utilized in determining Unencumbered Asset Value fully qualify as Qualified Assets under the applicable Eligibility Criteria and (iii) a summary of all acquisitions, dispositions or other removals of Qualified Assets completed during the most recently ended calendar quarter and (2) concurrently with the delivery of any financial statements pursuant to Section 8.1(a) (commencing with the delivery of the financial statements for the fiscal year ending December 31, 2026) a list as of such year-end setting forth the name and jurisdiction of incorporation of each Subsidiary of a Group Member and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Group Member.

(b) [reserved];

(c) [reserved];

(d) promptly following receipt thereof, copies of (i) any documents described in Section 101(k) of ERISA that any Group Member or any ERISA Affiliate requests with respect to any Multiemployer Plan to which a Group Member or ERISA Affiliate is obligated to contribute and (ii) any notices described in Section 101(l) of ERISA that any Group Member or any ERISA Affiliate requests with respect to any Multiemployer Plan to which a Group Member or ERISA Affiliate is obligated to contribute; provided that if the relevant Group Member or ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, such Group Member or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Parent Borrower shall provide copies of such documents and notices promptly after receipt thereof;

(e) promptly after the same are available, and only to the extent not publicly available on EDGAR, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) promptly after the furnishing thereof, copies of any material statement, report or notice any furnished to any holder of debt securities of any Loan Party or Subsidiary thereof pursuant to the terms of any material indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 8.1, Section 8.8 or any other clause of this Section 8.2;

(g) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(h) promptly, such additional financial and other information regarding the operations, business affairs and financial condition of the Company, the Parent Borrower and their Subsidiaries as any Lender may from time to time reasonably request; provided that none of the Company, the Parent Borrower nor any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or similar commercially sensitive information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by law, would violate the fiduciary duties owed by the disclosing party or would violate any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Each Borrower and the Company and each Lender acknowledge that (a) the Administrative Agent, any Bookrunner and/or any Lead Arranger may, but shall not be obligated to, make available to the Lenders and the Letter of Credit Issuers materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 8.2 or otherwise are being distributed through the Platform, any document or notice that any Borrower has indicated contains Private-Side Information shall not be posted on that portion of the Platform designated for such Public Lenders. Each Borrower agrees to clearly and conspicuously mark “PUBLIC” (which, at a minimum means that the word “PUBLIC” shall appear prominently on the first page thereof) on all Borrower Materials provided to the Administrative Agent by or on behalf of such Borrower which contains only Public-Side Information, and by doing so the Administrative Agent, the Bookrunners, the Lead Arrangers, the Letter of Credit Issuers and the Lenders shall be deemed to have been authorized to treat such Borrower Materials as containing only Public-Side Information. If neither any Borrower nor the Company has indicated whether a document or notice delivered pursuant to this Section 8.2 contains Private-Side Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Private Lenders.

Section 8.3. Lines of Business. Maintain, and not fundamentally and substantively alter, the character of their business, taken as a whole, from the business conducted by the Loan Parties and their Subsidiaries, taken as a whole, on the Restatement Effective Date and other business activities which are extensions thereof or otherwise incidental, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment, which, for the avoidance of doubt, shall not be included as a line of business for the purposes of determining Total Asset Value or Eligible Values).

Section 8.4. Taxes. File or cause to be filed, all federal, state and other tax returns and reports that are required to be filed and pay all Taxes on any assessments made against it or any of its property, and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (a) any the amount or validity of which are contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on the books of the relevant Group Member or (b) where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect).

Section 8.5. Maintenance of Existence; Compliance with Law. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and good standing under the laws of the jurisdiction of its organization and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 9.4 or 9.12 and except, in the case of clause (i) (solely with respect to good standing of Group Members other than the Company and the Borrowers) and clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) remain subject to policies and procedures reasonably designed to ensure compliance by the Company, the Borrowers, the other Group Members and their respective directors, officers and employees with applicable Anti-Terrorism Laws (if any), applicable Anti-Corruption Laws and applicable Sanctions.

Section 8.6. Maintenance of Property; Insurance. (a) Keep all property material to the conduct of and necessary in its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted and (b) maintain with insurance companies that the Company believes (in the good faith judgment of the management of the Company) are financially sound and reputable insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually (as determined in the good faith judgment of the management of the Company) insured against in the same general area by similarly situated companies engaged in the same or a similar business; provided that workers compensation and/or health insurance may be maintained with captive insurance Subsidiaries.

Section 8.7. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in all material respects in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Lenders once each calendar year upon reasonable prior notice and at a time mutually agreed with the Company (or, after the occurrence and during the continuation of a Default or an Event of Default, at any time or frequency) to visit and inspect its properties (to the extent it is within such Person’s control to permit such inspection), to examine and make extracts from its books and records (other than materials (i) that constitute trade secrets or similar commercially sensitive information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by law, would violate the fiduciary duties owed by the disclosing party or would violate any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product), and to discuss its affairs, finances and condition with its officers, in each case, at the expense of the Borrowers once each calendar year (or, after the occurrence and during the continuation of a Default or an Event of Default, at any time).

Section 8.8. Notices. Promptly give notice to the Administrative Agent (for further distribution to each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting any Group Member that, if adversely determined, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(c) any action, suit, investigation or proceeding against any Group Member (i) that, if adversely determined, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) which relates to any Loan Document;

(d) the occurrence of any ERISA Event or any Canadian Pension Event that, alone or together with any other ERISA Events or Canadian Pension Events that have occurred, could reasonably be expected to result in liability to a Group Member in an aggregate amount exceeding $10,000,000;

(e) any transaction or occurrence that results in the material damage, destruction or rendering unfit for normal use of any of the facilities and properties owned, leased or operated by any Group Member, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f) any pending or threatened notice or claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication by any other Person alleging or asserting the liability of any Group Member for investigatory costs, clean-up costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties or seeking injunctive relief, in each case relating to the presence, use or Release of any Material of Environmental Concern or the violation, or alleged violation, of any Environmental Law, that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(g) any development or event that has had or could reasonably be expected to have a Material Adverse Effect;

(h) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof; and

(i) of any announcement by S&P, Moody’s or Fitch of any change in a Debt Rating.

Each notice pursuant to this Section 8.8 (other than Section 8.8(i)) shall be accompanied by a statement of a Responsible Officer of the Parent Borrower or the Company setting forth details of the occurrence referred to therein and stating what action the Loan Parties have taken and propose to take with respect thereto. Each notice pursuant to Section 8.8(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 8.9. Environmental Laws(a) .

(a) Comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; in each case, except for such non-compliance and failure to obtain and maintain that could not reasonably be expected to have a Material Adverse Effect;

(b) Except where failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and (ii) promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives which are being timely contested in good faith by proper proceedings.

Section 8.10. Additional Subsidiary Guarantors. Cause any Wholly-Owned Domestic Subsidiary of the Parent Borrower that (i) is a Direct Owner or an Indirect Owner with respect to any Qualified Asset, (ii) is not a Borrower or a Subsidiary Guarantor and (iii) becomes a borrower or guarantor of, or otherwise incurs a payment obligation in respect of, any Indebtedness (other than Permitted Intercompany Indebtedness), promptly (and, in any event, within five (5) Business Days or as otherwise agreed in the sole discretion of the Administrative Agent) after such incurrence, to become party to a Guarantee Agreement as a Guarantor, and the Parent Borrower shall (x) as and to the extent requested by the Administrative Agent, deliver to the Administrative Agent the items referenced in Sections 7.1(e) through (i) with respect to each such Subsidiary, (y) as and to the extent requested by the Administrative Agent, deliver to the Administrative Agent a favorable opinion of counsel, which counsel shall be reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and each Lender, as to such matters concerning each such Subsidiary and the Loan Documents as the Administrative Agent may reasonably request and (z) provide the Administrative Agent with the U.S. taxpayer identification number for each such Domestic Subsidiary and all documentation and other information concerning each such Subsidiary that the Administrative Agent or any Lender requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; it being understood and agreed that any Real Property owned by such Subsidiary shall cease to be a Qualified Asset in the event that the requirements set forth in this Section 8.10 (and all other applicable requirements under this Agreement) are not satisfied or waived.

Section 8.11. Use of Proceeds and Letters of Credit.

(a) Use the proceeds of the Loans and Letters of Credit solely for general corporate purposes of the Parent Borrower and its Subsidiaries including to prepay indebtedness under the Existing Credit Agreement and for working capital and other lawful corporate purposes, in each case not in contravention of the Loan Documents or applicable law.

(b) Notwithstanding the foregoing, no Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly or knowingly indirectly, the proceeds of any Borrowing or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, in violation of any applicable Anti-Corruption Laws or applicable Anti-Terrorism Laws (if any), (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of Sanctions, or (iii) in any manner that would result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Bookrunner, Lead Arranger, Administrative Agent, Letter of Credit Issuer, or otherwise) of Sanctions.

Section 8.12. Know Your Customer. Promptly following a request by the Administrative Agent, any Letter of Credit Issuer or any Lender, provide all documentation and other reasonably available information that the Administrative Agent, such Letter of Credit Issuer or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Section 8.13. Maintenance of REIT Status; Stock Exchange Listing; Further Assurances.

(a) Cause the Company to continue to be treated as a REIT.

(b) Cause the Company’s common Capital Stock to be listed and to remain listed on the New York Stock Exchange or the NASDAQ Stock Market.

(c) Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or manifest error that may be discovered in any Loan Document, and (b) do, execute, acknowledge, deliver, record, and take any and all such further acts, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the intention of the Loan Documents.

Section 8.14. Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.

Section 8.15. Payment of Obligations. Pay and discharge its material obligations, including material Tax liabilities and all Indebtedness as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE IX

NEGATIVE COVENANTS

Until Payment in Full, the Parent Borrower and the Company shall not, and shall not permit any of their respective Subsidiaries to:

Section 9.1. Financial Covenants.

(a) Total Leverage Ratio. Permit the Total Leverage Ratio for any Reference Period to be greater than 60%; provided, that the Parent Borrower may elect that such ratio be permitted to exceed 60% as of the last day of the four (4) consecutive fiscal quarters immediately following a Material Acquisition, but in no event shall the Total Leverage Ratio exceed 65% as of the last day of any fiscal quarter.

(b) Secured Leverage Ratio. Permit the Secured Leverage Ratio for any Reference Period to be greater than 40%; provided, that the Parent Borrower may elect that such ratio be permitted to exceed 40% as of the last day of the four (4) consecutive fiscal quarters immediately following a Material Acquisition, but in no event shall the Secured Leverage Ratio exceed 45% as of the last day of any fiscal quarter.

(c) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio for any Reference Period to be less than 1.50:1.00.

(d) Unsecured Interest Coverage Ratio. Permit the Unsecured Interest Coverage Ratio for any Reference Period to be less than 1.75 to 1.00.

(e) Unencumbered Leverage Ratio. Permit the Unencumbered Leverage Ratio for any Reference Period to be greater than 60%; provided, that the Parent Borrower may elect that such ratio be permitted to exceed 60% as of the last day of the four (4) consecutive fiscal quarters immediately following a Material Acquisition, but in no event shall the Unencumbered Leverage Ratio exceed 65% as of the last day of any fiscal quarter.

Section 9.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness (including any Capital Lease Obligations, securitizations and similar obligations to the extent constituting Indebtedness), other than Permitted Indebtedness, unless (a) no Default or Event of Default shall have occurred and is continuing or would result therefrom and (b) after giving effect to the issuance, incurrence or assumption of such Indebtedness on a Pro Forma Basis the Company and its Subsidiaries are in compliance with the Financial Covenants.

Notwithstanding the foregoing, the Parent Borrower shall not permit any Qualified Asset Owner to create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, other than Permitted Intercompany Indebtedness and the Obligations, unless the Parent Borrower and such Qualified Asset Owner has complied with the requirements of Section 8.10.

Section 9.3. Liens. Directly or indirectly, create, incur, assume or suffer to exist any Lien on:

(a) any Qualified Asset, other than Permitted Encumbrances;

(b) any Capital Stock of any Loan Party or any Qualified Asset Owner, other than Permitted Equity Encumbrances; and

(c) any income or revenues from, or proceeds of, any of the foregoing;

or sign, file or authorize under the Uniform Commercial Code of any jurisdiction or the Canadian PPSA a financing statement that includes in its collateral description any portion of any Qualified Asset or the Capital Stock of any Loan Party or any Qualified Asset Owner, or any income or revenue from, or proceeds of, any of the foregoing.

Section 9.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or reorganize itself, in the case of a Domestic Subsidiary, in any non-U.S. jurisdiction, and in the case of a Foreign Subsidiary, under the laws of any other non-U.S. jurisdiction, or Dispose (whether in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of all or substantially all of the property or business of the Group Members, except that, if at the time thereof and immediately after giving effect thereto on a Pro Forma Basis (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom immediately before and after giving effect to such Disposition and (b) the Company and its Subsidiaries are in compliance with the Financial Covenants:

(i) any Person may merge into the Parent Borrower in a transaction in which the Parent Borrower is the surviving Person, and any Person other than the Company or the Parent Borrower may merge or amalgamate with or into a Designated Borrower in a transaction in which the Designated Borrower or a successor by amalgamation that becomes a Designated Borrower in accordance with Section 2.18 upon such amalgamation, shall be the continuing or surviving entity;

(ii) any Person other than the Parent Borrower may merge into the Company in a transaction in which the Company is the surviving entity;

(iii) any Person other than a Borrower or the Company may merge or amalgamate with or into any Subsidiary in a transaction in which the continuing or surviving entity is a Subsidiary; provided that if (A) only one of the parties to such merger or amalgamation is a Subsidiary Guarantor, the Subsidiary Guarantor or a successor by amalgamation that becomes the Subsidiary Guarantor upon such amalgamation shall be the continuing or surviving entity (and, in the case where the other party to such merger or amalgamation is a Qualified Asset Owner, either the continuing or surviving entity shall be a Qualified Asset Owner or successor by amalgamation that becomes the Qualified Asset Owner or all Qualified Assets owned or leased by such Qualified Asset Owner shall, contemporaneously with such merger cease to be included as Qualified Assets in any calculations hereunder), and (B) if both parties to such merger or amalgamation are Subsidiary Guarantors and one of the parties thereto is a Qualified Asset Owner, either the Qualified Asset Owner or a successor by amalgamation that becomes the Qualified Asset Owner shall be the continuing or surviving entity or all Qualified Assets owned or leased by such Qualified Asset Owner shall, contemporaneously with such merger, cease to be included as Qualified Assets in any calculations hereunder;

(iv) any Subsidiary may Dispose of its assets to the Parent Borrower or to another Subsidiary; provided that if one of the parties to such transaction is a Loan Party, either (A) the Loan Party shall be the transferee or (B) the transaction is permitted by Section 9.12; and

(v) any Subsidiary which is not a Loan Party or a Qualified Asset Owner may liquidate or dissolve if the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers.

Notwithstanding the foregoing, nothing in this Section 9.4 will prohibit or restrict the entry into a Permitted Warrant Transaction by the Company or its Subsidiaries.

Section 9.5. Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, cancellation, termination or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, whether in Cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), directly or indirectly, except that (i) the Parent Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional limited or general partnership interests, (ii) the Company may declare and pay dividends with respect to its Capital Stock payable solely in additional common stock, (iii) Subsidiaries may declare and pay dividends ratably with respect to their Capital Stock (subject to the limitations in clause (viii) below in the case of Subsidiaries that have issued Acceptable Subsidiary Preferred Stock), (iv) the Parent Borrower or any Subsidiary may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Parent Borrower and its Subsidiaries (including, without limitation, any Plans), (v) the Parent Borrower may make Restricted Payments the proceeds of which will be used to pay tax liabilities of Americold Realty Operation, Inc., a Delaware corporation, to the extent (A) such payments are permitted under the Parent Borrower’s Governing Documents and (B) such tax liability is attributable to Americold Realty Operation, Inc.’s ownership of Capital Stock of the Parent Borrower, (vi) the Parent Borrower and its Subsidiaries may (directly or indirectly, as the case may be) make Restricted Payments to the Company; provided that (x) the Parent Borrower shall not make aggregate Restricted Payments to the Company that are attributable to any period of four consecutive fiscal quarters in excess of the greater of (A) 90% of Normalized Adjusted FFO for such period of four consecutive fiscal quarters (less any amounts used for Investments in Non-Qualified Asset Subsidiaries) and (B) the minimum amount required for the Company to maintain its REIT status, comply with the minimum distribution requirement under Section 857(a) of the Code and avoid imposition on the Company of income and excise taxes under Sections 857 and 4981 of the Code and (y) if a Default or an Event of Default (other than under Section 10.1(a) or (h)) has occurred and is continuing, the Parent Borrower may only make Restricted Payments to the Company in the minimum amounts required to be made by the Company in order to maintain its status as a REIT; provided further, however, that the Parent Borrower may not make any Restricted Payments to the

Company if a Default or Event of Default under Section 10.1(a) or (h) has occurred and is continuing or all or any portion of the Obligations have been accelerated, (vii) the Company may make Restricted Payments with any amounts received by it from the Parent Borrower pursuant to clause (vi) of this Section 9.5, and (viii) Subsidiaries that have issued Acceptable Subsidiary Preferred Stock may (x) declare and pay dividends ratably with respect to its common Capital Stock and (y) redeem Acceptable Subsidiary Preferred Stock at its liquidation preference, issue additional Acceptable Subsidiary Preferred Stock and pay other dividends and distributions to the holders of its Acceptable Subsidiary Preferred Stock, provided that the aggregate amount of such Restricted Payments made by all such Subsidiaries pursuant to this clause (viii)(y) may not exceed $5,000,000 in any period of four consecutive fiscal quarters and provided further that no Restricted Payments shall be permitted under this clause (viii)(y) if a Default or an Event of Default under Section 10.1(a) or (h) has occurred and is continuing or all or any portion of the Obligations have been accelerated. Notwithstanding anything to the contrary herein, Restricted Payments to the holders of Acceptable Subsidiary Preferred Stock may only be made to the extent permitted by clause (viii) of this Section 9.5.

Section 9.6. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate, except: (a) arrangements in respect of shared services, joint procurement, corporate expense allocation, information technology licensing or in the ordinary course of business at prices and on terms and conditions not less favorable to the Company, the Parent Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions between or among the Company and its consolidated Subsidiaries otherwise permitted (or not prohibited) hereunder; (c) the consummation of the Transactions and the payment of the Transaction Costs, and as otherwise permitted by this Agreement (including with respect to any Restricted Payment permitted by Section 9.5); (d) as set forth on Schedule 9.6 or any amendment thereto to the extent such amendment is not adverse, taken as a whole, to the Lenders in any material respect; (e) if approved by the governing body of such Person in accordance with applicable law, any indemnity provided for the benefit of directors of such Person; (f) the payment of fees, expenses, compensation or employee benefit arrangements to managers, consultants, employees, officers and outside directors of such Person; (g) transactions between or among Group Members contemplated by any CMBS Financing; (h) Permitted Intercompany Indebtedness; (i) Investments permitted under Section 9.10; (j) transactions that are made on terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate; and (k) transactions in connection with the EQT Joint Venture.

Section 9.7. Amendments to Governing Documents. Directly or indirectly, consent to, approve, authorize or otherwise suffer or permit any waiver, amendment, supplement, cancellation, termination or other modification of any Governing Document of the Company, any Borrower, any Guarantor or any Qualified Asset Owner, in each case if such waiver, amendment, supplement, cancellation, termination or modification would reasonably be expected to (a) adversely affect any Loan Party’s ability to repay the Obligations or (b) impair the rights or interests of the Administrative Agent or any Creditor Party hereunder or under any Loan Document.

Section 9.8. No Further Negative Pledges. Directly or indirectly, enter into, incur or permit to exist any Contractual Obligation (other than any Loan Document or any Permitted Pari Passu Provision) that prohibits, restricts or imposes any condition upon the ability of (a) any Borrower, any Qualified Asset Owner or any other Loan Party to create, incur or permit to exist any Lien upon any of its property or assets (including the Capital Stock owned by such Borrower or such Loan Party), (b) any Borrower or Subsidiary to make Restricted Payments to the Parent Borrower or any other Loan Party or to make or repay loans or advances to the Parent Borrower or any other Loan Party or to guarantee Indebtedness of the Parent Borrower or any other Loan Party or (c) any Borrower or any Subsidiary to otherwise transfer (including by way of a pledge) property to a Borrower or a Loan Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Requirements of Law, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness (and, for the avoidance of doubt, such restrictions do not apply to any Qualified Asset or to the Capital Stock of any Loan Party or any Qualified Asset Owner), (iv) [reserved], (v) the foregoing shall not apply to restrictions or conditions in joint venture agreements and other similar agreements applicable to Joint Ventures that are applicable solely to such Joint Venture and entered into in the ordinary course of business, (vi) the foregoing shall not apply to restrictions or conditions that are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions solely relate to the assets subject thereto, (vii) clause (a) of the foregoing shall not apply to customary restrictions or conditions restricting assignment of any agreement entered into in the ordinary course of business, (viii) the foregoing shall not apply to provisions restricting the granting of a security interest in Intellectual Property contained in licenses or sublicenses by the Parent Borrower and its Subsidiaries of such Intellectual Property, which licenses and sublicenses were entered into in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property), and (ix) the foregoing shall not apply to restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

Section 9.9. Use of Proceeds. Use the proceeds of any Loan or Letter of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 9.10. Investments. Make or allow any Investment, other than a Permitted Investment, unless immediately before and after giving effect to such Investment on a Pro Forma Basis, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Company and its Subsidiaries are in compliance with the Financial Covenants. Notwithstanding the foregoing, nothing in this Section 9.10 will prohibit or restrict the entry into a Permitted Warrant Transaction by the Company or its Subsidiaries.

Section 9.11. Changes in Fiscal Periods. (a) Permit the fiscal year of the Company or the Borrowers to end on a day other than December 31 or change the Company’s or the Borrowers’ method of determining fiscal quarters or (b) make any change in accounting policies or reporting practices, except as required or permitted by GAAP.

Section 9.12. Asset Sales. Dispose of any property or asset, including Capital Stock owned by it and including pursuant to any sale-leaseback transaction, other than a Permitted Disposition, unless immediately before and after giving effect to such Disposition on a Pro Forma Basis (a) no Default or Event of Default shall have occurred and be continuing or would result from such Disposition, (b) the Company and its Subsidiaries are in compliance with the Financial Covenants and (c) if any Subsidiary Guarantor consummates a Division, the Parent Borrower shall cause each Division Successor to comply with any applicable obligations under Section 8.10.

Section 9.13. Environmental Matters. (a) Use, or permit any other Person to use, any of the Properties or any portion thereof as a facility for the handling, processing, storage or disposal of Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of Environmental Law or would reasonably be expected to result in any Environmental Liability where any such use, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect or (b) conduct, or permit any other Person to conduct, any activity at any of its Properties or use any of its Properties in any manner that could reasonably be contemplated to cause a Release of Materials of Environmental Concern on, upon or into such Property, or any other location, that would reasonably be expected to result in any Environmental Liability, in each case except, with respect to any Property that is not a Qualified Asset, where any such use, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect.

Section 9.14. Sanctions; Anti-Corruption; Anti-Money Laundering.

(a) Directly or knowingly indirectly, use the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case in violation of Sanctions, or in any other manner that would result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Bookrunner, Lead Arranger, Administrative Agent, Letter of Credit Issuer, or otherwise) of Sanctions.

(b) Directly or knowingly indirectly, use the proceeds of any Borrowing or any Letter of Credit in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, in violation of any applicable Anti-Corruption Laws or applicable Anti-Terrorism Laws (if any).

(c) Directly or indirectly engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable Law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering or violate these laws or any other applicable anti-money laundering law or engage in these actions.

Section 9.15. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties and their Subsidiaries on the Restatement Effective Date or other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary thereto.

Section 9.16. Outbound Investment Rules. (a) Be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Parent Borrower, the Company or any of their respective Subsidiaries were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE X

EVENTS OF DEFAULT

Section 10.1. Events of Default. If any of the following events shall occur and be continuing:

(a) (i) the Borrowers or any other Loan Party shall fail to pay any principal of any Loan or any Unpaid Drawing, including any L/C Borrowing, when due in accordance with the terms hereof and in the currency required hereunder; or (ii) the Borrowers or any other Loan Party shall fail to pay any interest on any Loan, any fee or any other amount payable hereunder or under any other Loan Document within five (5) Business Days after any such interest on any Loan, fee or other amount payable hereunder or under any other Loan Document becomes due in accordance with the terms hereof; or

(b) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document or that is contained in any certificate or other document furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate or misleading in any material respect on or as of the date made or deemed made (or, to the extent qualified by materiality, shall be inaccurate or misleading in any respect after giving effect to such qualification when made or deemed made); or

(c) the Company or any Loan Party shall default in the observance or performance of any agreement contained in (i) Section 8.1(a) or (b), Section 8.2(a)(1)(x), Section 8.2(c), Section 8.5(a)(i) (solely with respect to the existence of the Company, any Borrower, any Qualified Asset Owner, or any Guarantor), Section 8.8, Section 8.10, or Section 8.13 or Article IX or Article XIII of this Agreement or any Guarantor fails to perform or observe any term, covenant or agreement contained in the Guarantee Agreement, (ii) Section 8.6(b) and such default shall continue unremedied for a period of ten (10) days or (iii) Section 8.2(a) (not specified in clause (i) above) and such default shall continue unremedied for a period of fifteen (15) days; or

(d) [reserved]; or

(e) any Group Member shall default in the observance or performance of any agreement contained in Section 8.11;

(f) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (e) above), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date upon which an officer of the Company or any Borrower obtains knowledge of such default or (ii) the date upon which the Parent Borrower has received written notice of such default from the Administrative Agent or the Required Lenders;

(g) any Group Member shall (i) default in making any payment when due, after the expiration of any applicable grace or cure periods (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness (excluding any Indebtedness hereunder and any Non-Recourse Indebtedness) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of (or, with respect to any Swap Agreements, a Swap Termination Value of) more than $75,000,000; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) or, in the case of a Swap Agreement, the applicable counterparty, to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due (or to be terminated) or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or, in the case of any such Indebtedness constituting a Guarantee Obligation, to become payable or cash collateral in respect thereof to be demanded, or, in the case of a Swap Agreement, to cause the termination thereof or an Early Termination Date (as defined in such Swap Agreement) results therefrom; provided that clauses (i) (other than in the case of clause (w) below) and (ii) shall not apply to (w) Secured Indebtedness that becomes due as a result of the Disposition or transfer of the property or assets securing such Indebtedness, if such Disposition or transfer is permitted hereunder and under the documents providing for such Indebtedness, (x) the occurrence of any customary event or condition that vests the right of any holder of Permitted Convertible Indebtedness to submit any Permitted Convertible Indebtedness for conversion, exchange or exercise in accordance with its terms, (y) Permitted Convertible Indebtedness that has actually been converted to Capital Stock in accordance with its terms, or (z) the calling of any Permitted Convertible Indebtedness for redemption in accordance with its terms, in each case of the foregoing clauses (x), (y) and (z), so long as such occurrence or other event does not arise in connection with any breach or violation of the terms of any Permitted Convertible Indebtedness; or

(h) (i) any Group Member shall commence or consent to the institution of any case, proceeding or other action (A) under any Debtor Relief Law, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, administration, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator, liquidator, rehabilitator, Controller, administrator or other similar official for it or for all or any material part of its property; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or

(B) remains undismissed, unstayed or undischarged for a period of sixty (60) days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a writ or warrant of attachment, execution, distraint or similar process against all or any material party of its property that results in the entry of an order for any such relief that shall not have been released, vacated, discharged, or stayed or fully bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Group Member shall become unable or admit in writing its inability or fails generally to pay its debts as they become due (or, in respect of any Group Member organized and existing under the laws of Australia (or any of its jurisdictions) or New Zealand, is presumed under the Australian Corporations Act or the Companies Act 1993 (NZ) (as applicable) to be unable to pay its debts as they become due and payable whether at stated maturity or otherwise); or (v) any Group Member shall make a general assignment for the benefit of its creditors; or (vi) any Group Member incorporated in New Zealand shall be made subject to statutory management; or

(i) an ERISA Event or a Canadian Pension Event in connection with any Canadian Defined Benefit Plan shall have occurred that, when taken together with all other ERISA Events or Canadian Pension Events, respectively, that have occurred, could reasonably be expected to result in (i) a Material Adverse Effect or (ii) liability to any Group Member in an aggregate amount exceeding $50,000,000; or

(j) (i) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (to the extent not covered by insurance or third-party indemnities as to which the relevant insurance company or third party has not denied coverage) of $75,000,000 or more or (ii) one or more non-monetary final judgments or decrees shall be entered against any Group Member that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (x) enforcement proceedings are commenced by any creditor upon such judgment or decree, or (y) there is a period of thirty (30) consecutive days during which such judgment or decree is not vacated, discharged, stayed or bonded pending appeal; or

(k) any provision of any Loan Document, including the Guarantee Obligations contained in the Guarantee Agreement or in this Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; any Loan Party or any of their respective Subsidiaries or Affiliates contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(l) a Change of Control;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (h) above with respect to the Company or the Parent Borrower, the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately and automatically become due and payable and the deposit of cash collateral in respect of Letter of Credit Exposure in accordance with Section 3.8 shall immediately and automatically become due, or (B) if such event is any other Event of Default, the Administrative Agent shall at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions: (i) declare the commitment of each Lender to make Loans and any obligation of the Letter of Credit Issuers to make L/C Credit Extensions to be terminated forthwith, whereupon such commitments and obligations shall immediately terminate; (ii) declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; (iii) require all Loans denominated in an Alternative Currency to be immediately redenominated into Dollars in the amount of the Dollar Equivalent thereof; (iv) require the deposit of cash collateral in respect of Letter of Credit Exposure in accordance with Section 3.8 and (v) exercise on behalf of itself, the Lenders and the Letter of Credit Issuers all rights and remedies available to it, the Lenders and the Letter of Credit Issuers under the Loan Documents. Except as expressly provided above in this Section 10.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each Borrower, the Company and each other Loan Party.

Section 10.2. Application of Funds. After the exercise of remedies provided for in Section 10.1 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 10.1), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 3.8, be applied by the Administrative Agent in the following order.

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.10, 2.11 or 5.4) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Letter of Credit Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the Letter of Credit Issuers arising under the Loan Documents) and amounts payable under Sections 2.10, 2.11 or 5.4, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the Letter of Credit Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Specified Swap Agreements and Specified Cash Management Agreements, ratably among the Lenders, the Letter of Credit Issuers, the Qualified Counterparties and the Cash Management Banks in proportion to the respective amounts described in this clause (a) and (b) to the Administrative Agent for the account of the Letter of Credit Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit issued by such Letter of Credit Issuer to the extent not otherwise Cash Collateralized by the Parent Borrower pursuant to Section 3.8, ratably in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Parent Borrower or as otherwise required by law.

Subject to Section 3.8, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Specified Cash Management Agreements and Specified Swap Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Qualified Counterparty, as the case may be. Each Cash Management Bank or Qualified Counterparty not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE XI

THE AGENTS

Section 11.1. Appointment.

Each Lender and each Letter of Credit Issuer hereby irrevocably designates and appoints Bank of America to act on its behalf as the Administrative Agent under this Agreement and the other Loan Documents, and each such Lender and each such Letter of Credit Issuer irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or any Letter of Credit Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The provisions of this Article XI (except for Section 11.9) are solely for the benefit of the Agents, the Lenders and the Letter of Credit Issuers, and neither the Company nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 11.2. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 11.3. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1 and 10.1) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment.

Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report, statement or other document referred to, provided for herein or therein, delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, genuineness or sufficiency of this Agreement, any other Loan Document or any other agreement, instrument or document, any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder, or (v) as to the observance or performance of any of the agreements contained in, or the satisfaction of any condition set forth in Article VII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

Section 11.4. Reliance by Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in, and shall not incur any liability for, relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a Letter of Credit Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Letter of Credit Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such Letter of Credit Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement or the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement or the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders, all the Letter of Credit Issuers and all future holders of the Loans and the L/C Participations.

Section 11.5. Notice of Default. The Administrative Agent shall be deemed not to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, a Letter of Credit Issuer or a Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders and the Letter of Credit Issuers. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement or the other Loan Documents); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders and the Letter of Credit Issuers.

Section 11.6. Non-Reliance on Agents and Other Lenders. Each Lender and each Letter of Credit Issuer expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any Letter of Credit Issuer. Each Lender and each Letter of Credit Issuer represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or Letter of Credit Issuer, or upon any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its extensions of credit hereunder and enter into this Agreement. Each Lender and each Letter of Credit Issuer also represents that it will, independently and without reliance upon any Agent or any other Lender or Letter of Credit Issuer, or upon any of the Related Parties of any of the foregoing, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Letter of Credit Issuers by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or Letter of Credit Issuer with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

Section 11.7. Indemnification. The Lenders agree to indemnify the Administrative Agent (or any sub-agent thereof), each other Agent, each Letter of Credit Issuer and each Related Party of any of the foregoing (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective pro rata share (as defined below) in effect on the date on which indemnification is sought under this Section 11.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, the Loans, the Letters of Credit, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, willful misconduct, bad faith or fraud; provided further, with respect to such unpaid amounts owed to any Letter of Credit Issuer in its capacity as such, or to any Related Party of any of Letter of Credit Issuer acting for such Letter of Credit Issuer in connection with such capacity, only the Revolving Credit Lenders shall be required to pay such unpaid amounts. For purposes of this Section 11.7, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposures, unused Revolving Credit Commitments and, except for purposes of the second proviso of the immediately preceding sentence, the outstanding Term Loans and unused Term Commitments, in each case at that time. If any indemnity furnished to any Agent Indemnitee for any purpose shall, in the opinion of such Agent Indemnitee, be insufficient or become impaired, such Agent Indemnitee may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent Indemnitee against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata share (as defined below) thereof in effect on the date on which indemnification is sought under this Section 11.7; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent Indemnitee against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. The agreements in this Section 11.7 shall survive the termination of this Agreement and the Commitments and the payment of the Loans and all other amounts payable hereunder.

Section 11.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as though such Agent were not an Agent and without any duty to account therefor to the Lenders. Each Agent shall have the same rights and powers in its capacity as a Lender or Letter of Credit Issuer under this Agreement and the other Loan Documents as any Lender or Letter of Credit Issuer, as applicable, and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders”, and the terms “Letter of Credit Issuer” and “Letter of Credit Issuers”, shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Agent in its individual capacity as such.

Section 11.9. Successor Agent. The Administrative Agent may resign as the Administrative Agent upon notice to the Lenders, the Letter of Credit Issuers and the Parent Borrower. If the Administrative Agent shall resign as the Administrative Agent under this Agreement and the other Loan Documents, then upon any such resignation, the Required Lenders shall have the right to appoint a successor, which successor agent shall (unless an Event of Default under Section 10.1(a) or (h) with respect to any of the Borrowers shall have occurred and be continuing) be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders, the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, which successor agent shall (unless (i) an Event of Default under Section 10.1(a) or (h) with respect to the Parent Borrower shall have occurred and be continuing or (ii) such successor agent is a Lender) be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed by the Parent Borrower). If no successor agent has accepted appointment as the Administrative Agent by the Resignation Effective Date, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Required Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as a successor agent is appointed as provided for above. With effect from the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Letter of Credit Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Letter of Credit Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 5.4(j) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 11.9), without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. The fees payable by the Parent Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 11.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as the Administrative Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Section 11.10. Bookrunners; Lead Arrangers; Syndication Agents; Documentation Agents; Sustainability Coordinators. Anything herein to the contrary notwithstanding, none of the Bookrunners, Lead Arrangers, Syndication Agents, Documentation Agents or Sustainability Coordinators shall have any duties, responsibilities, obligations, liabilities, powers or rights hereunder or under any of the other Loan Documents in its capacity as such.

Section 11.11. Agents May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Letter of Credit Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Letter of Credit Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Letter of Credit Issuers and the Administrative Agent under any Loan Document) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator, Controller, administrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Letter of Credit Issuer and each other Creditor Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Letter of Credit Issuers or the other Creditor Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement or any other Loan Document.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Letter of Credit Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Letter of Credit Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Letter of Credit Issuer in any such proceeding.

Section 11.12. Guaranty Matters. Subject to Section 12.1, without further written consent or authorization from any Creditor Party, the Administrative Agent may execute any documents or instruments necessary to release any Subsidiary Guarantor from its Guarantee Obligations in respect of the Obligations under the Loan Documents if such Person ceases to be a Subsidiary (or ceases to be obligated to guarantee the Obligations). The execution and delivery of any such documents shall be without recourse to, or representation or warranty by, the Administrative Agent.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its Guarantee Obligations in respect of the Obligations under the Loan Documents pursuant to this Section 11.12.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Parent Borrower, the Administrative Agent, and each Creditor Party hereby agree that except with respect to the set off rights of any Lender set forth in Section 12.7 or with respect to a Creditor Party’s right to file a proof of claim in an insolvency proceeding, no Creditor Party shall have any right individually to enforce any Guarantee Obligations, it being understood and agreed that all powers, rights, and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Creditor Parties, in accordance with the terms hereof and thereof.

In furtherance of the foregoing and not in limitation thereof, no Specified Cash Management Agreement or Specified Swap Agreement will create (or be deemed to create) in favor of any Creditor Party that is a party thereto any rights in connection with the management or release of the obligations of any Loan Party under this Agreement or any other Loan Document. By accepting the benefits of the Guarantee, each Creditor Party that is a party to any such Specified Cash Management Agreement or Specified Swap Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent under the Loan Documents and agreed to be bound by the Loan Documents as a Creditor Party thereunder, subject to the limitations set forth in this paragraph. No Creditor Party that is a party to any such Specified Cash Management Agreement or Specified Swap Agreement that obtains the benefits of any Guarantee Obligation by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender, Letter of Credit Issuer or Agent and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Specified Cash Management Agreements and Specified Swap Agreements.

Section 11.13. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Bookrunners and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) Such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Bookrunners and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, any Bookrunner or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Section 11.14. Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Party, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal

Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Party promptly upon determining that any payment made to such Lender Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Amendments and Waivers.

(a) Subject to Section 1.10(c), Section 1.10(f), Section 2.2(f), Section 2.9 and Section 12.1(b), and except as otherwise expressly provided herein, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Parent Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) waive any condition set forth in Section 7.1 without the written consent of each Lender;

(ii) without limiting the generality of clause (i) above, waive any condition set forth in Section 7.2 as to any Dollar Tranche Loan or any Letter of Credit without the written consent of the Required Tranche Lenders, any Alternative Currency Tranche Loan without the written consent of the Required Tranche Lenders, any Term A-1 Loan without the written consent of the Required Term A-1 Lenders, any Term A-2 Loan without the written consent of the Required Term A-2 Lenders, any Delayed Draw Term Loan without the written consent of the Required Delayed Draw Term Lenders, any 2025 Delayed Draw Term Loan without the written consent of the Required 2025 Delayed Draw Term Lenders or any AUD Term Loan without the written consent of the Required AUD Term Lenders;

(iii) extend (except as provided in Section 2.17) or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.1) without the written consent of such Lender;

(iv) forgive or otherwise reduce the principal amount or extend the final scheduled date of maturity of any Loan or Unpaid Drawings, reduce the stated rate of any interest or (subject to clause (4) of the second proviso to this Section 12.1) fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or postpone the scheduled date of expiration of any Commitment, in each case without the written consent of each Lender directly and adversely affected thereby (it being understood that any waiver of any condition precedent in Section 7.1 or 7.2, any obligation of any Borrower to pay default interest or amendment to Section 2.8(c), any waiver of any Default or Event of Default, any waiver or amendment of any mandatory prepayment or reduction, or any waiver or amendment to any of the Financial Covenants or the definitions, financial ratios or any component thereof, shall be deemed not to have resulted in any increase in the Commitment of any Lender, or any forgiveness, reduction, extension or postponement referred to in clause (iii) or (iv) of this proviso);

(v) (w) change any provision of this Section 12.1, reduce any percentage specified in the definition of Required Lenders, Required Revolving Credit Lenders, Required Term A-1 Lenders, Required Term A-2 Lenders, Required Delayed Draw Term Lenders, Required 2025 Delayed Draw Term Lenders, Required AUD Term Lenders, Required Tranche Lenders or Majority in Interest or change any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent, (x) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than, with respect to any Designated Borrower, pursuant to Section 2.18(e)) (y) subordinate the Obligations hereunder to any other Indebtedness or other obligation or (z) release or have the effect of releasing (1) the guarantee of the Obligations provided by the Company pursuant to Article XIII, (2) the guaranty, surety and joint and several liability of the Parent Borrower pursuant to Section 2.19 or (3) all or substantially all of the value of the Guarantee Obligations under the Guarantee Agreement (other than in connection with any release of a Guarantor permitted by the Loan Documents), in each case without the written consent of all Lenders;

(vi) amend, modify or waive any provision of any Loan Document in a manner that by its terms adversely affects the rights of Lenders holding Loans or Commitments of any Class in respect of the right to or priority of payments of the Lenders holding Loans or Commitments of such Class differently than such amendment, modification or waiver affects the rights of the Lenders holding Loans or Commitments of any other Class in respect of the right to or priority of payments, without the written consent of the Majority in Interest of the adversely affected Class of Lenders;

(vii) (x) amend or modify the definition of “Applicable Percentage”, (y) amend, modify or waive the provisions of Sections 10.2 or 12.7(a) or Section 4.02 of the Guarantee Agreement, (z) amend, modify or waive the provisions of Sections 5.1 or 5.3(c) or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments, pro rata payments or the pro rata sharing of payments otherwise required thereby, in each case without the written consent of each Lender; provided, that (1) with the consent of the Required Lenders, such terms and provisions may be amended on customary terms in connection with an “amend and extend” transaction, but only if all Lenders that consent to such “amend and extend” transaction are treated on a pro rata basis, and (2) such terms and provisions may be amended in connection with the establishment of any Additional TL Tranche, with the consent of the Administrative Agent and the Lenders providing commitments for such Additional TL Tranche, so long as such payments continue to be (A) based on each Lender’s Applicable Percentage with respect to the Classes of Loans and the Facilities in which it participates and (B) distributed ratably as between the Classes of Loans and the Facilities; or

(viii) amend Section 1.10 or the definition of “Alternative Currency” without the written consent of each Alternative Currency Tranche Lender, except as otherwise provided in Section 1.10;

and, provided further, that (1) no amendment, waiver or consent shall, unless in writing and signed by Letter of Credit Issuer in addition to the Lenders required above, affect the rights or duties of such Letter of Credit Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (2) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, (x) affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or (y) amend or waive, or consent to any departure from, Section 2.9, any term defined in such section, any term defined in any other section or provision in this Agreement relating to SOFR, Daily Simple SOFR, Term SOFR, any Alternative Currency Daily Rate, any Alternative Currency Term Rate, any Relevant Rate or any Successor Rate, or any term or provision relating to the replacement of any such rate or Successor Rate; and (3) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto;

provided that any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected solely by an agreement or agreements in writing entered into by the Parent Borrower and the Majority in Interest of the affected Class of Lenders that would be required to consent thereto under this Section 12.1 if such Class of Lenders were the only Class of Lenders hereunder at the time. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and the Letter of Credit Issuers and shall be binding upon the Loan Parties, the Lenders, Letter of Credit Issuers, the Administrative Agent and all future holders of the Loans and the L/C Participations. In the case of any waiver, the Loan Parties, the Lenders, the Letter of Credit Issuers and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing, the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to effect the provisions of Section 2.14(f) in accordance with the terms thereof.

(b) Notwithstanding any provision herein to the contrary,

(i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) any Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender and (z) the outstanding principal balance of any Loan held by any Defaulting Lender may not be reduced without the consent of such Lender;

(ii) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Parent Borrower and the Administrative Agent (but without the consent of any Lender or other Loan Party) to cure any obvious error or any error or omission of an administrative or technical nature jointly identified by the Parent Borrower and the Administrative Agent so long as, in each case, the Lenders shall have received at least five (5) Business Days prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from (x) the Required Lenders stating that the Required Lenders object to such amendment or (y) if directly and adversely affected by such amendment, any Letter of Credit Issuer stating that it objects to such amendment; and

(iii) the Environmental Amendment shall only require the consent of the Required Lenders, the Parent Borrower, the Sustainability Coordinators and the Administrative Agent.

Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans and Revolving Credit Loans.

Section 12.2. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Parent Borrower or any other Loan Party, the Administrative Agent or any Letter of Credit Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.2; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Parent Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications.

(i) Notices and other communications to the Letter of Credit Issuers and the Lenders hereunder or under any other Loan Document may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, III, IV or V if such Person has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, any Letter of Credit Issuer or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Administrative Agent otherwise prescribes, (x) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (x) and (y), if such notice or other communication is not sent during the normal business hours of the recipient, such notice e-mail or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(iii) THE PLATFORM AND ANY APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE AGENTS OR ANY OF THEIR RESPECTIVE RELATED PARTIES WARRANT THE ACCURACY, ADEQUACY, OR COMPLETENESS OF THE BORROWER MATERIALS, THE APPROVED ELECTRONIC COMMUNICATIONS OR THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS, THE PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE AGENTS OR THEIR RESPECTIVE RELATED PARTIES IN CONNECTION WITH THE PLATFORM OR THE APPROVED ELECTRONIC COMMUNICATIONS. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party, any Lender, any Letter of Credit Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or Approved Electronic Notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(iv) Each Loan Party, each Lender, each Letter of Credit Issuer and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(c) Change of Address. Each Loan Party, the Administrative Agent and each Letter of Credit Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Parent Borrower, the Administrative Agent and the Letter of Credit Issuers. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Private-Side Information Contacts. In addition to the foregoing, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public-Side Information” portion of the Platform and that may contain Private-Side Information. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrowers nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

(e) Reliance by Administrative Agent, Letter of Credit Issuers and Lenders. The Administrative Agent, the Letter of Credit Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, and Letter of Credit Applications) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Letter of Credit Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 12.3. No Waiver; Cumulative Remedies; Enforcement. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Letter of Credit Issuer or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.1 for the benefit of all the Lenders and Letter of Credit Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Letter of Credit Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as a Letter of Credit Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.7(b) (subject to the terms of Section 12.7(a)), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.1 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 12.7(a), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 12.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in any other Loan Document and in any document, certificate or statement delivered pursuant hereto or thereto, or in connection herewith or therewith, shall survive the execution and delivery hereof and thereof and the making of the Loans and other extensions of credit hereunder. Such representations and warranties have been or will be relied upon by the Administrative Agent, each Letter of Credit Issuer and each Lender, regardless of any investigation made by the Administrative Agent, any Letter of Credit Issuer or any Lender or on their behalf and notwithstanding that the Administrative Agent, any Letter of Credit Issuer or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Loan or L/C Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding other than (a) Specified Cash Management Obligations, (b) Specified Swap Obligations and (c) any contingent obligations or contingent indemnification obligations not then due or asserted.

Section 12.5. Payment of Expenses; Damages Waiver. The Borrowers agree (a) to pay or reimburse the Bookrunners, the Lead Arrangers, the Administrative Agent and their respective Affiliates for all their reasonable and documented and invoiced out-of-pocket costs and expenses (including the reasonable and documented and invoiced fees, disbursements and other charges of legal counsel which shall be limited to one primary counsel for the Bookrunners, Lead Arrangers and the Administrative Agent, taken as a whole, a single counsel in each relevant jurisdiction for all such Persons, taken as a whole (which may include a single firm of special counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Parent Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel (and, if reasonably necessary, one firm of local counsel) for such affected Person (or similarly affected Persons taken as a whole)) incurred in connection with the syndication, development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the Transactions contemplated hereby and thereby, including any filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Parent Borrower prior to the Restatement Effective Date (in the case of amounts to be paid on the Restatement Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay all reasonable and documented and invoiced out-of-pocket expenses incurred by any Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of Letters of Credit or any demand for payment thereunder, (c) to pay or reimburse the Bookrunners, the Lead Arrangers, the Administrative Agent, the Letter of Credit Issuers and the Lenders for all their respective reasonable and documented and invoiced out-of-pocket expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including (i) the reasonable and documented and invoiced fees, disbursements and other charges of legal counsel which shall be limited to one primary counsel for the Bookrunners, the Lead Arrangers, the Administrative Agent, the Letter of Credit Issuers and the Lenders, taken as a whole, one local counsel in each relevant jurisdiction for all such Persons, taken as a whole (if reasonably necessary), and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Parent Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel (and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction) for such affected Person (or similarly affected Persons taken as a whole), in each case excluding allocated costs of in-house counsel, and (ii) the reasonable and documented and invoiced fees and expenses of other consultants and advisers approved by the Parent Borrower, (d) to pay, indemnify, and hold, the Administrative Agent, each Letter of Credit Issuer and each Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (e) to pay, indemnify, and hold each Lender, each Bookrunner, each Lead Arranger, the Administrative Agent, each Letter of Credit Issuer and the Affiliates of each of the foregoing and each of their respective Related Parties (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the syndication, execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith

(including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), including any of the foregoing relating to the use of proceeds of the Loans or the issuance of any Letter of Credit (including any refusal by any Letter of Credit Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or any Environmental Liability relating to any Group Member or its current or former operations or to any of the Properties and the reasonable and documented and invoiced fees and expenses of one primary counsel for all Indemnitees, taken as a whole, one local counsel in each relevant jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all Indemnitees, taken as a whole (if reasonably necessary), and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Parent Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel (and, if reasonably necessary, one firm of local counsel) for such affected Indemnitee (in each case excluding allocated costs of in-house counsel), whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto) (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that the Borrowers shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee or its Affiliates or by any of their Related Parties, (ii) any dispute brought solely by an Indemnitee against another Indemnitee, do not involve or relate to any request, act or omission by any Borrower, any other Loan Party or any of their respective Subsidiaries or Affiliates and do not involve the Administrative Agent, in its capacity as administrative agent, any Bookrunner, in its capacity as a bookrunner, or any Lead Arranger, in its capacity as a lead arranger or (iii) settlements effected without the Parent Borrower’s prior written consent (which shall not be withheld, conditioned or delayed unreasonably) so long as (A) the Parent Borrower has demonstrated, and such Indemnitee has acknowledged (which acknowledgment shall not be withheld, conditioned or delayed unreasonably) that the Parent Borrower has the financial wherewithal to reimburse such Indemnitee for any amount that such Indemnitee may be required to pay with respect to such proceeding or (B) the proceeding presents reputation risk to such Indemnitee (in which case, for the avoidance of doubt, the Parent Borrower’s consent shall not be required for the Indemnitee to settle). Without limiting the foregoing, and to the extent permitted by applicable law, the Parent Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to the Comprehensive Environmental Response, Compensation, and Liability Act or other Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 12.5 shall be payable not later than thirty (30) days after written demand therefor, including documentation reasonably supporting such demand. To the extent permitted by applicable law, no Loan Party nor any Lender, any Bookrunner, any Lead Arranger, any Agent, any Letter of Credit Issuer or any of the Affiliates of each of the foregoing and each of their respective Related Parties (each such Person being called a “Lender-Related Person”) shall have any liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided, however, that nothing contained in this sentence will limit the indemnity and reimbursement obligations of the Borrowers set forth in this Section 12.5. The agreements in this Section 12.5 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or Letter of Credit Issuer, termination of this Agreement and the Commitments and the payment of the Loans and all other amounts payable hereunder. No Lender-Related Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. This Section 12.5 shall not apply to (i) Taxes indemnifiable under Section 5.4 or (ii) Excluded Taxes. All amounts due under this Section 12.5 shall be payable not later than ten (10) Business Days after demand therefor.

Section 12.6. Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Letter of Credit Issuer that issues any Letter of Credit), except that (i) the neither any Borrower nor any other Loan Party may assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower or any Loan Party without such consent shall be null and void) and (ii) no Lender may assign, delegate or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns (including any Affiliate of any Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in Section 12.6(c)) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (1) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more banks or financial institutions (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) The Parent Borrower (such consent not to be unreasonably withheld or delayed); provided that (i) the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, (ii) with respect to an assignment of a Term Loan or a Term Commitment, no consent of the Parent Borrower shall be required for an assignment to a Term Lender, an Affiliate of a Term Lender or an Approved Fund (as defined below), (iii) with respect to an assignment of a Revolving Credit Loan or a Revolving Credit Commitment, no consent of the Parent Borrower shall be required for an assignment to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund and (iv) no consent of the Parent Borrower shall be required for an assignment to any Person if an Event of Default has occurred and is continuing;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan or a Term Commitment to a Term Lender, an Affiliate of a Term Lender or an Approved Fund (if made in accordance with the applicable terms of this Section 12.6); and

(C) solely with respect to an assignment of a Dollar Tranche Loan or Dollar Tranche Commitment, each Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or the entire remaining principal outstanding balance of the assigning Lender’s Loans, in each case of any Class, the amount of the Commitments or the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the Dollar Equivalent of $10,000,000 in the case of any assignment in respect of the Term A-1 Loan Facility, Term A-2 Loan Facility, Delayed Draw Term Facility, 2025 Delayed Draw Term Facility or AUD Term Loan Facility, or the Dollar Equivalent of $5,000,000, in the case of any assignment in respect of the Total Revolving Credit Commitment, unless each of the Parent Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) no assignment shall be made to (1) any Group Member or any Subsidiary or Affiliate of any of the foregoing, (2) any Defaulting Lender or any of its Subsidiaries, (3) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons) or (4) any Person who, upon becoming a Lender hereunder, would constitute any of the Persons described in clause (1) through (3) above;

(C) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;

(D) the Assignee, if it shall not be a Lender, shall deliver to the Parent Borrower and the Administrative Agent any tax forms required by Section 5.4(g) and an Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) each partial assignment and delegation shall be made as an assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (E) shall not be construed to prohibit the assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans.

For the purposes of this Section 12.6, “Approved Fund” means any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons)) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall agree in writing (in form reasonably acceptable to the Administrative Agent) to make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Letter of Credit Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 12.5); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any other party hereto against such Defaulting Lender arising from such Lender’s having been a Defaulting Lender. Any assignment, delegation or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 12.6.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Letter of Credit Issuers and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and, as to entries pertaining to it, any Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 12.6(b) shall be interpreted and administered such that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 165(g), 871(h)(2), 881(c)(2) and 4701 of the Code.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 12.6 and any written consent to such assignment and delegation required by paragraph (b) of this Section 12.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section 12.6 or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment or delegation shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph and, following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section 12.6 with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an eligible assignee in accordance with the terms of this Section 12.6.

(c) Any Lender may, without the consent of any Borrower, the Administrative Agent or any Letter of Credit Issuer, sell participations to one or more banks or other financial institutions in accordance with applicable law (other than (x) a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons, (y) a Defaulting Lender or (z) any Group Member or any Subsidiary or Affiliate of any of the foregoing) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including such Lender’s participations in L/C Obligations) owing to it, in each case of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Letter of Credit Issuers and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.7 without regard to the existence of any participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to clause (iii), (iv), or (v) of Section 12.1(a) and (2) directly and adversely affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits (and requirements) of Sections 2.10, 2.11 and 5.4 (subject to the requirements and limitations therein, including the requirements under Section 5.4(g) (it being understood that the documentation required under Section 5.4(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 12.6; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.12 and 2.15 as if it were an assignee under paragraph (b) of this Section 12.6, and (B) shall not be entitled to receive any greater payment under Section 2.10 or 5.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Parent Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.12 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.7(b) as though it were a Lender; provided that such Participant shall be subject to Section 12.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Parent Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Borrowers, the Letter of Credit Issuers and the Lenders expressly acknowledge that the Administrative Agent (in its capacity as such or as an arranger, bookrunner or other agent hereunder) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to assignments to Defaulting Lenders or natural persons and none of the Borrowers, the Letter of Credit Issuers or the Lenders will bring any claim to such effect. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Defaulting Lender or a natural person or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Defaulting Lender or a natural person. This Section 12.6(c) shall be interpreted and administered such that the Loans and any participations are at all times maintained in “registered form” within the meaning of Sections 163(f), 165(g), 871(h)(2), 881(c)(2) and 4701 of the Code.

(d) Any Lender may, without the consent of any Borrower, the Administrative Agent or any Letter of Credit Issuer, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) the Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

Section 12.7. Adjustments; Set-off; Payments Set Aside.

(a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Loan Document Obligations owing to it (other than in connection with an assignment made pursuant to and in accordance with Section 12.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Loan Document Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Loan Document Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders and the Letter of Credit Issuers provided by law, each Lender and each Letter of Credit Issuer shall have the right, without notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any Loan Document Obligations becoming due and payable by any Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Loan Document Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final, but excluding any tax accounts, trust accounts, withholding, fiduciary or payroll accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or such Letter of Credit Issuer, as applicable, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of any Borrower or any other Loan Party; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Letter of Credit Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Loan Document Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Letter of Credit Issuer and their respective Affiliates under this Section 12.7 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Letter of Credit Issuer or their respective Affiliates may have. Each Lender and each Letter of Credit Issuer agrees to notify the Parent Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Each Lender and Letter of Credit Issuer agrees promptly to notify the Parent Borrower and the Administrative Agent after any such application made by such Lender or such Letter of Credit Issuer, as applicable; provided that the failure to give such notice shall not affect the validity of such application.

(c) To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, any Letter of Credit Issuer or any Lender, or the Administrative Agent, any Letter of Credit Issuer or any Lender exercises its right of setoff, and such payment or any proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Letter of Credit Issuer or such Lender in its discretion) to be repaid to a trustee, receiver, Controller, administrator or any other Person, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each

Lender and each Letter of Credit Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect in the applicable currency of such recovery or payment. The obligations of the Lenders and the Letter of Credit Issuers under clause (ii) of the preceding sentence shall survive Payment In Full and the termination of this Agreement.

Section 12.8. Executed Agreement; Australian Counterparts.

(a) A set of the copies of this Agreement signed by all the parties shall be lodged with the Parent Borrower and the Administrative Agent.

(b) Each officer of any Loan Party that is organized in Australia that executes this Agreement on behalf of such Loan Party authorizes any other officer of such Loan Party that executes this Agreement to produce a copy hereof bearing his or her signature for the purpose of executing such copy to complete its execution under section 127 of the Australian Corporations Act. The copy of the signature appearing on such copy so executed is to be treated as his or her original signature.

Section 12.9. Severability. If any provision of this Agreement or the other Loan Documents is prohibited, illegal, invalid or unenforceable in any jurisdiction, (a) such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction and (b) the parties shall endeavor in good faith negotiations to replace the prohibited, illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the prohibited, illegal, invalid or unenforceable provisions. Without limiting the foregoing provisions of this Section 12.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the Letter of Credit Issuers, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 12.10. Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or any Letter of Credit Issuer represent the entire agreement of the Loan Parties, the Administrative Agent, the Letter of Credit Issuers and the Lenders with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, any Letter of Credit Issuer or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 12.11. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND UNDER THE OTHER LOAN DOCUMENTS, AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Section 12.12. Submission to Jurisdiction; Waivers. Each of the Parent Borrower and the Company (on behalf of itself and the Guarantors), the Designated Borrowers, the Administrative Agent, the Letter of Credit Issuers and the Lenders hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in New York County, the courts of the United States for the Southern District of New York sitting in New York County, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 12.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent or any Letter of Credit Issuer or Lender to sue or bring an enforcement action relating to this Agreement or any other Loan Document in any other jurisdiction; and

(e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 12.13. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Bookrunners, the Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Parent Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Bookrunners, the Lead Arrangers and the Lenders, on the other hand, (B) each of the Borrowers and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Bookrunners, the Lead Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Bookrunner, any Lead Arranger nor any Lender has any obligation to any Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Bookrunners, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Bookrunner, any Lead Arranger nor any Lender has any obligation to disclose any of such interests to any Borrower, any other Loan Party or any of their respective Affiliates. Each of the Borrowers and the other Loan Parties hereby agrees that it will not claim that any of the Administrative Agent, the Bookrunners, the Lead Arrangers, any Lender or any of their respective Affiliates has rendered advisory services of any nature or respect or owes any fiduciary duty to it (including your stockholders, employees or creditors) in connection with any aspect of any transaction contemplated hereby.

Section 12.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or L/C Participation, together with all fees, charges and other amounts that are treated as interest on such Loan or L/C Participation under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or L/C Participation in accordance with applicable law, the rate of interest payable in respect of such Loan or L/C Participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or L/C Participation but were not payable as a result of the operation of this Section 12.14 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or L/C Participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Overnight Rate to the date of repayment, shall have been received by such Lender.

Without limiting the generality of the foregoing provisions of this Section 12.14, if any provision of any of the Loan Documents would obligate any Canadian domiciled Loan Party to make any payment of interest with respect to the Obligations in an amount or calculated at a rate which would be prohibited by applicable law or would result in the receipt of interest with respect to the Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid by the Canadian domiciled Loan Parties to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Canadian domiciled Loan Parties to the applicable recipient which would constitute interest with respect to the Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then Canadian domiciled Loan Parties shall be entitled, by notice in writing to Administrative Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian domiciled Loan Party. Any amount or rate of interest with respect to the Obligations referred to in this Section 12.14 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loans to Canadian domiciled Borrower remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro rated over that period of time and otherwise be pro rated over the period from the Restatement Effective Date to the date of full payment of the Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

Section 12.15. The Banking Code of Practice (Australia). The Banking Code of Practice of the Australian Banking Association does not apply to the Loan Documents or any banking services provided under or pursuant to any of them.

Section 12.16. Confidentiality. Each of the Administrative Agent, each Letter of Credit Issuer and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party; provided that nothing herein shall prevent the Administrative Agent, any Letter of Credit Issuer or any Lender from disclosing any such information (a) to the Administrative Agent, any other Letter of Credit Issuer, any other Lender or any Affiliate of any of the foregoing who are informed of the confidential nature of such information and agree to keep such information confidential, (b) subject to an agreement to comply with the provisions of this Section 12.16, to any actual or prospective Transferee (other than any Person that the Parent Borrower has affirmatively declined to provide its consent to the assignment thereof) or any Person invited to be a Lender pursuant to Section 2.14 or any direct or indirect counterparty to any Swap Agreement or insurance transaction (or any professional advisor to such counterparty), including any credit risk insurer, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates who are informed of the confidential nature of such information and agree to keep such information confidential, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than as a result of a breach of this Section 12.16 or other confidentiality obligation owed by the Administrative Agent, the applicable Letter of Credit Issuer or the applicable Lender, as the case may be, to any Loan Party or any of its Affiliates, (h) in connection with the exercise of any remedy hereunder or under any other Loan Document, (i) on a confidential basis to any rating agency in connection with rating the Company, the Parent Borrower or their Subsidiaries or the credit facilities provided hereunder, (j) to the CUSIP Service Bureau or any similar agency to the extent required in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (k) upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates, (l) if agreed by the Parent Borrower in its sole discretion, to any other Person or (m) to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent, the Letter of Credit Issuers and the Lenders to the extent necessary for the administration and management of this Agreement and the other Loan Documents; provided that such disclosure under clause (m) is limited to the existence of this Agreement and information about this Agreement; provided that, except with respect to any audit or examination by bank accountants or by any governmental bank regulatory authority or other Governmental Authority exercising examination or regulatory authority, each of the Administrative Agent, the Letter of Credit Issuers and the Lenders shall, to the extent practicable and not prohibited by applicable law, use reasonable efforts to promptly notify the Parent Borrower of disclosure pursuant to clauses (d), (e), (f) or (h), above.

Any Person required to maintain the confidentiality of information as provided in this Section 12.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

Each Letter of Credit Issuer and each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Parent Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by any Loan Party or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Letter of Credit Issuer and each Lender represents to the Borrowers and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

For the avoidance of doubt, nothing in this Section 12.16 shall prohibit any Person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization without notice to any other Person, to the extent such prohibition on disclosure set forth in this Section 12.16 shall be prohibited by the laws or regulations applicable to such governmental, regulatory or self-regulatory organization.

Section 12.17. WAIVERS OF JURY TRIAL. THE BORROWERS, THE COMPANY, THE ADMINISTRATIVE AGENT, THE LETTER OF CREDIT ISSUERS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO

THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN (IN EACH CASE, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.17.

Section 12.18. Patriot Act. Each Lender and each Letter of Credit Issuer (in each case that is subject to the Patriot Act) and the Administrative Agent (for itself and not on behalf of any such Lender or Letter of Credit Issuer) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers and the other Loan Parties, which information includes the name and address of the Borrowers and the other Loan Parties, if any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, and other information that will allow such Lender, such Letter of Credit Issuer and the Administrative Agent to identify the Borrowers and the other Loan Parties in accordance with the Patriot Act and the Beneficial Ownership Regulation, and the Borrowers agree to provide (and agree to cause each other Loan Party to provide) such information from time to time to such Lender, such Letter of Credit Issuer or the Administrative Agent, as applicable, reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Section 12.19. Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent, each of the Lender Parties and each of the Loan Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor any Letter of Credit Issuer is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent or any Letter of Credit Issuer has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and regardless of the appearance or form of such Electronic Signature and (b) upon the request of the Administrative Agent, any Lender Party or any Loan Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither the Administrative Agent nor any Letter of Credit Issuer shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document in connection with the Administrative Agent’s or the Letter of Credit Issuers’ reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means. The Administrative Agent and Letter of Credit Issuers shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting in good faith upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it in good faith to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against each Lender-Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 12.20. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 12.21. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or Letter of Credit Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Letter of Credit Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Letter of Credit Issuer that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 12.22. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 12.23. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 12.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 12.24. Guarantors on the Restatement Effective Date. For the avoidance of doubt, the parties hereto acknowledge that on the Restatement Effective Date the only Guarantors are the Company, the Parent Borrower, any Intermediate Companies and the other direct and indirect Subsidiaries of the Company that on the Restatement Effective Date are parties to the Guarantee Agreement and listed on Schedule 1.1B.

Section 12.25. Departing Lenders; Amendment and Restatement; Continuing Obligations. On the Restatement Effective Date, (a) the Revolving Credit Commitment of each Lender under (and as defined in) the Existing Credit Agreement that is not party to this Agreement as a Revolving Credit Lender (the “Departing Revolving Credit Lenders”) will be terminated, all Revolving Credit Loans and all other outstanding obligations owing to each Departing Revolving Credit Lender in its capacity as a Revolving Credit Lender under the Existing Credit Agreement through the Restatement Effective Date (the “Departing Revolving Obligations”) will be repaid in full and each Departing Revolving Credit Lender will cease to be a Revolving Credit Lender under the Existing Credit Agreement and will not be a Revolving Credit Lender under this Agreement and (b) the Term A-2 Loan Commitment of each Lender under (and as defined in) the Existing Credit Agreement that is not party to this Agreement as a Term A-2 Lender (the “Departing Term A-2 Lenders” and, together with the Departing Revolving Credit Lenders, collectively, the “Departing Lenders”) will be terminated, all Term A-2 Loans and all other outstanding obligations owing to each Departing Term A-2 Lender in its capacity as a Term A-2 Lender under the Existing Credit Agreement through the Restatement Effective Date (the “Departing Term A-2 Obligations”) will be repaid in full and each Departing Term A-2 Lender will cease to be a Term A-2 Lender under the Existing Credit Agreement and will not be a Term A-2 Lender under this Agreement. As of the Restatement Effective Date, the remaining “Lenders” under (and as defined in) the Existing Credit Agreement shall be Lenders under this Agreement with Commitments as set forth on Schedule 1.1A hereto and by its execution and delivery of this Agreement, each such remaining Lender hereby consents to the execution and delivery of this Agreement and to the non-pro rata reduction of Commitments occurring on the Restatement Effective Date as a result of the termination of the Revolving Credit Commitments and Term A-2 Loan Commitments of the Departing Lenders, and the concurrent repayment in full of all Departing Revolving Obligations (whether or not due) to the Departing Revolving Credit Lenders and of all Departing Term A-2 Obligations (whether or not due) to the Departing Term A-2 Lenders. On the Restatement Effective Date, effective immediately following such terminations and repayments, the Existing Credit Agreement shall be amended, restated and superseded in its entirety by this Agreement. The parties hereto acknowledge and agree that (i) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not, and such parties do not intend that this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, constitute a novation, payment and reborrowing, or termination of the obligations of the Borrowers under the Existing Credit Agreement as in effect prior to the Restatement Effective Date and (ii) such obligations are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement, except, in each case, with respect to the Departing Lenders (except that the provisions of the Existing Credit Agreement that by their express terms survive the termination of the Existing Credit Agreement shall continue for the Departing Lenders). Without limiting the generality of the foregoing, after giving effect to the Departing Lender Commitment terminations and repayments, (i) all “Loans” outstanding under (and as defined in) the Existing Credit Agreement shall on the Restatement Effective Date become Loans hereunder, and the Administrative Agent shall take those steps which it deems necessary and appropriate (in its sole discretion) to result in each Lender holding its Applicable Percentage of all outstanding Loans (after giving effect to any Loans made on the Restatement Effective Date), (ii) all Existing Letters of Credit shall on the Restatement Effective Date become Letters of Credit hereunder, and the Administrative Agent shall take those steps which it deems necessary and appropriate (in its sole discretion) to reallocate the participation interests of the Lenders in such Letters of Credit in accordance with their respective Revolving Credit Commitment Percentages, (iii) all other “Obligations” outstanding under (and as defined in) the Existing Credit Agreement shall on the Restatement Effective Date be Obligations under this Agreement and (iv) all references to the “Credit Agreement” contained in any Loan Document shall be deemed to refer to this Agreement. To the extent the Existing Credit Agreement provides that certain terms survive the termination of the Existing Credit Agreement or survive the payment in full of principal, interest and all other amounts payable thereunder, then such terms shall survive the amendment and restatement of the Existing Credit Agreement.

Section 12.26. Canadian Anti-Money Laundering Legislation. Each Loan Party acknowledges that, pursuant to the Canadian Anti-Money Laundering & Anti-Terrorism Legislation, Canadian Economic Sanctions and Export Control Laws and “know your client” laws, the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, any Issuing Lender or the Administrative Agent, in order to comply with any applicable Canadian Anti-Money Laundering & Anti-Terrorism Legislation, Canadian Economic Sanctions and Export Control Laws and “know your client” laws, whether now or hereafter in existence.

(a) If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable Canadian Anti-Money Laundering & Anti-Terrorism Legislation, Canadian Economic Sanctions and Export Control Laws and “know your client” laws, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable Canadian Anti-Money Laundering & Anti-Terrorism Legislation, Canadian Economic Sanctions and Export Control Laws and “know your client” laws; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(b) Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent does not have any obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

ARTICLE XIII

CONTINUING GUARANTY

Section 13.1. Guaranty. The Company hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrowers to the Creditor Parties, and whether arising hereunder or under any other Loan

Document, any Specified Cash Management Agreement or any Specified Swap Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all reasonable, documented and invoiced out-of-pocket costs, attorneys’ fees and expenses incurred by the Creditor Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Company, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Company under this Guaranty, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Section 13.2. Rights of Creditor Parties. The Company consents and agrees that the Creditor Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the Letter of Credit Issuers and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, the Company consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Company under this Guaranty or which, but for this provision, might operate as a discharge of the Company.

Section 13.3. Certain Waivers. The Company waives (a) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor (other than defense of payment or performance), or the cessation from any cause whatsoever (including any act or omission of any Creditor Party) of the liability of the Borrowers; (b) any defense based on any claim that the Company’s obligations exceed or are more burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting the Company’s liability hereunder; (d) any right to proceed against any Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Creditor Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Creditor Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties (other than defense of payment or performance). The Company expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

Section 13.4. Obligations Independent. The obligations of the Company hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against the Company to enforce this Guaranty whether or not any Borrower or any other person or entity are joined as a party.

Section 13.5. Subrogation. The Company shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until this Guaranty is terminated as provided in Section 13.11. If any amounts are paid to the Company in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Creditor Parties and shall forthwith be paid to the Creditor Parties to reduce the amount of the Obligations, whether matured or unmatured.

Section 13.6. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect as expressly provided in Section 13.11. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or the Company is made, or any of the Creditor Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Creditor Parties in their discretion) to be repaid to a trustee, receiver, Controller, administrator or any other Person, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Creditor Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Company under this paragraph shall survive termination of this Guaranty.

Section 13.7. Subordination. The Company hereby subordinates the payment of all obligations and indebtedness of any Borrower owing to the Company, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower to the Company as subrogee of the Creditor Parties or resulting from the Company’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Creditor Parties so request, any such obligation or indebtedness of any Borrower to the Company shall be enforced and performance received by the Company as trustee for the Creditor Parties and the proceeds thereof shall be paid over to the Creditor Parties on account of the Obligations, but without reducing or affecting in any manner the liability of the Company under this Guaranty.

Section 13.8. Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Company or any Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Company immediately upon demand by the Creditor Parties.

Section 13.9. Condition of Borrowers. The Company acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as the Company requires, and that none of the Creditor Parties has any duty, and the Company is not relying on the Creditor Parties at any time, to disclose to the Company any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (the Company waiving any duty on the part of the Creditor Parties to disclose such information and any defense relating to the failure to provide the same).

Section 13.10. Keepwell. The Company hereby jointly and severally absolutely, unconditionally and irrevocably with each other Qualified ECP Guarantor hereby undertakes to provide such funds or other support as may be needed from time to time by each Guarantor that would otherwise not be an “eligible contract participant” as defined in the Commodity Exchange Act to honor all of its obligations under this Agreement in respect of Specified Swap Obligations. The obligations of the Company under this Section 13.10 shall remain in full force and effect until the indefeasible payment in full in cash of all the Obligations (other than Specified Cash Management Obligations, Specified Swap Obligations or contingent indemnification obligations and other contingent obligations, in each case, not then due or asserted). The Company intends that this Section 13.10 constitute, and this Section 13.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

Section 13.11. Termination.

(a) This Guarantee shall terminate upon Payment in Full.

(b) In connection with any termination or release, the Administrative Agent shall execute and deliver to the Company, at the Company’s expense, all documents that the Company shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 13.11 shall be without recourse to, or representation or warranty by. the Administrative Agent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PARENT BORROWER:

AMERICOLD REALTY OPERATING PARTNERSHIP, L.P.

By:	/s/ Christopher J. Papa
Name: Christopher J. Papa
Title: Executive Vice President, Chief Financial Officer

COMPANY:

AMERICOLD REALTY TRUST, INC.

By:	/s/ Christopher J. Papa
Name: Christopher J. Papa
Title: Executive Vice President, Chief Financial Officer

[Signature Page to Americold Amended and Restated Syndicated Facility Agreement]

DESIGNATED BOROWERS:

NOVA COLD LOGISTICS ULC

By:	/s/ Christopher J. Papa
Name: Christopher J. Papa
Title: Treasurer, Executive Vice President and Chief Financial Officer

[Signature Page to Amended and Restated Credit Agreement]

AMERICOLD AUSTRALIAN HOLDINGS PTY LTD. ACN 117 491 291 in accordance with section 127(1) of the Corporations Act 2001 (Cth) Australia

By:	/s/ Nathan Hale Harwell
Name: Nathan Hale Harwell
Title: Director

By:	/s/ Richard Charles Winnall
Name: Richard Charles Winnall
Title: Director

[Signature Page to Amended and Restated Credit Agreement]

ICECAP PROPERTIES NZ LIMITED

By:	/s/ Richard Charles Winnall
Name: Richard Charles Winnall
Title: Director

By:	/s/ Nathan Hale Harwell
Name: Nathan Hale Harwell
Title: Director

[Signature Page to Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ DeWayne D. Rosse
Name: DeWayne D. Rosse
Title: Vice President

[Signature Page to Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Dennis Kwan
Name: Dennis Kwan
Title: Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK N.A., as a Lender

By:	/s/ Cody A. Canafax
Name: Cody A. Canafax
Title: Executive Director

[Signature Page to Amended and Restated Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Christopher Albano
Name: Christopher Albano
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Brian Gross
Name: Brian Gross
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

COOPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a Lender

By:	/s/ Stewart Kalish
Name: Stewart Kalish
Title: Executive Director

By:	/s/ Joshua Leonard
Name: Joshua Leonard
Title: Vice President

[Signature Page to Amended and Restated Credit Agreement]

TRUIST BANK, as a Lender

By:	/s/ C. Vincent Hughes, Jr.
Name: C. Vincent Hughes, Jr.
Title: Director

[Signature Page to Amended and Restated Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Andrew T. White
Name: Andrew T. White
Title: Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

REGIONS BANK, as a Lender

By:	/s/ Ghi S. Gavin
Name: Ghi S. Gavin
Title: Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

ING CAPITAL LLC, as a Lender

By:	/s/ Fabien Villemalard
Name: Fabien Villemalard
Title: Director

By:	/s/ Clemens Willeke
Name: Clemens Willeke
Title: Director

[Signature Page to Amended and Restated Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

AGCOUNTRY FARM CREDIT SERVICES FLCA, as a Lender

By:	/s/ Ryan Wittler
Name: Ryan Wittler
Title: Portfolio Manager – Capital Markets

[Signature Page to Amended and Restated Credit Agreement]

COMPEER FINANCIAL, PCA, as a Lender

By:	/s/ Mike C. Hawkins
Name: Mike C. Hawkins
Title: Director, Capital Markets

[Signature Page to Amended and Restated Credit Agreement]

AGFIRST FARM CREDIT BANK, as a Lender

By:	/s/ Brandon Waring
Name: Brandon Waring
Title: VP Capital Markets

[Signature Page to Amended and Restated Credit Agreement]

FARM CREDIT MID AMERICA PCA, as a Lender

By:	/s/ Bradley S. Ritter
Name: Bradley S. Ritter
Title: Vice President Food and Agribusiness Fixed Income

[Signature Page to Amended and Restated Credit Agreement]

COBANK, ACB, as a Lender

By:	/s/ Bentley Hodges
Name: Bentley Hodges
Title: Vice President

[Signature Page to Amended and Restated Credit Agreement]

FARM CREDIT CANADA, as a Lender

By:	/s/ Olivia Chmelowski
Name: Olivia Chmelowski
Title: Corporate Finance Associate

[Signature Page to Amended and Restated Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Vijay Kant
Name: Vijay Kant
Title: Managing Director & Head

[Signature Page to Amended and Restated Credit Agreement]

CITIZENS BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Sandra DeToto
Name: Sandra DeToto
Title: Vice President

[Signature Page to Amended and Restated Credit Agreement]

FARM CREDIT SERVICES OF AMERICA PCA, as a Lender

By:	/s/ Jaden Coen
Name: Jaden Coen
Title: Portfolio Manager – Capital Markets

[Signature Page to Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Elizabeth Tosin
Name: Elizabeth Tosin
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender

By:	/s/ Elizabeth Tosin
Name: Elizabeth Tosin
Title: Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Melissa Costello
Name: Melissa Costello
Title: Assistant Vice President

[Signature Page to Amended and Restated Credit Agreement]

RAYMOND JAMES BANK, N.A., as a Lender

By:	/s/ Alexander Sierra
Name: Alexander Sierra
Title: SVP

[Signature Page to Amended and Restated Credit Agreement]